      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                  FORM 10/A-2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                                  AMSURG CORP.
             (Exact name of registrant as specified in its charter)

                  TENNESSEE                                     62-1493316
       (State or other jurisdiction of                       (I.R.S. employer
       incorporation or organization)                       identification no.)

         ONE BURTON HILLS BOULEVARD
                  SUITE 350
                NASHVILLE, TN                                      37215
  (Address of principal executive offices)                      (Zip code)

                                 (615) 665-1283
               Registrant's telephone number, including area code

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                  TITLE OF EACH CLASS                                  NAME OF EACH EXCHANGE ON WHICH
                  TO BE SO REGISTERED                                  EACH CLASS IS TO BE REGISTERED


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                       Class A Common Stock, no par value

                       Class B Common Stock, no par value

================================================================================

                           [AMERICAN HEALTHCORP LOGO]
                           One Burton Hills Boulevard
                           Nashville, Tennessee 37215

                                                                    May   , 1997
Dear Fellow Stockholder:

    This Information Statement contains important information regarding AmSurg Corp. ("AmSurg"), and how American Healthcorp, Inc. ("AHC") will distribute all of the AmSurg common stock owned by AHC to the holders of AHC common stock (the "Distribution"). AHC currently owns approximately 59% of the outstanding AmSurg common stock.

    The Distribution will result in your ownership of shares of two independent public companies: AHC, which will focus its business strategy on operating hospital-based diabetes treatment centers and providing diabetes disease management services for managed care organizations and other third party payors, and AmSurg, which will focus its business strategy on the acquisition, development and operation of practice-based ambulatory surgery centers and the development and operation of start-up specialty physician networks associated with these centers. We are excited about the prospects of both companies. Your Board of Directors believes that the Distribution by AHC will enable AHC and AmSurg to develop, finance and manage their businesses more effectively and should better position the two companies to provide greater total value to stockholders.

    Prior to the Distribution, AmSurg will effect a recapitalization (the "Recapitalization"), pursuant to which every three shares of outstanding AmSurg common stock will be converted into one share of AmSurg Class A common stock, no par value ("Class A Common Stock"). Immediately following the Recapitalization, AHC will exchange (the "Exchange") all of its shares of Class A Common Stock for shares of AmSurg Class B common stock, no par value ("Class B Common Stock"). The sole purposes for the Recapitalization and the Exchange are to reduce the number of outstanding shares of AmSurg common stock on a one for three basis through a reverse stock split to permit such shares to trade at proportionally higher per share prices and to increase the voting power of AHC in AmSurg prior to the Distribution to the extent required in order for the Distribution to qualify for substantially tax-free treatment for federal income tax purposes.


    The shares of Class A Common Stock will have one vote per share on all matters, while the shares of Class B Common Stock will have eight votes per share on the election and removal of directors of AmSurg and one vote per share on all other matters. The Distribution to AHC stockholders will be of the Class B Common Stock held by AHC, which shares will convert automatically into shares of Class A Common Stock on the first transfer of any such shares following the Distribution. The Class A Common Stock and the Class B Common Stock will be identical in all other respects. The shares of Class A Common Stock have been approved for listing on the Nasdaq National Market effective upon the Distribution.



    If you are a holder of AHC common stock on June   , 1997, the record date
for the Distribution, you will receive, in the Distribution, 69 shares of Class B Common Stock for every 100 shares of AHC common stock you own on that date, as such ratio may be adjusted for issuances of AHC common stock after April 30, 1997. Holders of AHC common stock will receive cash in lieu of any fractional shares of Class B Common Stock. AHC stockholders will be subject to federal income taxation with respect to approximately 1.5% of the shares of the Class B Common Stock received by them in the Distribution, the exact amount of which will be provided by AHC along with other information concerning this taxable amount. Receipt of the remaining 98.5% of the shares by the AHC stockholders is expected to be exempt from federal income taxation. Consummation of the
Distribution is expected to occur on June   , 1997. Consummation of the
Distribution is subject to the satisfaction or waiver of various conditions described in this Information Statement.


    This Information Statement also sets forth information about AmSurg and the rights of the Class A Common Stock and Class B Common Stock, and contains financial statements and other financial information. Due to the importance of the information contained in this document, you are urged to read the Information Statement carefully.

    STOCKHOLDERS OF RECORD ON THE RECORD DATE FOR THE DISTRIBUTION WILL BE ENTITLED AUTOMATICALLY TO PARTICIPATE IN THE DISTRIBUTION AND ARE NOT REQUIRED TO DO ANYTHING TO BECOME ENTITLED TO SO PARTICIPATE. YOU DO NOT NEED TO TURN IN YOUR AHC STOCK CERTIFICATE. NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

                                          SINCERELY,

                                          /S/ THOMAS G. CIGARRAN
                                          --------------------------------------
                                          THOMAS G. CIGARRAN
                                          Chairman and Chief Executive Officer

[AMSURG LETTERHEAD]

                                                                    May   , 1997

Dear American Healthcorp, Inc. Stockholder:

     Upon the distribution by American Healthcorp, Inc. ("AHC") of the shares of AmSurg common stock owned by AHC (the "Distribution"), each of you will become holders of AmSurg Corp. ("AmSurg") Class B common stock, no par value. As an AHC stockholder you have indirectly owned an interest in AmSurg because it has operated as a majority-owned subsidiary of AHC since 1992. As a result of the Distribution, AmSurg will be an independent public company with the ability to develop, finance and manage its business separately from AHC. We appreciate your past support of AmSurg and would like to welcome you as a direct stockholder in AmSurg at this exciting moment in the company's history. We expect to continue our business as a leader in the development, acquisition and operation of practice-based ambulatory surgery centers. We believe the Distribution will position us to maximize our growth potential.

     AmSurg was formed in April 1992 for the purpose of developing, acquiring and operating practice-based ambulatory surgery centers, in partnerships with physician practice groups, throughout the United States. Each of the surgery centers provides a narrow range of high volume, lower-risk surgical procedures, generally in a single specialty, and has been designed with a cost structure that enables AmSurg to charge fees which management believes are generally less than those charged by hospitals and freestanding outpatient surgery centers for similar services performed on an outpatient basis. While the majority of AmSurg's existing ambulatory surgery centers specialize in gastroenterology, AmSurg's growth strategy focuses on the development and acquisition of practice-based ambulatory surgery centers and the development of start-up specialty physician networks in five specialties: gastroenterology, ophthalmology, orthopaedic surgery, urology and otolaryngology.

     Several trends in the healthcare industry, including the continued penetration of managed care into the healthcare arena and the importance of market share growth in maintaining and increasing profits, have led AmSurg to expand its growth strategy to include the development of specialty physician networks. AmSurg believes that it can strengthen its position with managed care organizations through the development of single specialty physician networks in combination with practice-based ambulatory surgery centers strategically located throughout a medical market area.

     We are excited about operating AmSurg as an independent publicly traded company and the opportunities for future development and growth of our business. We expect these opportunities to translate into greater value to you and all AmSurg stockholders.

                                          Sincerely,

                                          /S/ KEN P. MCDONALD
                                          Ken P. McDonald
                                          President

[AMSURG LETTERHEAD]

                         CROSS-REFERENCE SHEET BETWEEN
                             INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

FORM 10 ITEM NUMBER AND CAPTION                     CAPTION IN INFORMATION STATEMENT
-------------------------------                     --------------------------------
 1.  Business.....................................  Summary; Risk Factors; Selected Historical and Pro Forma
                                                      Financial Data of AmSurg; Management's Discussion and
                                                      Analysis of Financial Condition and Results of
                                                      Operations of AmSurg; Business of AmSurg
 2.  Financial Information........................  Summary; Risk Factors; Selected Historical and Pro Forma
                                                      Financial Data of AmSurg; Management's Discussion and
                                                      Analysis of Financial Condition and Results of
                                                      Operations of AmSurg; Business of AmSurg
 3.  Properties...................................  Business of AmSurg
 4.  Security Ownership of Certain Beneficial
       Owners and Management......................  Security Ownership of Certain Beneficial Owners and
                                                      Management
 5.  Directors and Executive Officers.............  Management of AmSurg
 6.  Executive Compensation.......................  Management of AmSurg
 7.  Certain Relationships and Related
       Transactions...............................  The Distribution; Certain Relationships and Related
                                                      Transactions
 8.  Legal Proceedings............................  Business of AmSurg
 9.  Market Price of and Dividends on the
       Registrant's Common Equity and Related
       Stockholder Matters........................  Summary; Description of Capital Stock; Security Ownership
                                                      of Certain Beneficial Owners and Management
10.  Recent Sales of Unregistered Securities......  Recent Sales of Unregistered Securities
11.  Description of Registrant's Securities to be
       Registered.................................  Description of Capital Stock
12.  Indemnification of Directors and Officers....  Management of AmSurg; Description of Capital Stock
13.  Financial Statements and Supplementary
       Data.......................................  Selected Historical and Financial Data of AmSurg;
                                                      Management's Discussion and Analysis of Financial
                                                      Condition and Results of Operations of AmSurg; Index to
                                                      Financial Statements
14.  Changes in and Disagreements with Accountants
       on Accounting and Financial Disclosure.....  Not Applicable
15.  Financial Statements and Exhibits............  Index to Financial Statements; Index to Exhibits

                             INFORMATION STATEMENT

                                 [AMSURG LOGO]
                                  COMMON STOCK
                                 (NO PAR VALUE)


    This Information Statement/Registration Statement (the "Information Statement") is being furnished to stockholders of American Healthcorp, Inc., a Delaware corporation ("AHC"), in connection with the pro rata distribution (the "Distribution") by AHC to its stockholders of all of the common stock of AmSurg Corp., a Tennessee corporation ("AmSurg"), owned by AHC. The Distribution is
expected to occur on June   , 1997.



    Prior to the Distribution, AmSurg will effect a recapitalization (the "Recapitalization"), pursuant to which every three shares of AmSurg common stock will be converted into one share of AmSurg Class A common stock, no par value (the "Class A Common Stock"). The Recapitalization will reduce on a one for three basis the number of outstanding shares of common stock of AmSurg through a reverse stock split (the "Reverse Stock Split"). The sole purpose of the Reverse Stock Split is to permit the shares of Class A Common Stock to trade at proportionately higher per share prices following the Distribution. Immediately following the Recapitalization, AHC will exchange (the "Exchange") its shares of Class A Common Stock for shares of AmSurg Class B common stock, no par value (the "Class B Common Stock" and, together with the Class A Common Stock, the "AmSurg Common Stock"). The sole purpose for the Exchange is to increase the voting power of AHC in AmSurg prior to the Distribution to the extent required in order for the Distribution to qualify for substantially tax-free treatment for federal income tax purposes. The shares of Class A Common Stock will have one vote per share on all matters, while the shares of Class B Common Stock will have eight votes per share on the election and removal of directors of AmSurg and one vote per share on all other matters. The shares of Class B Common Stock will convert automatically into shares of Class A Common Stock on the first transfer following the Distribution. The shares of Class A Common Stock and Class B Common Stock will be entitled to share ratably in any dividends other than dividends payable with respect to AmSurg preferred stock. In all other respects, the Class A Common Stock and Class B Common Stock are expected to be identical. No further shares of Class B Common Stock will be issued following the Distribution.



    In the Distribution, each holder of shares of AHC common stock, par value
$.001 per share (the "AHC Common Stock"), on June   , 1997 (the "Distribution
Record Date") will receive a dividend of 69 shares of Class B Common Stock for every 100 shares of AHC Common Stock owned by such holder on the Distribution Record Date, as such ratio may be adjusted for issuances of AHC Common Stock after April 30, 1997, with cash being paid in lieu of fractional interests in a share of Class B Common Stock.


    No consideration will be paid by AHC stockholders for the shares of AmSurg Common Stock to be received by them in the Distribution nor will they be required to surrender or exchange shares of AHC Common Stock in order to receive Class B Common Stock. There is currently no public trading market for the shares of AmSurg Common Stock and no trading market will exist for Class B Common Stock as each share of Class B Common Stock automatically converts to Class A Common Stock on its first transfer. The Class A Common Stock has been approved for listing on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "AMSG."

    The Distribution is subject to the satisfaction or waiver of a number of other conditions, as described in "THE DISTRIBUTION -- Conditions" in this Information Statement. A copy of the Distribution Agreement is set forth as Appendix A to this Information Statement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN MATTERS THAT SHOULD BE CONSIDERED WITH RESPECT TO THE SHARES OF AMSURG COMMON STOCK.
                             ---------------------

    THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY ONLY BE
  MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT TO AN EFFECTIVE REGISTRATION
           STATEMENT AND OTHERWISE IN COMPLIANCE WITH APPLICABLE LAW.
                             ---------------------

THE SECURITIES TO BE ISSUED IN THE DISTRIBUTION HAVE NOT BEEN APPROVED OR
   DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
     SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Information Statement is May   , 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
SUMMARY.....................................................    2
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF AMSURG...    9
SUMMARY FINANCIAL DATA OF AHC...............................   10
RISK FACTORS................................................   11
  Prior Reliance on AHC.....................................   11
  Dependence on Growth Strategy; Capital Needed for
     Growth.................................................   11
  Ability to Manage Growth..................................   11
  Dependence on Relationships with Physician Partners; Risks of Conflicts of Interest, Disputes and Contingent
     Obligations............................................   12
  Contingent Repurchase Obligations.........................   12
  Risks Associated with Capitated Payment Arrangements......   12
  Dependence on Third-Party Reimbursement; Risk of Fee
     Reductions or Exclusion from Managed Care
     Arrangements...........................................   13
  Risks Associated with Medicare-Medicaid Illegal
     Remuneration ("anti-kickback") Laws....................   13
  Risks Associated with Physician Self-Referral Laws........   14
  Risks Related to Laws Governing Corporate Practice of
     Medicine...............................................   14
  Risk of Potential Applicability of Insurance
     Regulations............................................   14
  Risks of Compliance with Other Government Regulation......   15
  Risks Related to Intangible Assets........................   15
  Competition...............................................   15
  Risk Factors Regarding AHC after Distribution.............   15
  Effect of the Distribution on the AHC Common Stock........   16
  Certain Federal Income Tax Considerations.................   16
  Proposed Treasury Regulation Regarding Tax Deduction for
     Amortization of Goodwill...............................   16
  No Prior Market for AmSurg Common Stock...................   17
  Shares Eligible for Future Sale...........................   17
  Dilution and Impact of AmSurg Preferred Stock.............   18
  Certain Antitakeover Effects..............................   18
  Risks Associated With Forward-Looking Statements..........   18
THE DISTRIBUTION............................................   19
  Background and Reasons for the Distribution...............   19
  The Recapitalization and Exchange.........................   23
  The Distribution Agreement................................   25
  Conditions................................................   26
  Manner of Effecting the Distribution......................   27
  Listing of Class A Common Stock; Restrictions on Resale;
     Conversion of Class B Common Stock.....................   27
  Interests of Certain Persons in the Distribution..........   28
  The Management Agreement..................................   28
  Adjustment of AHC Stock Options...........................   29
  Accounting Treatment......................................   29
  Certain Federal Income Tax Consequences...................   30
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
  AMSURG....................................................   33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF AMSURG.......................   34
  Overview..................................................   34
  Results of Operations.....................................   35
  Liquidity and Capital Resources...........................   38
  Recent Accounting Pronouncements..........................   39

                                                              PAGE
                                                              ----
CAPITALIZATION OF AMSURG....................................   40
SELECTED FINANCIAL DATA OF AHC..............................   41
BUSINESS OF AHC AFTER DISTRIBUTION..........................   42
BUSINESS OF AMSURG..........................................   43
  Industry Overview.........................................   43
  Strategy..................................................   44
  Acquisition and Development of Surgery Centers............   44
  Surgery Center Locations..................................   47
  Surgery Center Operations.................................   47
  Specialty Physician Networks and Practices................   48
  Revenues..................................................   49
  Competition...............................................   50
  Government Regulation.....................................   50
  Properties................................................   53
  Employees.................................................   54
  Legal Proceedings and Insurance...........................   54
MANAGEMENT OF AMSURG........................................   55
  Directors and Executive Officers..........................   55
  Committees of the Board of Directors......................   56
  Compensation of Directors.................................   57
  Director and Officer Indemnification and Limitation of
     Liability..............................................   57
  Executive Compensation....................................   59
  Employment Agreements.....................................   60
  Stock Incentive Plans.....................................   61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   67
  Management Agreement......................................   67
  Administrative Services Agreement.........................   67
  Advisory Agreements.......................................   67
  Lease Arrangement.........................................   68
  Other Arrangements........................................   68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   69
DESCRIPTION OF CAPITAL STOCK................................   71
  Authorized Capital Stock..................................   71
  1992 Stockholders' Agreement..............................   73
  Registration Agreement....................................   74
  Stockholders' Agreements..................................   74
  Certain Provisions of the Charter, Bylaws, and Tennessee
     Law....................................................   74
SHARES ELIGIBLE FOR FUTURE SALE.............................   77
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDICES
  Appendix A: Distribution Agreement
  Appendix B: Opinion of J.C. Bradford & Co.
  Appendix C: Opinion of Morgan Keegan & Co., Inc.

                             AVAILABLE INFORMATION

     AmSurg has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form 10 (such registration statement, as it may be amended or supplemented, the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of Class A Common Stock and Class B Common Stock. This Information Statement does not contain all of the information which is set forth in the Registration Statement and the exhibits and schedules thereto. The Registration Statement and the exhibits thereto are available for inspection and copying without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Seven World Trade Center, Suite 1300, New York, New York 10048 and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036. Copies of such information are obtainable by mail from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Copies of such material may also be obtained from the SEC's web site (http://www.sec.gov).

     Following the Distribution, AmSurg will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file annual, quarterly and other reports, proxy statements and other information with the SEC. The reports, proxy statements and other information which will be filed by AmSurg with the SEC will be available for inspection and copying at the SEC's Public Reference Section referred to above. Copies of such material will be obtainable by mail at prescribed rates by writing the Public Reference Section of the SEC at the address referred to above and from the SEC's web site (http://www.sec.gov).

     NO PERSON IS AUTHORIZED BY AHC OR AMSURG TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR CONSUMMATION OF THE DISTRIBUTION CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AHC OR AMSURG SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included in this Information Statement and the Distribution Agreement set forth as Appendix A to the Information Statement. Stockholders are urged to read this Information Statement and the Distribution Agreement in their entirety. Unless otherwise noted, the financial statements and other financial information relating to AHC and AmSurg and data and information as to the shares of AmSurg Common Stock included herein give effect to the Recapitalization, the Exchange and the Distribution. Unless the context otherwise requires, the term "AmSurg" refers to AmSurg and its subsidiaries and the term "AHC" refers to AHC and its subsidiaries following the Distribution.

                                     AMSURG

     AmSurg was formed in April 1992 for the purpose of developing, acquiring and operating practice-based ambulatory surgery centers, in partnerships with physician practice groups, throughout the United States. An AmSurg surgery center is typically located adjacent to or in the immediate vicinity of the specialty medical practice of a physician group partner's office. Each of the surgery centers offers a narrow range of high volume, lower-risk surgical procedures, generally in a single specialty, and has been designed with a cost structure that enables AmSurg to charge fees which management believes are generally less than those charged by hospitals and freestanding outpatient surgery centers for similar services performed on an outpatient basis. As of March 31, 1997, AmSurg owned a majority interest in 28 surgery centers in ten states and the District of Columbia, operated another center pursuant to a management agreement and owned a majority interest in two physician practice groups. As of March 31, 1997, AmSurg also had 20 centers under development and had executed letters of intent to acquire or develop four additional centers. AmSurg is utilizing selected surgery centers as a base to develop start-up specialty physician networks that are designed to serve large numbers of covered lives and thus strengthen AmSurg's position in dealing with managed care organizations. As of March 31, 1997, AmSurg had established three start-up specialty physician networks, located in the south Florida market and in Knoxville, Tennessee and Montgomery, Alabama.

     In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of healthcare expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers. AmSurg believes that it is a leader in the development, acquisition and operation of practice-based ambulatory surgery centers.

     While the majority of AmSurg's existing ambulatory surgery centers specialize in gastroenterology, AmSurg's growth strategy focuses on the development and acquisition of practice-based ambulatory surgery centers, start-up specialty physician networks and physician practices in five specialties: gastroenterology, ophthalmology, orthopaedic surgery, urology and otolaryngology. AmSurg believes that it can strengthen its position with managed care organizations through the development of single specialty physician networks in combination with practice-based ambulatory surgery centers strategically located throughout a medical market area.

     AmSurg markets its surgery centers and networks directly to third-party payors, including health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), other managed care organizations and employers. Marketing activities emphasize the high quality of care, cost advantages and convenience of AmSurg's surgery centers and are focused on making each center an approved provider under local managed care plans. In addition, AmSurg is developing networks with selected physician groups in order to market to managed care payors a comprehensive specialty physician network that includes its surgery centers.

     AmSurg ambulatory surgery centers are typically owned through limited and general partnerships or limited liability companies in which a subsidiary of AmSurg is a general partner or member and holds a majority interest. The other partners of the partnerships and members of the limited liability companies are physicians or physician practice groups that generally have offices adjacent to or in close proximity to the surgery center. In development projects, the capital contributed by the physicians and AmSurg, together with bank financing, provide the partnership or limited liability company with the funds necessary to construct and equip the surgery center and to provide initial working capital.

     The start-up specialty physician networks are also owned through limited partnerships or limited liability companies in which a subsidiary of AmSurg is a general partner or member and holds a majority interest. The other partners or members are individual physicians who will provide the medical services to the patient population covered by contracts which the network will seek to enter into with managed care payors. These entities are funded by AmSurg and the physicians on a pro rata basis based on their ownership interests.

     AmSurg is incorporated in Tennessee. Its principal executive offices are located at One Burton Hills Boulevard, Nashville, Tennessee 37215, and its telephone number is (615) 665-1283.

     AN INVESTMENT IN SHARES OF AMSURG COMMON STOCK IS SUBJECT TO VARIOUS RISKS. SEE "RISK FACTORS."

                                THE DISTRIBUTION

DISTRIBUTING COMPANY.......  The distributing company is AHC. Following consummation of the Distribution, AHC, through its wholly-owned subsidiary, Diabetes Treatment Centers of America, Inc. ("DTCA"), will continue to operate hospital-based diabetes treatment centers and to provide diabetes disease management services for managed care organizations and other third party payors. DTCA's hospital-based diabetes treatment centers are designed to create centers of excellence for the treatment of diabetes in the community in which they are located and thereby increase the hospitals' market share of diabetes patients and lower the hospitals' cost of providing services to this population. DTCA's disease management products are designed to assist healthcare payors in reducing the total cost and improving the quality of care for individuals with diabetes through intensive diabetes education, patient support and treatment regimens, as well as comprehensive management of all care delivered to these individuals. AHC, through its wholly-owned subsidiary, Arthritis and Osteoporosis Care Center, Inc. ("AOCC"), operates two arthritis and osteoporosis treatment centers providing comprehensive treatment to individuals with arthritis and osteoporosis. On March 10, 1997, the last full trading day prior to the announcement of the execution of the Distribution Agreement and the filing of this Information Statement with the SEC, the closing sale price per share of AHC Common Stock was $13.

PURPOSES OF THE
  DISTRIBUTION.............  The Distribution is designed to separate the two principal operating businesses of AHC so that each may maximize its value by adopting strategies and pursuing objectives appropriate to its specific needs. The principal purpose of the Distribution for the AmSurg operating business is to enable it to have access to debt and equity capital markets as an independent, publicly traded company in order to finance the development and acquisition of ambulatory surgery centers and specialty physician networks. The principal purpose of the Distribution for AHC is to enable AHC to focus its capital resources on the development of DTCA's comprehensive diabetes disease management services for managed care organizations and other third party payors. The Distribution will enable management of both AHC and AmSurg to focus on each company's core business, provide liquidity for the AmSurg minority stockholders and permit AHC investors to choose more precisely and monitor their investments. See "THE
                             DISTRIBUTION -- Background and Reasons for the Distribution."

SECURITIES TO BE
  DISTRIBUTED..............  All of the outstanding shares of Class B Common
                             Stock, which is expected to be 5,530,131 shares of Class B Common Stock, will be distributed. As of April 30, 1997, AHC owned 59% of the outstanding shares of common stock of AmSurg. As of that date, 31% of the remaining shares of AmSurg common stock were owned by physicians who acquired their shares in connection with AmSurg's acquisition or development of ambulatory surgery centers and the remaining 10% were owned by management and certain other investors who acquired their shares in private transactions. See "THE DISTRIBUTION."

DISTRIBUTION AGREEMENT.....  The Distribution will be accomplished pursuant to the terms and conditions of the Distribution
                             Agreement, dated as of March 7, 1997, by and between AHC and AmSurg set forth as Appendix A hereto (the "Distribution Agreement").

DISTRIBUTION RATIO.........  69 shares of Class B Common Stock will be distributed for each 100 shares of AHC Common Stock outstanding on the Distribution Record Date, as such ratio may be adjusted for issuances of AHC Common Stock after April 30, 1997. Holders of AHC Common Stock will receive cash in lieu of any fractional shares of Class B Common Stock that would otherwise be distributed. No consideration will be paid by AHC stockholders for the shares of AmSurg Common Stock to be received by them, nor will they be required to surrender or exchange shares of AHC Common Stock in order to receive shares of AmSurg Common Stock. See "THE DISTRIBUTION."

AUTOMATIC CONVERSION OF
  CLASS B COMMON STOCK UPON
  TRANSFER.................  Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer following the Distribution, including transfers by gift but excluding transfers of the Class B Common Stock from the beneficial owner into street name, from street name to the beneficial owner and by pledge. Stockholders will not be required to effect a conversion of their shares of Class B Common Stock in order to settle any transfer or to sell their shares on the Nasdaq National Market. See "DESCRIPTION OF CAPITAL STOCK."


VOTING AND OTHER RIGHTS OF
  CLASS A COMMON STOCK AND
  CLASS B COMMON STOCK.....  Each share of Class A Common Stock will have one vote per share on all matters, while each share of Class B Common Stock will have eight votes per share in the election and removal of directors of AmSurg and one vote per share on all other matters. The Class A Common Stock and Class B Common Stock will vote together as a single class on all matters except those that would adversely affect the rights of either class. The shares of Class A Common Stock and Class B Common Stock will be entitled to share ratably in any dividends other than dividends payable with respect to AmSurg preferred stock. AmSurg will not have the right to issue any Class B Common Stock following the Distribution. The Class A Common Stock and Class B Common Stock will be identical in all other respects. See "DESCRIPTION OF CAPITAL STOCK."

TRADING MARKET.............  The Class A Common Stock has been approved for listing on the Nasdaq National Market under the symbol "AMSG." See "THE DISTRIBUTION -- Listing of Class A Common Stock; Restrictions on Resale; Conversion of Class B Common Stock." The combined trading prices of AHC Common Stock and Class A Common Stock after the Distribution may be less than, equal to or greater than the trading price of AHC Common Stock before the Distribution.


DISTRIBUTION RECORD DATE...  June   , 1997



DISTRIBUTION DATE..........  The Distribution will take place following the satisfaction or waiver of the conditions set forth in the Distribution Agreement. It is anticipated
                             that the Distribution will take place on June   ,
                             1997. Stock certificates representing the shares of Class B Common Stock to be distributed will be mailed by the Distribution Agent as soon as practicable after the Distribution. No action of an AHC stockholder is necessary to receive the certificates.


CONDITIONS TO
  DISTRIBUTION.............  The Distribution is subject to a number of conditions, including the following: (i) the receipt of a letter ruling from the Internal Revenue Service (the "IRS") with respect to the substantially tax-free status of the Distribution for federal income tax purposes; (ii) the listing of the Class A Common Stock on a national securities exchange or for inclusion in the Nasdaq National Market or such other trading market as the parties may agree; (iii) the approval by the AmSurg stockholders of the amendment and restatement of AmSurg's Charter (the "AmSurg Charter"), the amendment and restatement of the AmSurg Bylaws (the "AmSurg Bylaws") and various other matters; (iv) the receipt by the Special Committee of the Board of Directors of AmSurg of the opinion of J.C. Bradford & Co. ("J.C. Bradford") that the Recapitalization, Exchange and the Distribution are fair, from a financial point of view, to the stockholders of AmSurg, other than AHC, and the receipt by the Board of Directors of AHC of the opinion of Morgan Keegan & Co., Inc. ("Morgan Keegan") that the Distribution, Recapitalization and Exchange are fair, from a financial point of view, to the AHC stockholders, and confirmation of such opinions prior to the Distribution; and (v) the approval of the Recapitalization and the Exchange by the holders of at least a majority of the voting power of the outstanding shares of capital stock of AmSurg, with the holders of no more than 5% of the outstanding shares exercising dissenters' rights of appraisal under Tennessee law. AHC, as the holder of 59% of the voting power of the common stock of AmSurg on April 30, 1997, has agreed to vote in favor of the Recapitalization and the Exchange and the amendment and restatement of the AmSurg Charter and AmSurg Bylaws. The holders of AmSurg preferred stock also must approve the amendment and restatement of the AmSurg Charter. See "THE DISTRIBUTION -- Conditions."

RECAPITALIZATION AND
  EXCHANGE.................  Immediately prior to consummation of the
                             Distribution, AmSurg will (a) undergo a
                             Recapitalization, in which AmSurg will convert every three shares of AmSurg common stock held by all existing AmSurg stockholders, including AHC, into one share of Class A Common Stock and authorize the issuance of Class B Common Stock to AHC in the Exchange and (b) effect the Exchange by issuing 5,530,131 shares of Class B Common Stock to AHC in exchange for the same number of shares of Class A Common Stock. The Class B Common Stock will have as of the date of Distribution approximately 91% of the voting power of the capital stock of AmSurg in election and removal of directors. As part of the Recapitalization, AmSurg also will convert every three shares of Series A Redeemable Preferred Stock, no par value (the "Series A Preferred Stock") and Series B Convertible Preferred Stock, no par value (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "AmSurg Preferred Stock") into one share of Series A Preferred Stock and Series B Preferred Stock, respectively. The sole purposes of the Recapitalization and the Exchange are (a) to reduce the number of outstanding shares of AmSurg common stock on a one for three basis through a Reverse Stock Split so as to permit the shares of AmSurg Common Stock to trade at proportionately higher per share prices following the Distribution, and (b) to increase the voting power of AHC immediately prior to the Distribution as required in order to effect the Distribution on a substantially tax-free basis for federal income tax purposes. See "THE DISTRIBUTION -- The Recapitalization and Exchange."


DISTRIBUTION AGENT,
  TRANSFER AGENT AND
  REGISTRAR................  SunTrust Bank, the transfer agent for the AHC
                             Common Stock, will serve as the distribution agent (the "Distribution Agent") and as the transfer agent and registrar for the AmSurg Common Stock.


FEDERAL INCOME TAX
  CONSEQUENCES.............  It is anticipated that the Distribution will be substantially tax-free for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Receipt of a ruling from the IRS that the Distribution may be accomplished on a substantially tax-free basis for federal income tax purposes is a condition to the Distribution. Stockholders will be subject to federal income taxation with respect to approximately 1.5% of the shares of Class B Common Stock received by them. Receipt of the remaining 98.5% of the shares of Class B Common Stock by AHC stockholders is expected to be exempt from federal income taxation. Stockholders will be subject to federal income taxation with respect to any cash received in lieu of fractional shares. AHC will distribute as soon as practicable to its stockholders information regarding the taxable amount of ordinary income and of capital gain attributable to the Distribution. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences." Stockholders are urged to consult with their personal tax advisors concerning any state, local or foreign tax consequences of the Distribution.


DIVIDENDS AFTER THE
  DISTRIBUTION.............  AmSurg does not currently intend to declare or pay any cash dividends on the shares of Class A Common Stock and Class B Common Stock and its ability to do so will be subject to certain limitations. See "DESCRIPTION OF CAPITAL STOCK -- Authorized Capital Stock -- Dividend Policy." AHC does not currently intend to declare or pay any cash dividends on the shares of AHC Common Stock and its ability to do so will be subject to certain limitations.

CERTAIN PROVISIONS OF
  AMSURG'S CHARTER, BYLAWS
  AND TENNESSEE LAW........  Certain provisions of AmSurg's Charter and Bylaws and Tennessee law may have the effect of delaying or making more difficult an acquisition of control of AmSurg in a transaction not approved by its Board of Directors. See "RISK
                             FACTORS -- Certain Antitakeover Effects," and "DESCRIPTION OF CAPITAL STOCK -- Certain Provisions of the Charter, Bylaws and Tennessee Law."

ARRANGEMENTS BETWEEN AMSURG
  AND AHC AND CERTAIN
  OFFICERS OF AHC AFTER THE
  DISTRIBUTION.............  In connection with the Distribution, AHC and AmSurg have entered into various agreements that will result in ongoing relationships between AHC and AmSurg. AmSurg and AHC have entered into a Management and Human Resources Agreement (the "Management Agreement"), pursuant to which AHC will provide certain financial and accounting services to AmSurg on a transitional basis for a period of up to one year to enable AmSurg to become self-sufficient in these areas. Thomas G. Cigarran, the Chairman and Chief Executive Officer of AHC, has agreed to serve as Chairman of the Board of AmSurg following the Distribution. Mr. Cigarran and Henry D. Herr, the Chief Financial Officer and a director of AHC, will serve as advisors to AmSurg for a period of two years following the Distribution pursuant to separate advisory agreements. The purpose of these agreements is to provide advisory services to AmSurg management in the areas of strategy, operations, management and organizational development for a two-year period following the Distribution. Mr. Herr and James A. Deal, Executive Vice President of AHC and President of DTCA, also will serve as directors of AmSurg. The Management Agreement and the advisory agreements were approved by a committee of independent directors of AmSurg (the "Special Committee") and were deemed by the Special Committee to be fair and in the best interests of AmSurg. AmSurg will continue to sublease its corporate headquarters from AHC pursuant to an existing Sublease Agreement that expires in December 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

INTERESTS OF CERTAIN
  PERSONS IN THE
  DISTRIBUTION.............  Certain directors and officers of AHC and AmSurg will have interests in the Distribution that are in addition to their interests as AHC stockholders generally and those interests may create potential conflicts of interest. These interests include positions with both companies prior to and after the Distribution. The terms of the Distribution and the related Recapitalization and Exchange have been approved by the Special Committee and the Board of Directors of AHC. See "THE DISTRIBUTION -- Interests of Certain Persons in the Distribution."

RISK FACTORS...............  Holders of AHC Common Stock should be aware that the Distribution and the ownership of AmSurg Common Stock involve certain risk factors, including (i) the risk that AmSurg will no longer be able to rely upon AHC for certain management, administrative and accounting services, except for certain financial and accounting services provided by AHC and for certain advisory services provided by Mr. Cigarran and Mr. Herr on a transitional basis; (ii) the risk that AmSurg may not be able to implement its growth strategy and to manage the growth it does achieve; and (iii) the risk that the market trading prices of AHC Common Stock and AmSurg Common Stock may not equal or exceed on a combined basis the current market trading prices of AHC Common Stock. See "RISK FACTORS."

FAIRNESS OPINIONS..........  J.C. Bradford has delivered an opinion to the
                             Special Committee that the Recapitalization,
                             Exchange and Distribution are fair, from a financial point of view, to the stockholders of AmSurg, other than AHC. The receipt of a confirmation of that opinion by the Board of Directors of AmSurg is a condition to the Distribution. A copy of the opinion is set forth as Appendix B hereto. Morgan Keegan has delivered an opinion to the AHC Board of Directors that the Recapitalization, Exchange and Distribution are fair, from a financial point of view, to the stockholders of AHC. The receipt of a confirmation of that opinion by the Board of Directors of AHC is a condition to the Distribution. A copy of the opinion is set forth as Appendix C hereto. See "THE DISTRIBUTION -- Background and Reasons for the Distribution; and -- Conditions."


     NO HOLDER OF AHC COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF AMSURG COMMON STOCK RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF AHC COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE SHARES OF CLASS B COMMON STOCK IN THE DISTRIBUTION. STOCKHOLDERS WILL BE SUBJECT TO FEDERAL INCOME TAXATION WITH RESPECT TO APPROXIMATELY 1.5% OF THE SHARES OF THE AMSURG COMMON STOCK RECEIVED BY THEM AND ANY CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. SEE "THE DISTRIBUTION -- MANNER OF EFFECTING THE DISTRIBUTION" AND "THE DISTRIBUTION -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF AMSURG

    The following table sets forth summary consolidated financial data which have been derived from the consolidated financial statements of AmSurg. The financial statements as of and for the periods ended December 31, 1992 through 1996 have been audited. The operating data and balance sheet data as of and for the three months ended March 31, 1996 and 1997, are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial condition and results of operations. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The pro forma combined statement of operations data for the year ended December 31, 1996 and the three months ended March 31, 1997 set forth below reflect the effects of all acquisitions (five surgery centers and one physician practice in 1996 and two surgery centers and one physician practice in 1997) completed after the beginning of the period as if such transactions were completed at January 1, 1996. Except for The Endoscopy Center of Ocala, Inc., which was acquired in 1996, none of the businesses acquired individually exceeded the significant subsidiary tests requiring separate financial reporting under applicable SEC regulations. Comparability of data on a year to year basis is affected by the number of centers acquired in each year. All the information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmSurg" and the Consolidated Financial Statements and related notes included elsewhere herein. See "Index to Financial Statements."

    The historical and pro forma financial information may not be indicative of AmSurg's future performance and does not necessarily reflect the financial position and results of operations of AmSurg had AmSurg operated as a separate, stand-alone entity during the periods covered.

                                                                                                    HISTORICAL
                                                                                                ------------------    PRO FORMA
                                                  HISTORICAL                      PRO FORMA        THREE MONTHS      ------------
                                ----------------------------------------------   ------------         ENDED          THREE MONTHS
                                        YEAR ENDED AND AT DECEMBER 31,            YEAR ENDED     AND AT MARCH 31,       ENDED
                                ----------------------------------------------   DECEMBER 31,   ------------------    MARCH 31,
                                1992(1)    1993     1994      1995      1996         1996        1996       1997         1997
                                -------   ------   -------   -------   -------   ------------   -------    -------   ------------
                                                         (IN THOUSANDS EXCEPT PER SHARE AND CENTER DATA)
OPERATING DATA:
Revenues......................  $  576    $6,586   $13,826   $22,489   $35,007     $47,116      $ 7,169    $12,610     $12,884
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Expenses:
  Salaries and benefits.......     456     2,307     4,092     6,243    11,613      14,315        2,247      3,972       4,019
  Other operating expenses....     288     3,002     5,091     7,563    11,547      16,391        2,254      4,451       4,543
  Depreciation and
    amortization..............      51       665     1,309     2,397     3,000       3,793          672      1,087       1,102
  Interest....................       3        30       193       722       948       1,642          211        327         341
  Impairment loss(2)..........      --        --        --        --        --          --           --      2,321       2,321
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
        Total expenses........     798     6,004    10,685    16,925    27,108      36,141        5,384     12,158      12,326
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Income (loss) before minority
  interest and income taxes...    (222)      582     3,141     5,564     7,899      10,975        1,785        452         558
  Minority interest in
    earnings of consolidated
    partnerships..............      87     1,121     2,464     3,938     5,433       7,779        1,196      1,948       2,019
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Income (loss) before income
  taxes.......................    (309)     (539)      677     1,626     2,466       3,196          589     (1,496)     (1,461)
  Income tax expense..........      --        --        26       578       985       1,277          236        329         343
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Net income (loss).............    (309)     (539)      651     1,048     1,481       1,919          353     (1,825)     (1,804)
  Accretion of preferred stock
    discount..................      --        --        --        --        22          22           --         67          67
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Net income (loss) attributable
  to common stockholders......  $ (309)   $ (539)  $   651   $ 1,048   $ 1,459     $ 1,897      $   353    $(1,892)    $(1,871)
                                ======    ======   =======   =======   =======     =======      =======    =======     =======
Net income (loss) per share
  attributable to common
  stockholders(3).............  $(0.24)   $(0.11)  $  0.09   $  0.12   $  0.16     $  0.20      $  0.04    $ (0.20)    $ (0.20)
                                ======    ======   =======   =======   =======     =======      =======    =======     =======
Weighted average common shares
  and equivalents -- pro
  forma(3)....................   1,302     4,734     7,313     8,581     9,102       9,488        8,778      9,360       9,400
BALANCE SHEET DATA:
Cash and cash equivalents.....  $  583    $  738   $ 1,750   $ 3,470   $ 3,192                  $ 2,181    $ 2,454
Working capital...............   1,166       993     2,557     2,931     4,732                    1,604      4,842
Total assets..................   9,552    14,637    27,065    35,106    54,653                   38,676     60,892
Long-term debt................     214       640     3,520     4,786     9,218                    6,560     14,758
Minority interest.............     647       601     2,019     3,010     5,674                    3,187      6,418
Preferred stock...............      --        --        --        --     4,982                       --      5,050
Stockholders' equity..........   8,440    12,055    19,558    22,479    28,374                   23,633     27,677
GENERAL CENTER DATA:
Procedures....................   1,146    16,051    30,922    55,344    71,323                   15,441     23,211
Centers at period end.........       4         6        14        18        27                       18         29

---------------

(1) Period from April 2, 1992 (inception) through December 31, 1992.
(2) Reflects an impairment loss attributable to one partnership, which had an impact of $0.24 per share on the historical and pro forma results of operations for the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of AmSurg" and "Notes to the Consolidated Financial Statements of
    AmSurg -- Note 10."
(3) Adjusted to give effect to the Recapitalization which includes a one for three reverse stock split.

                         SUMMARY FINANCIAL DATA OF AHC

     The summary unaudited financial data of AHC set forth below reflects certain adjustments to the previously reported historical consolidated financial statements of AHC for each of the fiscal years in the five year period ended August 31, 1996, and the six month periods ended February 29, 1996 and February 28, 1997 to present AmSurg as a discontinued operation.

                                                                                          SIX MONTHS
                                                                                         ENDED AND AT
                                          FOR THE YEAR ENDED AND AT AUGUST 31,          FEBRUARY 29/28
                                     -----------------------------------------------   -----------------
                                      1992      1993      1994      1995      1996      1996      1997
                                     -------   -------   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
        Total revenues.............  $37,112   $39,682   $41,144   $36,583   $31,403   $15,714   $15,332
                                     -------   -------   -------   -------   -------   -------   -------
Expenses:
  Salaries and benefits............   16,488    16,972    18,699    18,878    19,866     9,738    10,755
  Other operating expenses.........   11,860    11,771    12,271    10,865     7,254     3,275     4,123
  Depreciation and amortization....    1,336     1,340     1,293     1,339     1,273       650       675
  Interest.........................       12         8         6         7         5         3         2
                                     -------   -------   -------   -------   -------   -------   -------
        Total expenses.............   29,696    30,091    32,269    31,089    28,398    13,666    15,555
                                     -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes
  and discontinued operations......    7,416     9,591     8,875     5,494     3,005     2,048      (223)
Income tax expense(1)..............    3,040     3,884     3,586     2,252       544       889        --
                                     -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations.......................    4,376     5,707     5,289     3,242     2,461     1,159      (223)
  Discontinued operations..........       --      (170)       38       674       799       346       492
                                     -------   -------   -------   -------   -------   -------   -------
Net income.........................  $ 4,376   $ 5,537   $ 5,327   $ 3,916   $ 3,260   $ 1,505   $   269
                                     =======   =======   =======   =======   =======   =======   =======
Income (loss) per share from
  continuing operations(2).........  $  0.52   $  0.68   $  0.63   $  0.40   $  0.30   $  0.15   $ (0.03)
Income (loss) per share from
  discontinued operations(2).......       --     (0.02)     0.00      0.08      0.10      0.04      0.06
                                     -------   -------   -------   -------   -------   -------   -------
Net income per share(2)............  $  0.52   $  0.66   $  0.63   $  0.48   $  0.40   $  0.19   $  0.03
                                     =======   =======   =======   =======   =======   =======   =======
Weighted average common shares and
  equivalents......................    8,370     8,404     8,461     8,211     8,161     8,122     8,229

                                                                                                              AS
                                                                                                          ADJUSTED(3)
                                                                                                          -----------
BALANCE SHEET DATA:
Cash and cash equivalents.........  $10,323   $ 9,016   $ 9,909   $11,076   $12,562   $11,665   $10,110     $10,110
Working capital...................   11,961    12,772    11,972    11,089    13,324    12,709    11,652      11,102
Net assets of discontinued
  operations......................       --     5,354    11,475    14,695    16,361    15,293    17,560          --
Total assets......................   32,203    36,848    43,354    45,863    48,414    46,883    48,618      32,624
Long-term liabilities.............    1,665     1,892     2,138     2,146     2,608     2,576     2,025       2,025
Stockholders' equity..............   25,158    30,850    36,460    38,299    41,611    39,849    42,124      25,674

---------------

(1) Includes nonrecurring income tax benefit in fourth quarter of fiscal 1996 of $760,000 or $.09 per share.
(2) Per share information does not give effect to the increase in weighted average number of shares outstanding that is expected to occur as a result of the adjustment of AHC stock options in connection with the Distribution. See "THE DISTRIBUTION -- Adjustments of AHC Stock Options; and -- Accounting Treatment."
(3) Adjusted to give effect to the Distribution and estimated expenses of $550,000 related thereto and estimated non-cash compensation expense of $4,300,000 ($2,640,000 net of income taxes) that is expected to be recognized as a result of the adjustment of AHC stock options in connection with the Distribution. See "THE DISTRIBUTION -- Adjustments of AHC Stock Options; and -- Accounting Treatment."

                                  RISK FACTORS


     In addition to the other information contained in this Information Statement, holders of AHC Common Stock should carefully consider the following information concerning AmSurg, AHC, the Recapitalization, Exchange and Distribution. In addition to the historical information included herein, this Information Statement includes certain forward-looking statements that are based on management's beliefs as well as on assumptions made by and information currently available to management. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"), are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements. The Litigation Reform Act does not apply to initial public offerings.


     PRIOR RELIANCE ON AHC. AmSurg has historically relied upon AHC for certain corporate management, administrative and accounting services. After the Distribution, AmSurg will be responsible for maintaining its own management, administrative and accounting functions, except for certain financial and accounting services provided by AHC on a transitional basis for up to one year pursuant to the Management Agreement and for certain advisory services provided by members of AHC senior management pursuant to two-year advisory agreements. In particular, Thomas G. Cigarran, who was the Chairman and Chief Executive Officer of AmSurg prior to the Distribution, will no longer serve as an officer of AmSurg, although he will continue to serve as Chairman of the Board of Directors and will serve as an advisor to AmSurg. Henry D. Herr, who was Vice President and Secretary of AmSurg prior to the Distribution, will serve as a director and an advisor to AmSurg after the Distribution, but will no longer serve as an officer of AmSurg. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     DEPENDENCE ON GROWTH STRATEGY; CAPITAL NEEDED FOR GROWTH. AmSurg intends to increase its revenues and earnings, in part, by continuing to develop and to acquire practice-based ambulatory surgery centers, and by developing specialty physician networks and, where appropriate, by acquiring ownership interests in physician practices. There can be no assurance that AmSurg will be able to acquire or develop additional surgery centers, or develop and place in operation specialty physician networks. There can also be no assurance that the assets acquired by AmSurg in the future will ultimately produce returns that justify their related investment or implementation by AmSurg. None of the start-up specialty physician networks developed by AmSurg has yet entered into a contract with a managed care payor and there can be no assurance that AmSurg will be able to negotiate successfully such contracts.

     AmSurg's growth strategy also requires substantial capital investment. Capital will be needed not only for the acquisition of the assets of surgery centers and physician practices, but also for their development, effective integration, operation and expansion. AmSurg may finance future acquisitions by raising additional capital through debt or equity financings or using shares of its capital stock for all or a portion of the consideration to be paid in such acquisitions. In the event that the Class A Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Class A Common Stock as part of the consideration for the sale of the assets of their businesses, AmSurg may be required to utilize more of its cash resources, if available, or rely solely on additional financing arrangements in order to pursue its acquisition strategy. In such an instance, if AmSurg does not have sufficient capital resources, its growth could be limited and its operations impaired. There can be no assurance that AmSurg will be able to obtain financing or that, if available, such financing will be on terms acceptable to AmSurg. See "BUSINESS OF AMSURG -- Strategy."

     ABILITY TO MANAGE GROWTH. AmSurg has recently experienced rapid growth that has resulted in new and increased responsibilities for management personnel and has placed increased demands on AmSurg's management, operational and financial systems and resources. To accommodate this recent growth and to compete effectively and manage future growth, AmSurg will be required to continue to implement and improve its operational, financial and management information systems and to expand, train, motivate and manage its workforce. There can be no assurance that AmSurg's personnel, systems, procedures and controls will be adequate to support AmSurg's operations. Any failure to implement and improve AmSurg's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on AmSurg's financial condition and results of operation.


     DEPENDENCE ON RELATIONSHIPS WITH PHYSICIAN PARTNERS; RISKS OF CONFLICTS OF INTEREST, DISPUTES AND CONTINGENT OBLIGATIONS. AmSurg's business depends upon, among other things, the efforts and success of the physicians who provide medical services at the surgery centers or who are employed by AmSurg physician practices and the strength of AmSurg's relationship with such physicians. AmSurg's business could be adversely affected by any failure of these physicians to maintain the quality of medical care or otherwise adhere to required professional guidelines at AmSurg surgery centers and physician practices, any damage to the reputation of a key physician or group of physicians, or the impairment of AmSurg's relationship with a key physician or group of physicians. AmSurg's ownership interests in practice-based ambulatory surgery centers and specialty physician networks generally are structured through limited and general partnerships or limited liability companies. AmSurg maintains a majority interest in each partnership or limited liability company, with physicians or physician practice groups holding minority limited partnership interests or serving as minority members. AmSurg, as owner of majority interests in such partnerships and limited liability companies, owes a fiduciary duty to the minority interest holders in such entities and may encounter conflicts between the respective interests of AmSurg and the minority holders. In such cases, AmSurg's directors are obligated to exercise reasonable, good-faith judgment to resolve the conflicts and may not be free to act solely in the best interest of AmSurg. AmSurg, in its role as general partner or as the chief manager of the limited liability company, generally exercises its discretion in managing the business. Disputes may arise between AmSurg and its physician partners with respect to a particular business decision or as to the interpretation of the provisions of the partnership or limited liability company agreements, in which event the agreements provide for arbitration as a dispute resolution process. No assurances can be given that any such dispute will be resolved or if resolved will be done so on terms satisfactory to AmSurg.



     In the limited partnerships in which AmSurg is the general partner, AmSurg is liable for 100% of the debts and other obligations of the partnership; however, the partnership agreement requires the physician partners to guarantee their pro rata share of any indebtedness or lease agreements to which the partnership is a party, based on the limited partner's ownership interest in the partnership. AmSurg has similar liability with respect to the bank debt incurred by the limited liability companies, and guarantees are also required of the physician members. There can be no assurance that a third party lender or lessor would seek performance of the guarantees rather than look to AmSurg for repayment of any obligation of the partnership should it default thereunder or that the physician partners would have sufficient assets to satisfy their guarantee obligations. See "Notes to the Consolidated Financial Statements of AmSurg -- Note 8."



     CONTINGENT REPURCHASE OBLIGATIONS. Upon the occurrence of certain fundamental regulatory changes, AmSurg will be obligated to purchase some or all of the minority interests of the physicians affiliated with AmSurg in the partnerships or limited liability companies which own and operate AmSurg's surgery centers. The regulatory changes that could trigger such an obligation include changes that: (i) make the referral of Medicare and other patients to AmSurg's surgery centers by physicians affiliated with AmSurg illegal; (ii) create the substantial likelihood that cash distributions from the partnership or limited liability company to the physicians associated therewith will be illegal; or (iii) cause the ownership by the physicians of interests in the partnerships or limited liability companies to be illegal. There can be no assurance that AmSurg's existing capital resources would be sufficient for it to meet the obligation, if it arises, to purchase minority interests held by physicians in the partnerships or limited liability companies which own and operate AmSurg's surgery centers. The determination of whether a triggering event has occurred is made by the concurrence of counsel for AmSurg and the physician partners or, in the absence of such concurrence, by independent counsel having an expertise in healthcare law and who is chosen by both parties. Such determination is therefore not within the control of AmSurg. While AmSurg has structured the repurchase obligations to be as favorable as possible to AmSurg, the triggering of these obligations could have a material adverse effect on the financial condition and results of operations of AmSurg. See "BUSINESS OF AMSURG -- Acquisition and Development of Surgery Centers; and -- Government Regulation."



     RISKS ASSOCIATED WITH CAPITATED PAYMENT ARRANGEMENTS. In 1996, approximately 10% of AmSurg's total revenues were derived from capitated payment arrangements. A significant part of AmSurg's growth strategy involves assisting its surgery centers, owned physician practices and specialty physician networks in obtaining capitated managed care contracts and managing the medical risk associated with such contracts. Such capitated managed care contracts typically are with HMOs. Under such contracts the provider accepts a pre-determined amount per patient per month, referred to as a "capitation" payment, and in return is responsible for providing all necessary specified covered services to the patients covered by the contract, thus shifting much of the risk of providing care from the payor to the provider. Such an arrangement results in a greater predictability of revenue, but exposes the provider to the risk of adequately predicting the costs of providing the services. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced and the revenue derived from such contracts may be insufficient to cover the costs of the services provided. There can be no assurance that AmSurg will be able to negotiate satisfactory risk-sharing or capitated arrangements on behalf of its surgery centers, owned physician practices and specialty physician networks. See "BUSINESS OF AMSURG."


     DEPENDENCE ON THIRD-PARTY REIMBURSEMENT; RISK OF FEE REDUCTIONS OR EXCLUSION FROM MANAGED CARE ARRANGEMENTS. AmSurg is dependent upon private and governmental third-party sources of reimbursement for services provided to patients in AmSurg's centers and physician practices. In addition to market and cost factors affecting the fee structure implemented by centers and practices operated by AmSurg, numerous Medicare and Medicaid regulations, cost containment and utilization decisions of third-party payors and other payment factors over which AmSurg has no control may adversely affect the amount of payment a center or practice may receive for its services. AmSurg derived approximately 39%, 37% and 36% of its revenues in 1994, 1995 and 1996, respectively, from governmental healthcare programs, including Medicare and Medicaid. The market share growth of managed care has resulted in some locations in substantial competition among providers of services for inclusion in managed care contracting. Exclusion from participation in a managed care contract in a specific location can result in material reductions in patient volume and reimbursement to a physician practice or to a practice-based ambulatory surgery center. AmSurg's financial condition and results of operations may be adversely affected by fixed fee schedules, capitation payment arrangements, reduced payments to physicians generally, exclusion from participation in managed care programs or other changes in payments for healthcare services. See "BUSINESS OF AMSURG -- Government Regulation -- Reimbursement."



     RISKS ASSOCIATED WITH MEDICARE-MEDICAID ILLEGAL REMUNERATION ("ANTI-KICKBACK") LAWS. Federal anti-kickback laws prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health programs. The anti-kickback statute is very broad in scope and its provisions are not well defined by existing case law or regulation. Violations of the anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities. A violation of the anti-kickback law is a felony punishable by a fine of up to $25,000 or imprisonment for up to five years, or both. A violation may also result in civil penalties of up to $10,000 for each violation, plus three times the amount claimed, and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to AmSurg's surgery centers or networks, could result in significant loss of reimbursement and could have a material adverse effect on AmSurg. In July 1991 and September 1993, the Department of Health and Human Services ("DHHS") Inspector General issued final regulations identifying various "safe harbors," including two related to investment interests, which offer exemption from the anti-kickback laws. The structure of the partnerships and limited liability companies operating AmSurg centers and physician networks do not satisfy all of the requirements of either of the "investment interest" safe harbors and therefore are not immune from government review or prosecution. However, AmSurg believes that it conducts the operations of the networks and the centers in compliance with applicable law. Moreover, neither AmSurg nor any affiliated physician intends for the compensation arrangements or return on investment to constitute remuneration in exchange for or to induce the referral of business or patients between or among the parties. Notwithstanding AmSurg's belief that the relationship of physician partners to the AmSurg surgery centers should not constitute illegal remuneration under the anti-kickback laws, no assurances can be given that a federal or state agency charged with enforcement of the anti-kickback laws and similar laws or a private party might not assert a contrary position or that new federal or state laws might not be enacted that would cause the physician partners' relationships with the AmSurg centers to become illegal, or result in the imposition of penalties on AmSurg or certain of its facilities. Even the assertion of a violation could have a material adverse effect upon the financial condition and results of operations of AmSurg. See "BUSINESS OF
AMSURG -- Government Regulation -- Medicare-Medicaid Illegal Remuneration Provisions."


     RISKS ASSOCIATED WITH PHYSICIAN SELF-REFERRAL LAWS. At both the state and federal level, there are legislative restrictions on the ability of a physician to refer patients to healthcare entities when the physician (or immediate family member) has a financial relationship, directly or indirectly, with the entity receiving the referral. The financial relationship giving rise to prohibition on referrals may be either an ownership or investment interest or a compensatory arrangement. At the federal level, this legislation (42 USC sec. 1395nn) is known as the "Stark bill" because of its sponsor, Representative Pete Stark. Originally, the Stark bill applied only to entities providing clinical laboratory services. However, as of January 1, 1995, the ban on physician financial relationships with healthcare entities extended to entities providing certain defined "designated health services" ("Stark II"). AmSurg believes physician ownership of practice-based ambulatory surgery centers to which they refer patients and physician networks is not prohibited under Stark II or other similar statutes recently enacted at the state level. However, these statutes are not clearly written and are therefore subject to different interpretations with respect to many important provisions. Violations of these "self-referral" laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to AmSurg's surgery centers, could result in significant loss of reimbursement and could have a material adverse effect on AmSurg. There can be no assurances that further judicial or agency interpretation of existing law or further legislative restrictions on physician ownership of healthcare entities will not be issued which may have a material adverse effect upon the financial condition and results of operations of AmSurg. See "BUSINESS OF AMSURG -- Government Regulation -- Prohibition on Physician Ownership of Healthcare Facilities."



     RISKS RELATED TO LAWS GOVERNING CORPORATE PRACTICE OF MEDICINE. The laws of certain states in which AmSurg operates or may operate in the future do not permit general business corporations to practice medicine, exercise control over physicians who practice medicine or engage in certain business practices such as fee-splitting with physicians. AmSurg is not required to obtain a license to practice medicine in any jurisdiction in which it owns and operates an ambulatory surgery center, because the surgery centers are not engaged in the practice of medicine. The physician partners who utilize the center are licensed to practice medicine through their group practices, which with the exception of the two physician practices majority owned by AmSurg, are not affiliated with AmSurg other than through the physicians' ownership in the partnerships and limited liability companies that own the surgery centers. AmSurg owns a majority interest in two group practices in Florida, a state which permits physicians to practice medicine through an entity that is not wholly owned by physicians. There can be no assurance, however, that future changes in the law in Florida or any other state in which AmSurg may own an interest in a physician group practice will not require AmSurg to restructure its ownership of these group practices and that such restructuring will not have a material adverse effect on AmSurg. See "BUSINESS OF AMSURG -- Government Regulation -- Corporate Practice of Medicine."



     RISK OF POTENTIAL APPLICABILITY OF INSURANCE REGULATIONS. Laws in all states regulate the business of insurance and the operations of HMOs. Many states also regulate the establishment and operation of networks of healthcare providers. AmSurg believes that its operations are in compliance with these laws in the states in which it currently does business. The National Association of Insurance Commissioners ("NAIC") recently endorsed a policy proposing the state regulation of risk assumption by healthcare providers. The policy proposes prohibiting providers from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted, practices affiliated with AmSurg will be precluded from entering into capitated contracts directly with employers, individuals and benefit plans unless they qualify to do business as HMOs or insurance companies.



     AmSurg and its affiliated physician groups may in the future enter into contracts with managed care organizations, such as HMOs, whereby AmSurg and its affiliated physician groups would assume risk in connection with providing healthcare services under capitation arrangements. If AmSurg or its affiliated physician groups are considered to be in the business of insurance as a result of entering into such risk sharing arrangements, they could become subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, which could have a material adverse effect on AmSurg's ability to enter into such contracts. See "BUSINESS OF AMSURG -- Government Regulation -- Insurance Laws."



     RISKS OF COMPLIANCE WITH OTHER GOVERNMENT REGULATION. All facets of the healthcare industry are highly regulated at the federal and state levels. AmSurg's ability to be profitable may be adversely affected by licensing and certification requirements, reimbursement restrictions or reductions and other governmental regulatory factors. In addition, AmSurg's ability to expand its services in the future may be adversely affected by health planning laws, including certificate of need requirements, at the state and/or federal level. A number of other initiatives have developed during the past several years to reform various aspects of the healthcare system in the United States. There can be no assurance that current or future legislative initiatives or government regulation will not have a material adverse effect on the financial condition or results of operations of AmSurg or reduce the demand for its services. See "BUSINESS OF AMSURG -- Government Regulation -- CONs and State Licensing."


     RISKS RELATED TO INTANGIBLE ASSETS. As a result of purchase accounting for AmSurg's various acquisition transactions, AmSurg's balance sheet at March 31, 1997 contains an intangible asset designated as excess of cost over net assets of purchased operations totaling $34.8 million. Using an amortization period of 25 years, amortization expense relating to this intangible asset will be approximately $1.5 million per year. Purchases of interests in practice-based surgery centers or physician practices that result in the recognition of additional intangible assets would cause amortization expense to increase further.

     On an ongoing basis, AmSurg evaluates, based upon projected undiscounted cash flows, whether facts and circumstances indicate any impairment of value of intangible assets and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by AmSurg. Any determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on AmSurg's results of operations. In that regard, during the quarter ended March 31, 1997, AmSurg recorded a $2.3 million impairment loss in connection with one partnership. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmSurg" and "Notes to the Consolidated Financial Statements -- Note 10."

     COMPETITION. The healthcare business is highly competitive and there are other companies in the same or similar business of developing, acquiring and operating practice-based ambulatory surgery centers, specialty physician networks and physician practices, or who may decide to enter the practice-based ambulatory surgery center business, the development of specialty physician networks or the acquisition of physician practices, who have greater financial, research, marketing and staff resources than AmSurg. In addition, AmSurg competes with other healthcare providers for contracting with managed care payors in each of its markets. There is no assurance AmSurg can compete effectively with such entities. See "BUSINESS OF AMSURG -- Competition."

     RISK FACTORS REGARDING AHC AFTER DISTRIBUTION. A material portion of AHC's operating revenues and revenue growth was generated by AmSurg prior to the Distribution. After the Distribution, AHC's business will consist of its hospital-based diabetes treatment services business, the comprehensive management of diabetes care for managed care organizations and other third-party payors and the operation of arthritis and osteoporosis treatment centers. In the last fiscal year, revenues from this business have been adversely affected by termination of certain hospital contracts and development and implementation costs applicable to DTCA's development of comprehensive diabetes disease management products for the managed care industry. AHC's ability to generate revenues and profits from its diabetes disease management contracts with managed care organizations and other third-party payors is dependent primarily on its ability to reduce overall healthcare costs for individuals with diabetes while improving clinical outcomes for these individuals. While AHC believes that it can reduce the healthcare costs and improve clinical outcomes for individuals with diabetes through effective management of the disease, AHC's ability to produce the anticipated improvements in care and cost savings and thus operate these contracts in a manner that will produce profitability for AHC has not yet been established, because AHC's comprehensive healthcare management contracts for people with diabetes are believed to be the first of this type in the industry and have only been recently implemented or are in the process of being implemented. During fiscal 1996, 13 DTCA contracts for hospital services were discontinued or not renewed, and during the six months ended February 28, 1997, three DTCA contracts were discontinued or not renewed. Certain hospitals faced with pressures to make immediate cost reductions have decided to eliminate DTCA's treatment programs. While AHC believes this business is stabilizing, the general uncertainties associated with changes taking place in the healthcare industry and DTCA's client hospitals' reactions to the changes in the industry may continue to adversely affect revenues and contract retention in future periods. See "BUSINESS OF AHC AFTER DISTRIBUTION."

     Other risks associated with the business of AHC include regulatory risks for the healthcare industry as a whole, efforts by hospitals and third party payors to reduce costs, unusual and unforeseen patterns of healthcare utilizations by individuals with diabetes in the managed care organizations with which DTCA has executed an agreement, the ability or inability of such managed care organizations to maintain the covered lives in the plans serviced by DTCA and the ability or inability of DTCA to attract, retain and effectively manage the employees required to implement the agreements with managed care organizations.

     Following the Distribution, for a period of two years, Thomas G. Cigarran, the Chairman and Chief Executive Officer of AHC and Henry D. Herr, the Chief Financial Officer and a director of AHC, will provide advisory services to AmSurg. The services, while limited in scope, may impact the amount of time Messrs. Cigarran and Herr are able to devote to the business of AHC during this period. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Advisory Agreements."

     EFFECT OF THE DISTRIBUTION ON THE AHC COMMON STOCK. After the Distribution, the AHC Common Stock will continue to be traded on the Nasdaq National Market. As a result of the Distribution, AHC will no longer own any AmSurg Common Stock and accordingly its balance sheet and income statement will no longer reflect the assets and operation of AmSurg. AHC will be entirely dependent upon the operation of DTCA and AOCC for its earnings and, as a result, the trading prices of AHC Common Stock are expected to be lower than the trading prices of AHC Common Stock immediately prior to the Distribution and such trading prices may also be more volatile than they were prior to the Distribution. The combined trading prices of AHC Common Stock and Class A Common Stock after the Distribution may be less than, equal to or greater than the trading prices of AHC Common Stock prior to the Distribution.


     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. AHC has conditioned the Distribution on the receipt of a ruling from the IRS to the effect that, among other things, the Distribution will be substantially tax-free under Section 355 of the Code. Approximately 1.5% of the shares of Class B Common Stock distributed in the Distribution will be subject to federal income taxation. In addition, cash received in lieu of fractional share interests in the Class B Common Stock will generally be taxable to recipients. The continuing validity of the IRS ruling will be subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, the ruling would be jeopardized. AHC is not aware of any facts or circumstances which should cause the representations and assumptions to be untrue. If the Distribution were taxable, then (i) corporate level income taxes would be payable by the consolidated group of which AHC is the common parent, based upon the amount by which the fair market value of the Class B Common Stock distributed in the Distribution exceeds AHC's basis therein and (ii) each holder of AHC Common Stock who received shares of Class B Common Stock in the Distribution would be treated as if the stockholder received a taxable distribution, taxed as a dividend to the extent of such stockholder's pro rata share of AHC's current and accumulated earnings and profits. Each AHC stockholder should consult his or her own tax advisor with respect to the specific tax consequences of the Distribution to such stockholder, including the effect of state, local and foreign tax laws. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences."


     PROPOSED TREASURY REGULATION REGARDING TAX DEDUCTION FOR AMORTIZATION OF GOODWILL. Effective on August 10, 1993, Section 197 of the Code was enacted to allow goodwill and other intangible assets purchased after that date to be amortized as a tax deduction. Previously, no tax deduction was allowed for purchases of goodwill. On January 16, 1997, the IRS published proposed regulations implementing Section 197 amortization of intangible assets including goodwill. The proposed regulations contain certain "anti-churning" provisions which deny a deduction for goodwill amortization expense in several situations, including when the seller of the goodwill becomes a related party following the transaction. The intent of this particular portion of the proposed regulations is explained as preventing sellers from entering into transactions for the purpose of converting goodwill without tax deductibility (i.e. goodwill arising prior to the effective date of Section 197) into goodwill pursuant to Section 197 in which the sellers would then benefit from tax deductible amortization in future periods. These proposed regulations do not specifically contain an exception for the form of transaction that AmSurg has utilized in its acquisitions of interests in practice-based ambulatory surgery centers and interests in physician practices. However, because the goodwill for which AmSurg has been claiming amortization deductions was purchased by AmSurg from unrelated parties after the effective date of Section 197 and, as per agreement with the sellers, the tax deduction for goodwill amortization is specifically allocated exclusively to AmSurg, and therefore, the seller receives no tax benefit from the amortization of the goodwill, AmSurg believes that the proposed regulations should not be applied to deny a tax deduction to AmSurg. Together with other taxpayers similarly affected, AmSurg will vigorously attempt to have the proposed regulations revised in such a way as to recognize the acceptability of the methodology utilized by AmSurg in accomplishing the purpose as stated in the legislative record and retaining the tax deductibility of AmSurg's acquired goodwill. However, there can be no assurance that the proposed regulations will be amended or modified by the IRS. If the proposed regulations are adopted as currently written, it will not be clear in these regulations that AmSurg is entitled to the deduction for the amortization of goodwill associated with the purchase of interests in practice-based surgery centers and physician practices and these deductions could be subject to challenge by the IRS. Loss of these tax deductions would have a material adverse effect on the results of operations of AmSurg. Due to the lengthy public hearing and adoption process, AmSurg is not able to estimate a date by which the IRS will take action on the proposed regulations.

     NO PRIOR MARKET FOR AMSURG COMMON STOCK. There has been no prior trading market for AmSurg Common Stock and there can be no assurance as to the prices at which the Class A Common Stock will trade after the Distribution. Although it is anticipated that the Class A Common Stock will be traded on the Nasdaq National Market, the prices at which Class A Common Stock trades may fluctuate significantly. Prices for the Class A Common Stock may be influenced by many factors, including the depth and liquidity of the market for such Class A Common Stock, investor perceptions of AmSurg and its businesses, and general economic and market conditions.


     SHARES ELIGIBLE FOR FUTURE SALE. AmSurg has a significant number of shares of AmSurg Common Stock outstanding that were sold in private transactions and not registered under the Securities Act of 1933, as amended (the "Securities Act") upon issuance. The unregistered shares ("restricted securities") are eligible for resale in the public market at prescribed times subject to compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144. See "SHARES ELIGIBLE FOR FUTURE SALE." In addition, certain AmSurg stockholders have certain registration rights with respect to their shares of Class A Common Stock. See "DESCRIPTION OF CAPITAL STOCK -- Registration Agreement; and -- Stockholders' Agreement." As of April 30, 1997, AmSurg had issued options to purchase 1,100,816 shares of Class A Common Stock (of which 721,629 shares are vested) to employees and non-employee directors who, after the Distribution and following the filing of a registration statement on Form S-8 by AmSurg, will be able to exercise and immediately sell shares underlying vested options. Of these options, 194,033 were granted pursuant to the AmSurg 1997 Stock Incentive Plan and are subject to AmSurg stockholder approval at the stockholders' meeting scheduled to be held on June
  , 1997. Of the 3,887,619 shares of Class A Common Stock that are anticipated to be "restricted securities" immediately following the Distribution, 3,502,698 will have satisfied a one-year holding period following the Distribution. All options outstanding after the Distribution will be to purchase shares of Class A Common Stock. Prior to the Distribution, there has been no market for the Class A Common Stock and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices and the ability of AmSurg to raise equity capital in the future.

     DILUTION AND IMPACT OF AMSURG PREFERRED STOCK. Certain redemption and conversion features of the AmSurg Series A Preferred Stock and the Series B Preferred Stock, the award and exercise of stock options by the management of AmSurg and the issuance of Class A Common Stock in connection with the acquisitions of AmSurg surgery centers and equity financings may cause dilution of the per share value of the AmSurg Common Stock held by AmSurg stockholders. The conversion of the Series B Preferred Stock into Class A Common Stock will result in such investors holding between six and eight percent of the AmSurg Common Stock on a fully diluted basis as of November 20, 1996 depending on the timing of the conversion. If not redeemed by November 20, 1998, the Series A Preferred Stock will be entitled to an eight percent annual per share cash dividend from that date forward. The Series A Preferred Stock is also entitled to a 14% annual per share cash dividend upon certain events of default by AmSurg. If certain liquidity events have not occurred prior to November 20, 2002, AmSurg will be required to redeem the Series A Preferred Stock and Series B Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK."

     CERTAIN ANTITAKEOVER EFFECTS. Certain provisions of AmSurg's Charter and Bylaws and Tennessee statutory law could have the effect of delaying, deferring or preventing a change in control of AmSurg in a transaction not approved by AmSurg's Board of Directors. See "DESCRIPTION OF CAPITAL STOCK -- Certain Provisions of the Charter, Bylaws and Tennessee Law."


     RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS. This Information Statement contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act , which are intended to be covered by the safe harbors created thereby. The Litigation Reform Act, which includes Section 27A of the Securities Act and Section 21E of the Exchange Act, does not apply to initial public offerings. When used in this Information Statement, the words "anticipate", "believe", "estimate", "expect" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although AHC and AmSurg believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Information Statement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, including the risk factors described herein, the inclusion of such information should not be regarded as a representation by AHC, AmSurg or any other person that the objectives and plans of AHC or AmSurg will be achieved. Neither AHC nor AmSurg intends to update any of these forward-looking statements.

                                THE DISTRIBUTION

     This section of the Information Statement describes certain aspects of the Recapitalization, Exchange and Distribution. The following description does not purport to be complete and is qualified in its entirety by reference to the Distribution Agreement which is attached as Appendix A to this Information Statement.

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     AmSurg was formed in April 1992 with AHC owning an initial 25% equity interest. The business strategy of AmSurg was to develop, acquire and operate practice-based ambulatory surgery centers, in partnerships with physician practice groups, throughout the United States. The implementation of this strategy required significant capital resources beyond that which AmSurg could generate internally and, from 1992 through 1995, AHC provided substantially all of the needed capital through direct equity investment and guaranties of AmSurg bank debt. As a result of its investments in AmSurg, as of April 30, 1997, AHC owned 59% of the outstanding AmSurg common stock. The remaining AmSurg common stock is owned by physicians who are partners in AmSurg surgery centers (who collectively owned 31% of the AmSurg common stock) and management and certain other investors (who collectively owned 10% of the AmSurg common stock).

     During 1994, AHC through its wholly-owned subsidiary DTCA began to implement a business strategy to develop and market new comprehensive diabetes disease management products for the managed care industry. The development and marketing of these products have required significant capital and have reduced the capability of AHC to fund the capital needs of AmSurg. As a result of the diminished capability of AHC to fund the capital needs of AmSurg, in early 1996, management of AHC began to consider alternative ways to facilitate AmSurg's access to capital from sources other than AHC.

     As a first step, management of AHC recommended to the AmSurg management that it address its short-term capital needs by engaging an investment bank to seek additional capital through a private placement of equity or debt. AmSurg accepted this recommendation and engaged J.C. Bradford to raise the capital necessary to meet its short-term needs. As a result of this process, on November 20, 1996, AmSurg raised a net of approximately $5.0 million of additional capital by issuing to unaffiliated institutional investors a combination of AmSurg redeemable and convertible preferred stock. Following this transaction, AmSurg believes that it is adequately funded for its short-term needs but believes it will need additional debt or equity capital to fund its long-term growth. See "MANAGEMENT'S DISCUSSION AND ANALYSIS -- Liquidity and Capital Resources."

     Recognizing the need of AmSurg for additional capital, management of AHC determined that the long-term needs of AmSurg required that AmSurg have access to the public equity and debt markets and that a public trading market in AmSurg common stock could be created either through a public offering of a portion of the AmSurg common stock owned by AHC or through the distribution of the AmSurg common stock it owned to the stockholders of AHC. In September 1996, management of AHC determined that it was in the best interests of the stockholders of AHC to create the public market opportunity for AmSurg through a substantially tax free spin-off of the AmSurg common stock held by AHC. Management of AHC was advised that in order for such a spin-off transaction to be substantially tax free, a recapitalization of AmSurg was necessary to give AHC a class of common stock with sufficient voting power to be able to distribute "control" of AmSurg in the Distribution as required for substantially tax free treatment under
Section 355 of the Code. See "-- Certain Federal Income Tax Consequences." As a result of this determination, in September 1996, AHC proposed to AmSurg the Distribution and the related Recapitalization and Exchange.

     On October 3, 1996, the AmSurg Board of Directors created the Special Committee to consider whether the proposed Distribution and related Recapitalization and Exchange would be in the best interests of AmSurg and its stockholders, including the minority stockholders, and to negotiate the terms and conditions of any such transaction on behalf of AmSurg. Ken P. McDonald, the President of AmSurg, as well as a director, and William C. Weaver, III and Bergein F. Overholt, M.D., both independent directors and AmSurg stockholders, were appointed to the Special Committee. The Special Committee retained J.C. Bradford and independent counsel to assist it in its consideration of the proposed Distribution and the related Recapitalization and Exchange.

     The Special Committee held numerous meetings to consider the proposed Distribution and related Recapitalization and Exchange and whether it was in the best interests of AmSurg and its minority stockholders. On November 1, 1996, the Special Committee resolved to recommend to the AmSurg Board of Directors that AmSurg and AHC proceed with the necessary steps to effect the Distribution and related Recapitalization and Exchange, including the filing with the IRS of a request for a ruling to the effect that the Distribution could be effected on a substantially tax free basis for federal income tax purposes. On November 8, 1996, the Board of Directors of AmSurg approved the recommendation of the Special Committee. In reaching their determination, the Special Committee and the Board of Directors of AmSurg considered a number of factors, including, without limitation, the following: (i) the long-term need for AmSurg to have access to the public equity and debt markets to fund its future growth and the belief that AmSurg would have superior access to capital markets as an independent, publicly-held company, (ii) the belief that the Distribution was the best alternative to create a public market, in part because the public market for AmSurg Common Stock would not be depressed by the "overhang" that might be caused by the continuing interest of AHC in AmSurg, which would be the case if AmSurg issued shares to the public in an initial public offering without AHC divesting its interest in AmSurg, (iii) the fact that existing AmSurg minority stockholders would have liquidity for their shares through the ability to sell under Rule 144 or in secondary public offerings following the Distribution, (iv) the belief that, because of its high growth rate and need for capital, AmSurg was not at the point in its development at which stockholder values might be maximized through the sale of the company, (v) the fact that AHC needed to focus its capital resources on the development of DTCA's diabetes disease management services business and would have limited available capital for investment in AmSurg, (vi) the fact that the Distribution would permit the development of employee benefit plans and policies and other corporate initiatives designed to better incentivize and attract employees, (vii) the fact that AHC would not sell any of its AmSurg common stock in a public offering due to the fact that AHC stockholders could not benefit from such a sale without adverse tax consequences, (viii) the belief that the proposed one for three reverse stock split that is part of the Recapitalization is necessary to increase the trading price of the AmSurg Common Stock to improve the level of trading interest, thereby providing greater opportunities to access public equity capital and for AmSurg stockholder liquidity, (ix) the belief that the two classes of Common Stock contemplated by the Recapitalizations differed materially only in voting rights for directors and given the immediate automatic conversion on the transfer of AmSurg Class B Common Stock the two classes would not be valued materially differently in the trading marketplace, and (x) the belief that the Recapitalization and the Exchange necessary to obtain substantially tax-free treatment of the Distribution would not materially disadvantage either AmSurg or its minority stockholders.

     On October 16, 1996, the Board of Directors of AHC considered the recommendations of AHC management to pursue the alternative of the Distribution and authorized proceeding with the necessary steps to effect the Distribution, including the filing with the IRS of a request for a ruling that the Distribution could be effected on a substantially tax-free basis. Their determination was based on a number of factors, including, without limitation, the following: (i) the fact that AHC could no longer fund the capital needs of AmSurg and that AmSurg needed access to the public equity and debt markets as an independent publicly-held company, (ii) the fact that the stockholders of AHC could not benefit from a public offering of a portion of the AmSurg common stock held by AHC without adverse tax consequences, (iii) the fact the Distribution would give the AHC stockholder the ability to share in the growth opportunities for AmSurg on a substantially tax-free basis, (iv) the fact that there is little synergy between the businesses of DTCA and AmSurg, (v) the need for AHC management to increase their focus on the business of DTCA, (vi) the desirability of permitting investors to choose between the two businesses in making investment decisions, and (vii) the belief that AmSurg was not at the point in its development at which AHC stockholder values could be maximized through the sale of AmSurg.

     On November 21, 1996, AHC and AmSurg submitted a ruling request to the IRS with regard to the federal income tax consequences of the Distribution. Between November 1996 and March 7, 1997, when the Distribution Agreement was approved, AHC and AmSurg negotiated the terms of the Distribution and the related Recapitalization and Exchange, the terms and number of votes per share of the Class A Common Stock and Class B Common Stock, the terms and conditions of the Distribution Agreement, the Exchange

Agreement and the Management Agreement and certain governance issues for AmSurg following the Distribution. Concurrently, the Board of Directors of AHC and the Special Committee, together with their financial advisors, considered the fairness of the Distribution and related Recapitalization and Exchange to the stockholders of AHC and AmSurg. To provide financial advice to the AHC Board of Directors, AHC retained Morgan Keegan to consider the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to the stockholders of AHC.

     On March 7, 1997, the Special Committee determined that the Distribution and the related Recapitalization and Exchange are fair to and in the best interests of AmSurg and its stockholders, including the minority stockholders, and recommended that the AmSurg Board of Directors approve the Distribution and the related Recapitalization and Exchange, subject to the satisfaction of the conditions set forth in the Distribution Agreement. At the March 7, 1997 Special Committee meeting, J.C. Bradford delivered its opinion, set forth as Appendix B hereto, that the Recapitalization, Exchange and Distribution are fair to the stockholders of AmSurg, other than AHC, from a financial point of view. A description of this opinion, the methodology employed, the analysis on which it was based and the nature of this engagement of J.C. Bradford is set forth below. Based on the recommendations of the Special Committee, the opinion of J.C. Bradford and other factors considered by the AmSurg Board of Directors, on March 7, 1997, the AmSurg Board determined that the Recapitalization, Exchange and Distribution are fair to and in the best interests of the stockholders of AmSurg, including the minority stockholders, and approved the Distribution and the related Recapitalization and Exchange, subject to the satisfaction or waiver of the conditions set forth in the Distribution Agreement. The principal factors considered by the Special Committee and the AmSurg Board of Directors in reaching this conclusion were the ones set forth above in connection with its November 8, 1996 decision as well as the financial advice and opinion of J.C. Bradford.

     Opinion of J.C. Bradford. On March 7, 1997, the Special Committee received a written opinion from J.C. Bradford to the effect that, based upon the factors set forth in such opinion, the Recapitalization, Exchange and Distribution are fair to the stockholders of AmSurg, other than AHC, from a financial point of view. The full text of J.C. Bradford's opinion which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is set forth in Appendix B and is incorporated herein by reference and should be read in its entirety in connection with this Information Statement. This summary is qualified in its entirety by reference to the full text of such opinion.

     In conducting its analyses and arriving at its opinion, J.C. Bradford considered such financial and other information as it deemed appropriate including, among other things, the following: (i) the proposed terms of the Recapitalization, Exchange and Distribution; (ii) the historical and current financial position and results of operations of AHC as set forth in its periodic reports and proxy materials filed with the SEC; (iii) the audited financial statements of AmSurg for the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996; (iv) certain internal operating data and financial analyses, including forecasts of AmSurg for the years beginning January 1, 1996 and ending December 31, 2001 which assume no future changes in accounting principles which would have a material effect on AmSurg's financial statements; (v) the past and current business, financial condition and prospects of AmSurg and AHC as discussed with certain senior officers of AmSurg and AHC; (vi) certain financial, operating and securities trading data of certain other public companies that J.C. Bradford believed to be comparable to AmSurg or relevant to the transaction, with such information taken from individual companies' annual reports, SEC Forms 10-K and 10-Q; (vii) the financial terms of certain other transactions that J.C. Bradford believed to be relevant; (viii) data relating to public companies with two classes of stock, including an analysis of float of the classes, historical price and volume data, data relating to voting rights of the stocks, and data relating to economic differences in the classes, such as different dividend rights; (ix) reported price and trading activity for the shares of AHC Common Stock; (x) a draft of the Information Statement included in the Registration Statement on Form 10 for the AmSurg Common Stock filed with the SEC; (xi) the tax ruling request, as supplemented, to the IRS from AHC and AmSurg; and (xii) such other financial studies, analyses, and investigations as J.C. Bradford deemed appropriate for purposes of its opinion.

     In making its analyses, J.C. Bradford considered the financial aspects of other alternatives available to AmSurg, including the sale of all or a portion of AmSurg to the public through an initial public offering and the continuance of AmSurg as an AHC subsidiary. In arriving at its opinion, J.C. Bradford has relied upon publicly available information and information provided by AHC and AmSurg (including information contained in this Information Statement), has not independently verified the information concerning AHC and AmSurg or other data considered in its review, and has relied upon the accuracy and the completeness of all such information. In connection with its opinion provided to the Special Committee, J.C. Bradford was not asked to, and did not, provide any opinion as to the valuation, future performance or long-term viability of AmSurg as an independent public company following the Recapitalization, Exchange and Distribution. J.C. Bradford's opinion does not opine as to or give any assurances of the price at which the shares of Class A Common Stock will trade after the Distribution. The opinion of J.C. Bradford is addressed to the Special Committee in connection with its consideration of the Recapitalization, Exchange and Distribution and permits the AmSurg Board of Directors to rely upon it and addresses only the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to the stockholders of AmSurg, other than AHC. J.C. Bradford's opinion is not a recommendation to any current or prospective stockholder of AHC or AmSurg as to any investment decisions such person may take.

     J.C. Bradford was engaged by the Special Committee on October 11, 1996 to provide financial advisory and investment banking services. In connection with the services performed and to be performed by J.C. Bradford, including the rendering of its written opinion and updates thereto, AmSurg has agreed to pay J.C. Bradford a fee of $125,000. AmSurg has also agreed to reimburse J.C. Bradford for its reasonable expenses, and to indemnify it against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its services as a financial advisor.

     J.C. Bradford, as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes.

     At the March 7, 1997 meeting of the AHC Board of Directors, the Board approved the Distribution and the related Recapitalization and Exchange, subject to the satisfaction or waiver of the conditions set forth in the Distribution Agreement. At this meeting, the Board determined that the transactions are fair to and in the best interests of the AHC stockholders. The principal factors considered by the AHC Board of Directors in reaching this conclusion were the ones set forth above in connection with its October 16, 1996 decision as well as the financial advice and opinion of Morgan Keegan. Morgan Keegan delivered its opinion, set forth as Appendix C hereto, that the Recapitalization, Exchange and Distribution are fair to the AHC stockholders from a financial point of view. A description of this opinion, the methodology employed, the analysis on which it was based and the nature of this engagement of Morgan Keegan is set forth below.

     Opinion of Morgan Keegan. On March 7, 1997, the AHC Board of Directors received a written opinion from Morgan Keegan to the effect that, based upon the factors set forth in such opinion the Recapitalization, Exchange and the Distribution are fair to the stockholders of AHC from a financial point of view. The full text of Morgan Keegan's opinion which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is set forth in Appendix C and is incorporated herein by reference and should be read in its entirety in connection with this Information Statement. This summary is qualified in its entirety by reference to the full text of such opinion. It is a condition to the consummation of the Distribution that Morgan Keegan deliver an updated opinion to the AHC Board, to be dated the Distribution Date, in substantially the same form as the opinion set forth in Appendix C. See
" -- Conditions." The opinion of Morgan Keegan assumes that the Recapitalization, Exchange and Distribution are consummated as described in this Information Statement.

     In its opinion, Morgan Keegan stated that it has, among other things:

(i) reviewed the publicly available consolidated financial statements of AHC and certain other relevant financial and operating data, including primarily, line of business operating data, and financial data and projections of AHC and AmSurg made available to it from published sources and by officers of AHC;
(ii) reviewed the financial statements of AmSurg contained in the Information Statement;
(iii) reviewed certain internal financial and operating information, including primarily projections, relating to AHC and AmSurg prepared by the managements of AHC and AmSurg, respectively;

(iv) discussed the business, financial condition and prospects of AHC with the management of AHC;
(v) discussed the business, financial condition and prospects of AmSurg with the management of AHC and AmSurg;
(vi) reviewed the financial terms of the Recapitalization, Exchange and Distribution;
(vii) reviewed the financial terms, to the extent publicly available, of certain spin-off transactions involving other companies it deemed relevant to the analysis of the Distribution, and certain merger transactions involving other companies it deemed relevant to the analysis of the potential sale of certain of AHC's subsidiaries to an unaffiliated purchaser;
(viii) reviewed certain publicly available financial data and stock trading activity relating to certain healthcare companies it deemed appropriate in analyzing AHC and AmSurg;
(ix) reviewed the Information Statement included in the Registration Statement on Form 10 for the AmSurg Common Stock filed with the SEC on March 11, 1997, as amended; and
(x) performed such other analysis and examinations and considered such other information, financial studies, analysis and investigations and financial, economic and market data as it deemed relevant.

     In making its analyses, Morgan Keegan considered the financial aspects of other alternatives available to AHC, including the sale of certain of AHC's subsidiaries to an unaffiliated purchaser, the sale of all or a portion of AmSurg to the public through an initial public offering and the continuance of AmSurg as an AHC subsidiary. The opinion also states that Morgan Keegan has relied upon publicly available information and information provided by AHC and AmSurg (including the information contained in this Information Statement), has not independently verified the information concerning AHC and AmSurg or other data considered in its review, and has relied upon the accuracy and completeness of all such information. In connection with its opinion provided to the AHC Board of Directors, Morgan Keegan was not asked to, and did not, provide any opinion as to the valuation, future performance or long-term viability of AHC or AmSurg as independent public companies following the Recapitalization, Exchange and Distribution. Morgan Keegan's opinion does not opine as to or give any assurances of the price at which the shares of AHC Common Stock or Class A Common Stock will trade after the Distribution. The opinion of Morgan Keegan is addressed to the Board of Directors of AHC in connection with its consideration of the Recapitalization, Exchange and Distribution and addresses only the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to the holders of AHC Common Stock. Morgan Keegan's opinion is not a recommendation to any current or prospective stockholder of AHC or AmSurg, as to any investment decisions such person may make.

     Morgan Keegan was engaged by AHC on December 12, 1996 to provide general financial advisory and investment banking services. In connection with the services performed and to be performed by Morgan Keegan regarding the Distribution, including the rendering of its written opinion and updates thereto, AHC has agreed to pay Morgan Keegan a fee of $125,000. AHC also has agreed to reimburse Morgan Keegan for its reasonable expenses, and to indemnify it against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its services as financial advisor.

     Morgan Keegan, as part of its investment banking services, regularly provides financial advisory services in connection with mergers and acquisitions, corporate restructuring, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

THE RECAPITALIZATION AND EXCHANGE

     The Distribution Agreement provides that, on the Distribution Date, AHC and AmSurg will effect the Recapitalization and Exchange immediately prior to effecting the Distribution. The sole purposes of these transactions are (i) to reduce the total number of outstanding shares of AmSurg Common Stock so as to permit the shares to trade at proportionately higher per share prices following the Distribution and (ii) to increase the voting power of the shares to be distributed by AHC as required in order to accomplish the Distribution on a substantially tax-free basis for federal income tax purposes. The number of votes per share of Class B Common Stock is required to be sufficient to enable AHC to distribute, in the Distribution, after giving effect to all issuances of stock associated with the exercise of stock options, the conversion of the AmSurg preferred stock into Class A Common Stock and any issuances in anticipated equity financing and acquisition transactions, "control" of the AmSurg Board of Directors as defined in the Code and regulations thereto. In order to satisfy these requirements, the Class B Common Stock will be required to have on the date of the Recapitalization and Exchange approximately 91% of the voting power of the capital stock of AmSurg in election and removal of directors. In order to satisfy these requirements, it will also be necessary to amend the AmSurg Charter to modify the existing right of the Series A Preferred Stock and Series B Preferred Stock to elect one director to the Board of Directors of AmSurg so that this right would exist only if a public offering yielding at least $20,000,000 in net proceeds to AmSurg and/or its stockholders has not occurred by May 31, 2000.



     The Recapitalization is subject to the approval of the holders of a majority of the capital stock of AmSurg. A meeting of the stockholders of AmSurg to approve the Recapitalization and certain related matters has been scheduled
for June   , 1997. AHC, as the holder of 59% of the voting power of AmSurg common stock, has agreed to vote in favor of the Recapitalization and such other matters. A separate class vote of the holders of the Series A Preferred Stock and Series B Preferred Stock will be required for the Charter amendment being considered at such meeting. Pursuant to the Distribution Agreement, AHC and AmSurg have conditioned the Distribution (and thus the Recapitalization and Exchange) on holders of no more than five percent of the outstanding shares of AmSurg common stock exercising their rights to dissent from the proposed Recapitalization. AHC and AmSurg may waive such condition in their sole discretion.


     The Recapitalization and Exchange are integral parts of the transactions contemplated by the Distribution Agreement. The Recapitalization and Exchange will not be effected unless the Distribution will be effected immediately thereafter.


     The Recapitalization will be effected through an amendment to the Charter of AmSurg. The Recapitalization will: (i) reduce on a one for three basis the number of outstanding shares of AmSurg Common Stock through the Reverse Stock Split, with the intention of permitting the shares of Class A Common Stock distributed in the Distribution to trade at proportionately higher per share prices; and (ii) authorize the new Class B Common Stock having eight votes per share in the election and removal of AmSurg directors and one vote in all other matters, so that, when exchanged for all of the shares of Class A Common Stock then owned by AHC, AHC will own shares of AmSurg Common Stock having approximately 91% of the voting power of all outstanding shares of capital stock of AmSurg in the election and removal of directors on the date of the Distribution.


     In the Recapitalization, the number of outstanding options to purchase AmSurg common stock will be adjusted on a one for three basis and such options will become options to purchase shares of Class A Common Stock. The exercise price per share will be correspondingly increased to preserve the relative value of the option.

     No fractional shares shall be delivered to the holders of AmSurg Class A Common Stock in the Recapitalization. The shares that would otherwise be distributed as fractional shares to holders of AmSurg Class A Common Stock will, as soon as practicable after the Recapitalization, be aggregated and sold by the Distribution Agent on behalf of the holders who would otherwise receive fractional shares and the proceeds of the sale will be paid to the holders of AmSurg Class A Common Stock in lieu of such fractional shares.

     On the Distribution Date, immediately following the Recapitalization and immediately prior to the Distribution, AHC and AmSurg shall effect the Exchange in accordance with the terms of the Exchange Agreement. Pursuant to the Exchange Agreement, AHC will deliver 5,530,131 shares of Class A Common Stock in exchange for 5,530,131 shares of Class B Common Stock. The sole purpose of the Exchange is to increase the voting power of AHC immediately prior to the Distribution, to the extent required in order for the Distribution to qualify for substantially tax-free treatment, for federal income tax purposes, under Section 355 of the Code. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences."

     The Recapitalization and Exchange are intended to qualify for substantially tax-free treatment, for federal income tax purposes, under Section 368(a)(1)(E) of the Code.

THE DISTRIBUTION AGREEMENT

     On March 7, 1997 AmSurg and AHC entered into the Distribution Agreement governing the terms and conditions of the Distribution and certain aspects of the relationship between AmSurg and AHC thereafter. The Distribution Agreement provides for, among other things, (i) the Recapitalization, Exchange and Distribution; (ii) cooperation prior to the Distribution between AmSurg and AHC in order to effectuate the Distribution; and (iii) certain conditions to be fulfilled or waived prior to the consummation of the Distribution.

     The Distribution Agreement also provides that, upon satisfaction or waiver of certain conditions set forth therein and the completion of the Recapitalization and Exchange, AHC will, on the Distribution Date, distribute to the holders of record of shares of AHC Common Stock on the Distribution Record Date all of the shares of Class B Common Stock owned by AHC by delivering certificates for such shares to the Distribution Agent for delivery to the holders of AHC Common Stock. According to the Distribution Agreement, the Distribution shall be deemed to be effective upon notification by AHC to the Distribution Agent that the Distribution has been declared and that the Distribution Agent is authorized to proceed with the Distribution.

     Pursuant to the Distribution Agreement, AHC and AmSurg have agreed on (i) a slate of directors to be elected as the members of the Board of Directors of AmSurg effective upon the Distribution and any terms and classes for such directors as may be agreed upon by AHC and AmSurg, (ii) the persons to be the executive officers of AmSurg effective upon the Distribution, (iii) the terms of certain amendments to the Bylaws of AmSurg to be effective upon the Distribution, (iv) the terms of the amendments to the Charter of AmSurg to be effective upon the Distribution, (v) the terms of a new stock incentive plan to be effective upon the Distribution, (vi) the terms of the advisory agreements between each of Henry D. Herr and Thomas G. Cigarran and AmSurg to be effective for a period of two years following the Distribution and (vii) the terms of certain arrangements between AmSurg and its directors and officers as described below under "MANAGEMENT OF AMSURG." In addition, AHC has agreed to vote, in its capacity as a stockholder of AmSurg, all of its shares of AmSurg common stock in favor of the Recapitalization, each of the matters referred to in the foregoing sentence and any other matters requiring the approval of the stockholders of AmSurg in connection with the transactions contemplated by the Distribution Agreement.

     Pursuant to the Distribution Agreement, AmSurg and AHC have agreed to cooperate in order to effectuate the Distribution and certain transactions related thereto, including, among other things, the preparation and filing with the SEC of this Information Statement, the listing on the Nasdaq National Market or other national securities exchange of the Class A Common Stock, the request by AHC from the Division of Corporation Finance of the SEC of a no-action letter stating that such division will not recommend enforcement action if the Distribution is effected without registration under the Securities Act, and the preparation and delivery to AmSurg's stockholders of a proxy statement with respect to a stockholders' meeting called to approve the terms of the Recapitalization, the election of the members of AmSurg's Board of Directors after the Distribution, the amendment and restatement of AmSurg's Charter and the adoption of the 1997 Stock Incentive Plan and other matters requiring approval in connection with the transactions contemplated by the Distribution.

     AmSurg and AHC also agreed in the Distribution Agreement that (i) none of the transactions contemplated by the Distribution, including the Recapitalization and Exchange, will constitute, individually or in the aggregate, a change in control under the terms of any stock incentive plan, stock incentive agreement or similar plan or agreement of AmSurg and (ii) in order to better prepare itself for becoming a publicly traded company, AmSurg may amend or establish new employee benefit plans and amend or adopt other corporate documents as the Board of Directors of AmSurg may deem reasonably necessary or appropriate, subject to stockholder approval if necessary, and that AHC, as a stockholder of AmSurg, will vote in favor of any such actions submitted to stockholders of AmSurg to the extent that AHC agrees that such actions are necessary or appropriate for AmSurg as an independent public company.

     In accordance with the Distribution Agreement, each of AmSurg and AHC will be granted access to certain records and information in the possession of the other. In addition, the Distribution Agreement requires the retention by each of AmSurg and AHC for a period of seven years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information.

     The Distribution Agreement provides that each of AmSurg and AHC will bear its own expenses in connection with the transactions contemplated by the Distribution Agreement, provided, however, that (a) AHC and AmSurg will share equally the costs of (i) preparing this Information Statement, (ii) preparing the Distribution Agreement, the Exchange Agreement and the Management Agreement and (iii) preparing the SEC no-action letter; (b) AmSurg will be responsible for the costs of (i) preparing and, as required, filing any Charter amendment required to effect the Recapitalization, (ii) preparing, printing (or reproducing) and mailing a proxy statement for the purpose of soliciting the votes of stockholders of AmSurg in order to effect the Recapitalization and to obtain any other required approvals of the stockholders of AmSurg, (iii) listing or other inclusion of the shares of Class A Common Stock on the Nasdaq National Market or other national securities exchange, (iv) any required registration or qualification of any shares of AmSurg Common Stock under state blue sky and securities laws, (v) the preparation of stock certificates for the shares of AmSurg Common Stock to be distributed in connection with the Recapitalization, the Exchange and the Distribution, (vi) the fees and expenses of J.C. Bradford as financial advisor to AmSurg, (vii) the fees of counsel to AmSurg and to the Special Committee, (viii) preparing and auditing the separate financial statements of AmSurg and its consolidated subsidiaries and (ix) obtaining any governmental or third party consents or approvals required to be obtained on the part of AmSurg in connection with the transactions contemplated by this Agreement; and (c) AHC will be responsible for the costs of (i) preparing the IRS letter ruling request, (ii) printing (or reproducing) and mailing this Information Statement, (iii) the fees and expenses of the Distribution Agent in connection with the Distribution, (iv) the fees and expenses of Morgan Keegan, as financial advisor to AHC, and the fees of other professional advisors deemed necessary by AHC, (v) the fees and expenses of counsel to AHC with respect to services performed on behalf of AHC, (vi) preparing and auditing the financial statements of AHC and its consolidated subsidiaries (except for the separate financial statements of AmSurg and its consolidated subsidiaries as provided in clause (b)(viii) above) and (vii) obtaining any governmental or third party consents or approvals required to be obtained on the part of AHC in connection with the transactions contemplated by the Distribution. The expenses of AHC and AmSurg in connection with the transactions contemplated by the Distribution Agreement are estimated to be $550,000 and $450,000, respectively.

CONDITIONS

     The obligations of AmSurg and AHC to consummate the Distribution (as well as the Recapitalization and the Exchange) are subject to the fulfillment or waiver of certain conditions, including the following: (i) the receipt by AHC of the IRS ruling in form and substance satisfactory to AHC, in its sole discretion, concerning the treatment of the Distribution under Section 355 of the Code and the absence of any proposed or pending legislation that would adversely affect such ruling; (ii) the listing on a national securities exchange or for inclusion on the Nasdaq National Market of the Class A Common Stock or such other trading market as the parties may agree; (iii) the approval by the stockholders of AmSurg of the members of AmSurg's Board of Directors who are to serve as directors after the Distribution, the amendment and restatement of AmSurg's Charter and Bylaws in the form to be effective after the Distribution, for which amendment the Series A Preferred Stock and the Series B Preferred Stock are entitled to vote as a separate class, and AmSurg's 1997 Stock Incentive Plan; (iv) the approval of the Recapitalization and Exchange by the holders of at least a majority of the voting power of the outstanding shares of capital stock of AmSurg at a meeting of the stockholders of AmSurg, with holders of no more than 5% of the outstanding shares of AmSurg common stock exercising their right to seek dissenters' rights of appraisal under Tennessee law; (v) the receipt by the Special Committee and the Board of Directors of AmSurg of an opinion of J.C. Bradford acceptable to the Board of Directors of AmSurg as to the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to the stockholders of AmSurg, other than AHC; and (vi) the receipt by the Board of Directors of AHC of an opinion from Morgan Keegan as to the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to the stockholders of AHC and such other opinions as AHC may deem necessary in its sole discretion. In addition, the obligations of AmSurg and AHC to effect the Exchange are subject to the completion of the Recapitalization, and, in turn, the obligations of AHC to effect the Distribution in accordance with the Distribution Agreement are conditioned upon the completion of the Exchange. AHC, as holder of approximately 59% of the voting power of the common stock of AmSurg on April 30, 1997, has agreed to vote in favor of such matters.


MANNER OF EFFECTING THE DISTRIBUTION

     On the Distribution Date, immediately following consummation of the Exchange, AHC will deliver all of the shares of Class B Common Stock held by AHC to SunTrust Bank, the Distribution Agent for the AmSurg Common Stock, for distribution on a pro rata basis to the holders of AHC Common Stock at the close of business on the Distribution Record Date. It is expected that the Distribution Agent will begin mailing share certificates representing the Class B Common Stock as soon as practicable after the Distribution. The shares will be distributed to the holders of record of the AHC Common Stock on the basis of 69 shares of Class B Common Stock for each 100 shares of AHC Common Stock outstanding on the Distribution Record Date, as such ratio may be adjusted for issuances of AHC Common Stock after April 30, 1997. All such shares of Class B Common Stock will be fully paid, nonassessable and free of preemptive rights.

     No fractional shares shall be delivered to the holders of AHC Common Stock in the Distribution. The shares that would otherwise be distributed as fractional shares to holders of the AHC Common Stock will, as soon as practicable after the Distribution, be aggregated and sold by the Distribution Agent on behalf of the holders who would otherwise receive fractional shares and the proceeds of the sale will be paid to the holders of AHC Common Stock in lieu of such fractional shares. See "-- Certain Federal Income Tax Consequences."


     NO HOLDER OF AHC COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF CLASS B COMMON STOCK RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF AHC COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE SHARES OF CLASS B COMMON STOCK IN THE DISTRIBUTION. STOCKHOLDERS WILL BE SUBJECT TO FEDERAL INCOME TAXATION WITH RESPECT TO APPROXIMATELY 1.5% OF THE SHARES OF CLASS B COMMON STOCK RECEIVED BY THEM AND ANY CASH RECEIVED IN LIEU OF FRACTIONAL SHARES.


LISTING OF CLASS A COMMON STOCK; RESTRICTIONS ON RESALE; CONVERSION OF CLASS B COMMON STOCK

     The Class A Common Stock has been approved for listing on the Nasdaq National Market. The Class B Common Stock received in the Distribution will convert automatically into Class A Common Stock on any transfer occurring after the Distribution with certain limited exceptions. The Class B Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act, except for shares of Class B Common Stock received by any person who may be deemed to be an "affiliate" of AmSurg within the meaning of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of AmSurg after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with AmSurg, and may include the directors and executive officers of AmSurg as well as any principal stockholder of AmSurg. The shares of Class A Common Stock outstanding as of the Distribution were issued in transactions unrelated to the Distribution. Under current law, the holders of such shares of Class A Common Stock and persons who are affiliates of AmSurg will be permitted to sell the Class A Common Stock received pursuant to the Distribution ("restricted securities") only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 thereunder. Of the 3,887,619 shares of Class A Common Stock that are anticipated to be "restricted securities" immediately following the Distribution, 3,502,698 will have satisfied a one-year holding period. This Information Statement does not cover resales of AmSurg Common Stock by existing stockholders of AmSurg. See "RISK FACTORS -- Shares Eligible for Future Sale," "DESCRIPTION OF CAPITAL STOCK" and "SHARES ELIGIBLE FOR FUTURE SALE."

     A share of Class B Common Stock will convert automatically into a share of Class A Common Stock upon any transfer occurring following the Distribution, including a transfer by gift to a family member or other person. However, transfers of the Class B Common Stock held by a beneficial owner into street name or shares held in street name transferred into the beneficial owner's name, and transfers by pledge are not transfers which would convert the shares of Class B Common Stock into Class A Common Stock. Stock certificates purporting to represent shares of Class B Common Stock will represent shares of Class A Common Stock following any transfer of such shares. Stockholders will not be required to effect a conversion of their shares of Class B Common Stock into shares of Class A Common Stock in order to settle a transfer or sale of shares received in the Distribution. The transfer agent will accept a stock certificate purporting to represent shares of Class B Common Stock as evidence of shares that have been transferred.

INTERESTS OF CERTAIN PERSONS IN THE DISTRIBUTION

     Certain directors and executive officers of AHC and AmSurg have interests in the Distribution that are in addition to their interests as AHC stockholders generally and may create potential conflicts of interest. Thomas G. Cigarran, the Chairman, President and Chief Executive Officer of AHC, is currently the Chairman and Chief Executive Officer of AmSurg and will retain his position as director and Chairman of the Board of AmSurg following the Distribution, and also will serve as an advisor to AmSurg although he will no longer serve as an executive officer of AmSurg. Henry D. Herr, the Executive Vice President and Chief Financial Officer, as well as a director, of AHC, is currently Vice President and Secretary, as well as a director, of AmSurg. Following the Distribution, Mr. Herr will serve as a director of, and as an advisor to AmSurg. Both Mr. Cigarran and Mr. Herr will enter into advisory agreements with AmSurg pursuant to which they will receive shares of restricted stock of AmSurg in compensation for their services. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Advisory Agreements." James A. Deal, a member of the AmSurg Board of Directors since 1992, is an Executive Vice President of AHC and serves as President of DTCA. As directors of AmSurg, Messrs. Cigarran, Herr and Deal will be entitled to receive director's compensation from AmSurg on the same terms as all other non-employee directors of AmSurg. See "MANAGEMENT OF
AMSURG -- Compensation of Directors." Because these members of the Board of Directors of AmSurg are affiliated with AHC, the Board of Directors of AmSurg appointed the Special Committee to consider whether the Recapitalization, Exchange and Distribution, are fair and in the best interests of the stockholders of AmSurg, including the minority stockholders, and to negotiate the terms and conditions of these transactions on behalf of AmSurg. In approving the Recapitalization, Exchange and Distribution, the Boards of Directors of AHC and AmSurg were aware of the various interests of the members of each Board and gave consideration to the potential conflicts raised by such interests.

THE MANAGEMENT AGREEMENT

     On the Distribution Date, AmSurg and AHC will enter into the Management Agreement pursuant to which AHC will provide certain financial and accounting services to AmSurg and its subsidiaries on a transitional basis, with the intent that AmSurg acquire the personnel, systems and expertise necessary to become self-sufficient in the provision of these services during the period beginning on the date of the Management Agreement and ending one year later (or earlier if so elected by AmSurg). Pursuant to the Management Agreement, AHC shall provide AmSurg with services, including processing payroll and associated payroll tax returns and accounts payable for the AmSurg corporate office, maintaining general accounting records for the AmSurg corporate operations and operations of AmSurg's subsidiaries (including the partnerships and limited liability companies), preparing consolidated AmSurg financial statements, preparing AmSurg corporate tax returns and tax returns for AmSurg subsidiaries, preparing estimated tax reports, and preparing financial statements in connection with periodic reports required to be filed by AmSurg with the SEC. As compensation for such services, AmSurg shall pay AHC a fixed fee of $4,166.67 per month and a variable fee of $625 per month for each ambulatory surgery center in operation and certain multiples thereof for the corporate office and other operations, subject to increase if AmSurg requests certain additional services. Pursuant to the Management Agreement, AmSurg shall have sole responsibility for the accuracy and integrity of the financial statements and tax returns prepared by AHC, and AmSurg will provide oversight and review on a timely basis of the services provided by AHC. In addition, in the absence of gross negligence on the part of AHC, AmSurg will indemnify and hold AHC, its directors, officers, employees and agents and any person who controls AHC within the meaning of the Securities Act harmless from and against any and all liabilities, claims or damages (including the cost of investigating any claim and reasonable attorneys' fees and disbursements) in connection with any services performed by AHC or any transactions or conduct in connection therewith.

     Pursuant to the Management Agreement, AHC will be responsible for any claims incurred on or prior to the date of such agreement by AmSurg employees under any medical or dental plans offered by AHC to AmSurg employees on or prior to the date of such agreement in accordance with the terms of such plans. AHC will not be responsible for any claims incurred following the date of the Management Agreement by any AmSurg employees under any plan.

ADJUSTMENT OF AHC STOCK OPTIONS

     As a result of the Distribution and pursuant to the terms of the AHC stock option plans, the vesting of the unvested portion of the outstanding AHC stock options will be accelerated and the exercise price per share of outstanding options to purchase shares of AHC Common Stock will be reduced, and the number of shares underlying such options will be in certain cases increased, to maintain the value of AHC stock options following the Distribution at pre-Distribution levels. Holders of AHC stock options on the Distribution Record Date will not be entitled to receive shares of AmSurg Common Stock in respect of such options. The amount by which the options will be adjusted will depend on a comparison of the market price per share of AHC before and after the Distribution. For a description of the accounting treatment of the option adjustment, see "-- Accounting Treatment."

ACCOUNTING TREATMENT

     Following the approval of the Distribution by the AHC Board of Directors on March 7, 1997, AHC will present the business of AmSurg as a discontinued operation to the extent financial information for periods prior to the Distribution is required to be included in AHC's historical financial statements.

     The Distribution will be treated as a dividend for accounting purposes and will consequently reduce stockholders' equity by the book value of AHC's investment in AmSurg.

     Expenses of the Distribution and related transactions are expected to be approximately $550,000 for AHC and $450,000 for AmSurg, and will be generally non-deductible for federal income tax purposes. These expenses will be recorded as operating expenses at the time of the Distribution by AmSurg and expenses associated with discontinued operations in the case of AHC. For a description of the allocation of certain expenses between AHC and AmSurg, see "-- The Distribution Agreement."

     As a result of the adjustment of AHC stock options, AHC will record non-cash compensation expense and an equal increase in stockholders' equity (additional paid-in capital) in an amount equal to the difference between the aggregate exercise price of outstanding options to purchase shares of AHC Common Stock having an exercise price below the market price of AHC Common Stock and the aggregate market price for such shares immediately prior to the Distribution. The compensation expense and associated increase in additional paid-in capital will be recognized because generally accepted accounting principles require such recognition when an adjustment results in a change in the ratio of the exercise price to the market price per share even though no change in the aggregate value of the options will take place. Although it would be possible to adjust the options without changing this ratio, it could only be accomplished by issuing a large number of new options which would result in substantial dilution to AHC stockholders. While the adjustment management anticipates making will result in additional new option issuances, such new issuances will be significantly less than those which would be required to avoid recognition of compensation expense and associated increase to additional paid-in capital as of the Distribution Date. The option adjustments will reduce earnings as a result of the recognition of compensation expense less the income tax benefit associated with the compensation expense deduction and will increase additional paid-in capital by the amount of compensation expense. The adjustment will also have the effect of decreasing future earnings per share because of the impact of the additional options on the calculation of common stock equivalents used in the calculation of earnings per share. Because the amount of these adjustments will depend upon the market price of AHC Common Stock prior to and after the Distribution, it is not possible to predict the impact on weighted average common shares and equivalents. If the Distribution were to have occurred on March 31, 1997, on which date the closing price of AHC Common Stock was $11.38, the estimated impact on earnings and stockholders' equity would have been as follows:

                                                               NET INCOME
                                                                INCREASE
                                                               (DECREASE)
                                                               ----------
Compensation expense........................................   $(4,300,000)
Estimated income tax benefit................................     1,660,000
                                                               -----------
          Net decrease in net income........................   $(2,640,000)
                                                               ===========

                                                              STOCKHOLDERS'
                                                                 EQUITY
                                                                INCREASE
                                                               (DECREASE)
                                                              -------------
Increase in paid-in capital from stock options..............   $ 4,300,000
Net decrease in net income..................................    (2,640,000)
                                                               -----------
          Net increase in stockholders' equity..............   $ 1,660,000
                                                               ===========

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of the material federal income tax consequences of the Distribution. This summary is not a complete description of all the consequences of the Distribution. Moreover, each AHC stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder.

     THE DISCUSSION SET FORTH BELOW DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE DISTRIBUTION. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGES COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH AHC STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAWS OR OTHER TAX LAWS.

     Consummation of the Distribution is conditioned upon the receipt of a ruling or rulings, in form and substance satisfactory to AHC, from the IRS providing, in substance, that the Distribution will constitute a substantially tax-free distribution described in Section 355 of the Code, and AHC will not recognize any income or gain as a result of the Distribution. Accordingly, AmSurg and AHC have requested the following rulings concerning the Distribution from the IRS:

          a. Assuming that the Recapitalization and the Exchange qualify as a "reorganization" within the meaning of Section 368(a)(1)(E) of the Code, such qualification will not be adversely affected by the Distribution;

          b. Assuming that the Recapitalization and the Exchange qualify as a "reorganization" within the meaning of Section 368(a)(1)(E), the Recapitalization and Exchange will not adversely affect the rulings requested below;


          c. No gain or loss will be recognized to AHC upon the distribution to the AHC stockholders of all of its Class B Common Stock;


          d. No gain or loss will be recognized to (and no amount will be included in the income of) the AHC stockholders upon receipt of Class B Common Stock in the Distribution, except with respect to cash received in lieu of fractional shares and the receipt of Class B Common Stock that was originally received in a transaction in which gain was recognized by AHC, as described below;



          e. The aggregate basis of the common stock of AmSurg and of AHC in the hands of each AHC stockholder after the Distribution will be the same as the aggregate basis of the AHC Common Stock held by such stockholder immediately before the Distribution (plus any gain recognized with respect to the receipt of Class B Common Stock as described below), and such aggregate basis will be allocated between the common stock of AmSurg and of AHC held by such stockholder in proportion to the fair market value of each (immediately after the Distribution);



          f. The holding period of the Class B Common Stock received without the recognition of any gain by each AHC stockholder pursuant to the Distribution will include the holding period of the AHC Common Stock with respect to which such Class B Common Stock was received, provided that such AHC Common Stock is held as a capital asset on the date of the Distribution;


          g. An AHC stockholder will recognize gain or loss equal to the difference between the cash received in lieu of a fractional share interest of Class B Common Stock and such stockholder's basis in the fractional share interest for which cash is received; and


          h. An AHC stockholder will recognize gain or loss equal to the difference between the fair market value of the Class B Common Stock that was originally received in a transaction in which gain was recognized by AHC and such stockholder's tax basis in such shares.



     Approximately 1.5% of the outstanding shares of Class B Common Stock owned by AHC prior to the Distribution were acquired by AHC in taxable transactions. Accordingly, it is anticipated that each AHC stockholder will recognize gain or loss with respect to 1.5% of the shares of Class B Common Stock received by such stockholder in the Distribution. Any gain recognized by stockholders on receipt of such shares will be taxed as ordinary income to the extent of such stockholder's ratable share of AHC's accumulated earnings and profits (with the excess, if any, taxable as gain from the sale or exchange of a capital asset). AHC will notify its stockholders of its determination of their ratable share of the amount of its accumulated earnings and profits for this purpose. Corporate stockholders may be eligible for a dividends received deduction to the extent of the taxable portion of the Distribution. AHC will be deemed to have paid a dividend with respect to 1.5% of the shares of Class B Common Stock distributed to AHC stockholders and will be subject to federal income taxation on the excess of the fair market value of such shares over AHC's adjusted basis in such shares.


     The ruling request was submitted to the IRS on November 21, 1996. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. Neither AmSurg nor AHC is currently aware of any such circumstances that would cause the IRS to revoke or modify a ruling received by the parties from the IRS as to the federal income tax consequences of the Distribution as described above.

     The ruling is based on certain facts and representations, some of which will require confirmation prior to the time of the Distribution from each beneficial owner of 5% or more of the outstanding AHC Common Stock that, in effect, such beneficial owner has no present plan or intention to sell, exchange or otherwise dispose of any stock of AHC or AmSurg.


     Consummation of the Distribution is also conditioned upon the receipt of an opinion, in form and substance satisfactory to AHC, of Bass, Berry & Sims PLC, as counsel to AHC, providing, in substance, that the Recapitalization and Exchange will constitute a "reorganization" under Section 368(a)(1)(E) of the Code, that neither AmSurg nor AHC will recognize any income or gain as a result of the Recapitalization and Exchange and that no gain or loss will be recognized by the holders of AmSurg common stock upon the exchange of their shares solely for shares of Class A Common Stock and Class B Common Stock in the Recapitalization and Exchange. The IRS takes the position that the consequences of a transaction such as the Recapitalization and Exchange are adequately established in the tax law and, therefore, it will not issue a so-called "comfort ruling" as to these matters. Accordingly, AHC has not requested a ruling from the IRS as to those matters. Therefore, AHC has conditioned its obligation upon the receipt of an opinion from its counsel, Bass, Berry & Sims PLC, to the effect that:

          a. The Recapitalization and the Exchange constitute a tax-free "reorganization" under Section 368(a)(1)(E) of the Code; AmSurg and AHC will each be a "party to the reorganization" under Section 368(b) of the Code;

          b. No gain or loss will be recognized by AmSurg or AHC as a result of the Recapitalization and Exchange;

          c. An AmSurg stockholder will not recognize any income, gain or loss as the result of the receipt of AmSurg Common Stock in the Recapitalization or Exchange;


          d. The aggregate tax basis of the shares of AmSurg Common Stock received in the Recapitalization or the Exchange will equal the aggregate tax basis of such stockholder's shares of AmSurg common stock prior to the Recapitalization; and


          e. An AmSurg stockholder's holding period for the shares of AmSurg Common Stock received by such stockholder in the Recapitalization or Exchange will include the holding period of the AmSurg common stock held by such stockholder immediately prior to the Recapitalization and Exchange, provided such AmSurg common stock was held as a capital asset as of the time of the Recapitalization and Exchange.

     An opinion of counsel is not binding on the IRS or the courts. Moreover, the opinion of counsel will be based upon, among other things, current law and certain representations to counsel for AHC as to factual matters made by, among others, AHC and AmSurg which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel.


     Current Treasury regulations require AHC stockholders who receive Class B Common Stock pursuant to the Distribution to attach to their federal income tax returns for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. AHC will provide an appropriate statement to each AHC stockholder of record as soon as practicable after the Distribution.

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF AMSURG

     The following table sets forth selected consolidated financial data which have been derived from the consolidated financial statements of AmSurg. The financial statements as of and for the periods ended December 31, 1992 through 1996 have been audited. The operating data and balance sheet data as of and for the three months ended March 31, 1996 and 1997, are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial condition and results of operations. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The pro forma combined statement of operations data for the year ended December 31, 1996 and the three months ended March 31, 1997 set forth below reflect the effects of all acquisitions (five surgery centers and one physician practice in 1996 and two surgery centers and one physician practice in 1997) completed after the beginning of the period as if such transactions were completed at January 1, 1996. Except for The Endoscopy Center of Ocala, Inc., which was acquired in 1996, none of the businesses acquired individually exceeded the significant subsidiary tests requiring separate financial reporting under applicable SEC regulations. Comparability of data on a year to year basis is affected by the number of centers acquired in each year. All the information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of AmSurg" and the Consolidated Financial Statements and related notes included elsewhere herein. See "Index to Financial Statements."

     The historical and pro forma financial information may not be indicative of AmSurg's future performance and does not necessarily reflect the financial position and results of operations of AmSurg had AmSurg operated as a separate, stand-alone entity during the periods covered.

                                                                                                    HISTORICAL
                                                                                                ------------------    PRO FORMA
                                                  HISTORICAL                      PRO FORMA        THREE MONTHS      ------------
                                ----------------------------------------------   ------------         ENDED          THREE MONTHS
                                        YEAR ENDED AND AT DECEMBER 31,            YEAR ENDED     AND AT MARCH 31,       ENDED
                                ----------------------------------------------   DECEMBER 31,   ------------------    MARCH 31,
                                1992(1)    1993     1994      1995      1996         1996        1996       1997         1997
                                -------   ------   -------   -------   -------   ------------   -------    -------   ------------
                                                         (IN THOUSANDS EXCEPT PER SHARE AND CENTER DATA)
OPERATING DATA:
Revenues......................  $  576    $6,586   $13,826   $22,489   $35,007     $47,116      $ 7,169    $12,610     $12,884
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Expenses:
  Salaries and benefits.......     456     2,307     4,092     6,243    11,613      14,315        2,247      3,972       4,019
  Other operating expenses....     288     3,002     5,091     7,563    11,547      16,391        2,254      4,451       4,543
  Depreciation and
    amortization..............      51       665     1,309     2,397     3,000       3,793          672      1,087       1,102
  Interest....................       3        30       193       722       948       1,642          211        327         341
  Impairment loss(2)..........      --        --        --        --        --          --           --      2,321       2,321
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
        Total expenses........     798     6,004    10,685    16,925    27,108      36,141        5,384     12,158      12,326
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Income (loss) before minority
  interest and income taxes...    (222)      582     3,141     5,564     7,899      10,975        1,785        452         558
  Minority interest in
    earnings of consolidated
    partnerships..............      87     1,121     2,464     3,938     5,433       7,779        1,196      1,948       2,019
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Income (loss) before income
  taxes.......................    (309)     (539)      677     1,626     2,466       3,196          589     (1,496)     (1,461)
  Income tax expense..........      --        --        26       578       985       1,277          236        329         343
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Net income (loss).............    (309)     (539)      651     1,048     1,481       1,919          353     (1,825)     (1,804)
  Accretion of preferred stock
    discount..................      --        --        --        --        22          22           --         67          67
                                ------    ------   -------   -------   -------     -------      -------    -------     -------
Net income (loss) attributable
  to common stockholders......  $ (309)   $ (539)  $   651   $ 1,048   $ 1,459     $ 1,897      $   353    $(1,892)    $(1,871)
                                ======    ======   =======   =======   =======     =======      =======    =======     =======
Net income (loss) per share
  attributable to common
  stockholders(3).............  $(0.24)   $(0.11)  $  0.09   $  0.12   $  0.16     $  0.20      $  0.04    $ (0.20)    $ (0.20)
                                ======    ======   =======   =======   =======     =======      =======    =======     =======
Weighted average common shares
  and equivalents -- pro
  forma(3)....................   1,302     4,734     7,313     8,581     9,102       9,488        8,778      9,360       9,400
BALANCE SHEET DATA:
Cash and cash equivalents.....  $  583    $  738   $ 1,750   $ 3,470   $ 3,192                  $ 2,181    $ 2,454
Working capital...............   1,166       993     2,557     2,931     4,732                    1,604      4,842
Total assets..................   9,552    14,637    27,065    35,106    54,653                   38,676     60,892
Long-term debt................     214       640     3,520     4,786     9,218                    6,560     14,758
Minority interest.............     647       601     2,019     3,010     5,674                    3,187      6,418
Preferred stock...............      --        --        --        --     4,982                       --      5,050
Stockholders' equity..........   8,440    12,055    19,558    22,479    28,374                   23,633     27,677
GENERAL CENTER DATA:
Procedures....................   1,146    16,051    30,922    55,344    71,323                   15,441     23,211
Centers at period end.........       4         6        14        18        27                       18         29

---------------

(1) Period from April 2, 1992 (inception) through December 31, 1992.
(2) Reflects an impairment loss attributable to one partnership, which had an impact of $0.24 per share on the historical and pro forma results of operations for the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of AmSurg" and "Notes to the Consolidated Financial Statements of
    AmSurg -- Note 10."
(3) Adjusted to give effect to the Recapitalization which includes a one for three reverse stock split.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF AMSURG

OVERVIEW


     AmSurg develops, acquires and operates practice-based ambulatory surgery centers in partnership with physician practice groups through partnerships and limited liability companies. As of March 31, 1997, AmSurg owned a majority interest (51% or greater) in 28 surgery centers, operated another center pursuant to a management agreement, owned a majority interest (60% or greater) in two physician practices and had established and was the majority owner (51%) of three start-up specialty physician networks. As of March 31, 1997, AHC owned 59% of the common stock of AmSurg.



     Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which are based upon current expectations and involve a number of risks and uncertainties. These statements which have been included in reliance on the "safe harbor" provisions of the Litigation Reform Act, may be affected by the risk factors set forth in this Information Statement and by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The Litigation Reform Act does not apply to initial public offerings. The important factors include:
AmSurg's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers and new specialty physician networks; its ability to contract with managed care payors for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; and its ability to maintain favorable relations with its physician partners. See "RISK FACTORS -- Risks Associated with Forward-Looking Statements."


     The following table presents the components of changes in the number of surgery centers in operation and centers under development at the end of fiscal 1994, 1995 and 1996 and at March 31, 1997. A center is deemed to be under development when a partnership or limited liability company has been formed with the physician group partner to develop the center.

                                                                  YEAR ENDED       THREE MONTHS
                                                                 DECEMBER 31,         ENDED
                                                              ------------------    MARCH 31,
                                                              1994   1995   1996       1997
                                                              ----   ----   ----   ------------
Centers in operation, beginning of period...................    6     14     18         27
New center acquisitions placed in operation.................    3      2      6          2
New development centers placed in operation.................    5      2      3         --
                                                               --     --     --         --
Centers in operation, end of period.........................   14     18     27         29
                                                               ==     ==     ==         ==
Centers under development, end of period....................    4     13     20         20

     Twenty-two of the surgery centers in operation as of March 31, 1997 perform gastrointestinal endoscopy procedures; four centers perform ophthalmology procedures; one center performs otolaryngology procedures; one center performs orthopaedic procedures; and one center performs ophthalmology, urology, general surgery and otolaryngology procedures. In addition, on January 31, 1996, AmSurg acquired a 70% interest in the assets of a gastroenterology and primary care physician practice located in Miami, Florida and associated with a surgery center in which AmSurg already held an ownership interest. On January 1, 1997, AmSurg acquired a 60% interest in the assets of a urology practice and currently has a surgery center under development with this same practice. While AmSurg generally owns 51% to 70% of the entities that own the surgery center or physician group practice, AmSurg's consolidated statements of operations include 100% of the results of operations of the entities, reduced by the minority partners' share of the net income or loss of the surgery center/practice entities.

     The limited partnerships and limited liability companies formed by AmSurg own and operate the AmSurg surgery centers, with the exception of one center in which AmSurg has no ownership interest but which is operated by AmSurg under a management agreement. The other partner or member in each partnership and limited liability company is in each case an entity owned by physicians who perform procedures at the center.

     The two physician group practices are also owned through limited partnerships in which AmSurg is the general partner and owns a majority interest. The other partner in each partnership is an entity owned by the principal physicians who provide professional medical services to patients of the practice. All third party payor contracts under which the two physician group practices provide professional services are entered into by the group practice entity in which AmSurg is the general partner and owns a majority interest.


     The start-up specialty physician networks are owned through limited partnerships and limited liability companies. AmSurg owns a majority interest in these entities, and the other partners are individual physicians who will provide the medical services to the patient population covered by the contracts the network will seek to enter into with managed care payors. It is not expected that the specialty physician networks in themselves will be a significant source of income for AmSurg. These networks were and will be formed primarily as a contracting vehicle to generate revenues for AmSurg's practice-based surgery centers and physician practices. These networks have not yet generated any revenues.

     AmSurg's sources of revenues are set forth in the table below. The facilities fees and fees for physician services received by AmSurg surgery centers and physician practices are generally paid through third party reimbursement programs, including governmental and private insurance programs. AmSurg derived approximately 39%, 37% and 36% of its revenues in the year ended December 31, 1994, 1995 and 1996, respectively, and 36% and 34% in the three month period ended March 31, 1996 and 1997, respectively, from governmental healthcare programs including Medicare and Medicaid.

                                                       PERCENTAGE OF TOTAL REVENUES
                                               ---------------------------------------------
                                               YEAR ENDED DECEMBER 31,
                                               -----------------------    THREE MONTHS ENDED
SOURCE OF REVENUES                             1994     1995     1996       MARCH 31, 1997
------------------                             -----    -----    -----    ------------------
Surgery center...............................    97%      96%      83%            80%
Physician practice...........................    --       --       15             17
Management fee...............................     1        2        1              2
Interest and other...........................     2        2        1              1
                                                ---      ---      ---            ---
          Total..............................   100%     100%     100%           100%
                                                ===      ===      ===            ===

     AmSurg intends to expand primarily through the development and acquisition of additional practice-based ambulatory surgery centers in targeted surgical specialties. In addition, AmSurg believes that its surgery centers, combined with AmSurg's relationships with specialty physician practices in the surgery centers' markets, will provide AmSurg with other opportunities for growth from specialty network development that if appropriate may include the acquisition of specialty physician practices. By using its surgery centers as a base to develop specialty physician networks that are designed to serve large numbers of covered lives, AmSurg believes that it will strengthen its market position in contracting with managed care organizations.

RESULTS OF OPERATIONS

  Three Month Period ended March 31, 1997 Compared to Three Month Period ended March 31, 1996

     Revenues were $12,610,000 for the three month period ended March 31, 1997, an increase of $5,441,000, or 76%, over revenues for the comparable period in 1996. The increase resulted primarily from the growth in the number of surgery centers in operation, the acquisition of a majority interest in a urology physician practice on January 1, 1997 and an increase of 6% in same-center revenues at the 18 centers in operation since January 1, 1996. AmSurg anticipates further revenue growth during the remainder of 1997 as a result of additional start-up and acquisition centers placed in operation and from same-center revenue growth. See "BUSINESS OF AMSURG -- Revenues."

     Salaries and benefits expense increased by $1,725,000, or 77%, while other operating expenses increased by $2,197,000, or 97%, for the three month period ended March 31, 1997 from the comparable period in 1996. These increases resulted from additional centers in operation, the acquisition of the interest in the urology physician practice, and an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth. Salaries and benefits expense and other operating expenses represented in the aggregate approximately 67% of revenues for the three month period ended March 31, 1997 as compared to approximately 63% of revenues for the comparable period in 1996. The 4% increase is due primarily from the physician group practices and a start-up center. Physician group practices generally have lower operating margins than ambulatory surgery centers. Because the two physician practices in which AmSurg now has a majority ownership have both greater revenues and greater operating expenses as a percentage of revenues than any single center, the acquisition of the urology physician practice and the inclusion in operations of the gastroenterology and primary care physician practice for the full 1997 period compared to two months in the comparable period in 1996 caused the practices to have a disproportionately large impact on operating margins. Salaries and benefits expense and other operating expenses as a percentage of revenues also increased because there existed one newly opened start-up surgery center in the three month period ended March 31, 1997. Typically start-up centers initially experience lower operating margins until their respective case load grows to a more optimal operating level, which generally is expected to occur within 12 months after a center opens.


     Depreciation and amortization expense increased $416,000, or 62%, in the three month period ended March 31, 1997 over the comparable period in 1996, primarily due to 11 additional surgery centers and one physician practice in operation in the 1997 period compared to the 1996 period. The increase of $116,000, or 55%, in interest expense for the three month period ended March 31, 1997 over the comparable period in 1996 is primarily attributable to debt assumed or incurred in connection with additional acquisitions of interests in surgery centers and physician practices plus the interest expense associated with newly opened start-up surgery centers financed partially with bank debt.


     Impairment loss of $2,321,000 in the three month period ended March 31, 1997 represents a charge in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." AmSurg determined that an impairment in the asset carrying value at one of its partnerships that owns two surgery centers acquired in 1994 had taken place and as a result it recorded an impairment of asset carrying value associated with these centers. Various disagreements with the sole physician partner over the operation of these centers have adversely impacted the operations of these centers. After a series of discussions and attempts to resolve their differences occurring in March 1997, AmSurg determined in April 1997 that the partners could not resolve their disagreements and that as a result the carrying value of the assets associated with this partnership is not likely to be fully recovered. In determining that an impairment had occurred, AmSurg projected the undiscounted cash flows from these centers and determined these cash flows to be less than the carrying value of the long-lived assets attributable to this partnership. Accordingly an impairment loss equal to the excess of the carrying value of the long-lived assets over the present value of the estimated future cash flows was recorded. While there has been no final decision, AmSurg believes that the most probable outcome will be the discontinuance of its involvement with these centers. It is management's intent to pursue a course of resolution that is as economically favorable as possible to AmSurg. AmSurg believes it has good relationships with its other physician partners and that the impairment loss attributable to the partnership discussed above resulted from a unique set of circumstances. The revenues and the pretax loss after minority interest for these two centers for the three month period ended March 31, 1997, before consideration of this impairment loss, were $148,000 and $7,000, respectively. AmSurg does not believe that the operations of these two centers subsequent to March 31, 1997 will have any significant impact on AmSurg's future ongoing results of operations. See "RISK FACTORS -- Risks Related to Intangible Assets."


     Minority partners' interest in earnings for the three month period ended March 31, 1997 rose to $1,948,000 from $1,196,000 for the comparable period in 1996, an increase of 63%, primarily as a result of minority partners' interest in earnings at surgery centers added to operations and from increased same-center profitability.

     AmSurg recognized tax expense of $329,000 in the three month period ended March 31, 1997 compared to $236,000 in the comparable period in 1996. Because the loss incurred associated with the impairment loss discussed above may only be deducted for tax purposes against future capital gains up to five years, AmSurg has recognized no tax benefit associated with this loss in the current period. AmSurg's effective tax rate is 40% of earnings prior to the impairment loss in both periods, and differs from the federal statutory income tax rate of 34% due primarily to the impact of state income taxes.

  Fiscal Year Ended December 31, 1996 Compared to Fiscal Year Ended December 31, 1995

     Revenues were $35,007,000 for 1996, an increase of $12,518,000, or 56%, over revenues for 1995. The increase resulted primarily from the growth in the number of surgery centers in operation, the acquisition of a majority interest in the Florida physician practice as of January 31, 1996 and an increase of 14% in same-center revenues at the fifteen centers in operation since January 1, 1995.

     Salaries and benefits expense increased by $5,370,000, or 86%, while other operating expenses increased by $3,984,000, or 53%, for 1996 from 1995. These increases resulted primarily from the acquisition of the interest in the Florida physician practice, additional centers in operation and an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth. Salaries and benefits expense and other operating expenses represented in the aggregate approximately 66% of revenues for 1996 as compared to approximately 61% of revenues for 1995. Physician group practices generally have lower operating margins than ambulatory surgery centers. Because the Florida physician practice has both greater revenues and greater operating expenses as a percentage of revenues than any single center, its acquisition had a disproportionately large impact on operating margins.

     Depreciation and amortization expense increased $603,000, or 25%, in 1996 over 1995, primarily due to the acquisition of majority interests in additional surgery centers, the acquisition of the interest in the Florida physician practice and new start-up surgery centers placed in operation. The increase of $225,000, or 31%, in interest expense for 1996 over 1995 is primarily attributable to debt assumed or incurred in connection with additional acquisitions of interests in surgery centers and the Florida physician practice plus the interest expense associated with newly opened start-up surgery centers financed partially with bank debt.

     Minority partners' interest in center earnings for 1996 rose to $5,434,000 from $3,938,000 for 1995, an increase of 38%, primarily as a result of minority partners' interest in earnings at surgery centers added to operations and from increased same-center profitability.

     Income tax expense increased 70% in 1996 to $985,000 as a result of increased income before income taxes and an increase in AmSurg's effective income tax rate to 40% from 36%. The increase in the effective income tax rate resulted from the utilization of prior period net operating loss carryforwards during 1995. The difference between the federal statutory income tax rate of 34% and AmSurg's effective income tax rates was due primarily to the utilization of prior period net operating loss carryforwards in 1995 and the impact of state income taxes.

  Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994

     Revenues for 1995 were $22,489,000, an increase of $8,663,000, or 63%, over 1994. The increase in revenues resulted primarily from the growth in the number of surgery centers in operation and from an increase of 9% in same-center revenues at six centers in operation since January 1, 1994.

     Salaries and benefits expense grew by $2,151,000, or 53%, while other operating expenses grew by $2,472,000, or 49%, from 1994 to 1995. The increases in salaries and benefits expense and in other operating expenses resulted primarily from an increased number of centers in operation and from an increase in corporate staff to support additional centers in operation and anticipated future growth. Salaries and benefits expense and other operating expenses represented in the aggregate approximately 61% of revenues in 1995 as compared to approximately 66% of revenues in 1994 as a result of the margin contribution of additional centers in operation.

     Depreciation and amortization expense increased by $1,088,000, or 83%, for 1995 over 1994, due primarily to the acquisition of majority interests in additional practice-based ambulatory surgery centers and from new start-up centers placed in operation. The increase in interest expense from $193,000 in 1994 to $722,000 in 1995 was primarily attributable to debt assumed or incurred in connection with additional acquisitions of interests in centers plus the interest expense associated with newly opened start-up centers financed partially with bank debt.

     Minority partners' interest in center earnings for 1995 rose to $3,938,000 from $2,468,000 in 1994, an increase of 60%, primarily as a result of minority partners' interest in earnings at surgery centers added to operations and from increased same-center profitability.

     Income tax expense increased to $578,000 in 1995 from $26,000 in 1994 as a result of increased income before income taxes and an increase in AmSurg's effective income tax rate to 36% from 4%. The increase in the effective income tax rate resulted from the utilization of prior period net operating loss carryforwards to eliminate federal income taxes for 1994 and to reduce federal income taxes in 1995. The difference between the federal statutory income tax rate of 34% and AmSurg's effective income tax rates in 1995 and 1994 was due primarily to the utilization of prior period net operating loss carryforwards and the impact of state income taxes.

LIQUIDITY AND CAPITAL RESOURCES


     Operating activities for 1996 and the three month period ended March 31, 1997 generated $8,912,000 and $3,281,000, respectively, in cash flow. Investing activities during 1996 used $16,395,000, including $12,670,000 used to acquire interests in additional practice-based ambulatory surgery centers and the interest in the Florida physician practice, and $3,863,000 to acquire property and equipment for new start-up surgery centers and for new or replacement property at existing centers. Investing activities during the three month period ended March 31, 1997 used $7,969,000, including $6,031,000 used to acquire interests in two additional surgery centers and an interest in the urology physician practice, and $1,943,000 to acquire property and equipment for new start-up surgery centers and for new or replacement property at existing centers. Financing activities for 1996 provided $7,206,000 in cash flow, primarily as a result of (i) net additions to long-term debt of $3,283,000, (ii) minority partner capital contributions to AmSurg's partnerships and limited liability companies of $1,681,000, (iii) $2,366,000 in cash proceeds from the issuance of common stock, and (iv) net proceeds of $4,960,000 from the issuance of preferred stock; these financing proceeds were partially offset by $5,084,000 in distributions to surgery center minority partners. Financing activities for the three month period March 31, 1997 provided $3,949,000 in cash flow, primarily as a result of (i) net additions to long-term debt of $5,351,000, (ii) minority partner capital contributions to AmSurg's partnerships and limited liability companies of $185,000 and (iii) $134,000 in cash proceeds from the issuance of common stock; these financing proceeds were partially offset by $1,720,000 in distributions to surgery center minority partners. At March 31, 1997, AmSurg had $4,671,000 in outstanding term loan borrowings under its amended and restated bank credit agreement which is repayable through June 2000. AmSurg also had outstanding borrowings of $8,134,000 under a related revolving credit facility which was amended subsequent to March 31, 1997, and currently provides up to $15,000,000 in available credit through April 1999 for acquisition and development projects. Borrowings under the bank credit agreement and related credit facility bear interest at a rate equal to the prime rate or 1.75% above LIBOR or a combination thereof at AmSurg's option, plus a .35% fee for unused commitments. At March 31, 1997, AmSurg partnerships and limited liability companies had unfunded construction and equipment purchase commitments for centers under development of approximately $5,600,000. Of the $5,600,000, AmSurg expects that approximately $3,500,000 will be borrowed under AmSurg's credit facility (and guaranteed on a pro rata basis by the physicians), and that the remaining amount will be provided by AmSurg and the physician partners in proportion to their respective ownership interests. AmSurg intends to fund its portion out of cash flow from operations.


     On November 20, 1996, AmSurg issued shares of its Series A Preferred Stock and Series B Preferred Stock to certain unaffiliated institutional investors for cash proceeds of approximately $4,960,000, after payment of offering expenses. The purpose of the offering was to fund the acquisition and development of surgery centers and to provide other working capital as needed prior to being in position to access capital markets as an independent public company following the Distribution. The Series A Preferred Stock, with a liquidation value of $3,000,000, will accrue dividends of 8% per annum on such liquidation value, commencing on November 21, 1998. The Series A Preferred Stock is subject to redemption at any time at the option of AmSurg and is subject to redemption at the option of the holders on November 20, 2002 and upon the occurrence of certain events, including a public offering yielding at least $20,000,000 in net proceeds to AmSurg, and/or its stockholders (or $25,000,000 in net proceeds if the Distribution does not occur) (a

"Qualified IPO"). The Series A Preferred Stock may also be converted into shares of Class A Common Stock at the option of the holders for a limited period of time following the Distribution or upon a Qualified IPO at the then current market price of the Class A Common Stock. Upon a Qualified IPO or other triggering event, the Series B Preferred Stock will be automatically converted into a number of shares of Class A Common Stock that approximates 6% of the equity of AmSurg determined as of November 20, 1996, with that percentage being ratably increased to 8% of the equity of AmSurg if a triggering event has not occurred by November 20, 2000. If a Qualified IPO or other triggering event does not occur by November 20, 2002, the holders of the Series B Preferred Stock will have the right to sell such stock to AmSurg at a formula price. See "DESCRIPTION OF CAPITAL STOCK."



     Historically AmSurg has depended on AHC for the majority of its equity financing. A principal purpose of the Distribution is to permit AmSurg to have access to public debt and equity capital markets as an independent public company. Management believes that AmSurg will have access to such capital on more favorable terms as an independent public company than it could have as a majority-owned subsidiary of AHC, particularly in public equity markets. See "THE DISTRIBUTION -- Background and Reasons for the Distribution." While AmSurg anticipates that its operating activities will continue to provide cash flow and increased revenues, AmSurg will require additional financing in order to fund its development and acquisition plans and to achieve its long-term strategic growth plans. This additional financing could take the form of a private or public offering of debt or equity securities or additional bank financing. No assurances can be given that the necessary financing will be obtainable on terms satisfactory to AmSurg. The failure to raise the funds necessary to finance its future cash requirements could adversely affect AmSurg's ability to pursue its strategy and could adversely affect its results of operations for future periods.


RECENT ACCOUNTING PRONOUNCEMENTS

     The Company will adopt Statement of Financial Accounting Standards No. 128 "Earnings Per Share" for the year ended December 31, 1997. This accounting pronouncement requires the disclosure of basic and diluted earnings per share. The Company believes that, upon adoption, diluted earnings (loss) per share will approximate earnings (loss) per share as previously reported. Because the concept of basic earnings per share does not include the impact of common stock equivalents, such as preferred stock and stock options, basic earnings per share will be higher than diluted earnings per share.

                            CAPITALIZATION OF AMSURG

     The following table sets forth the capitalization of AmSurg as of March 31, 1997. This table should be read in conjunction with AmSurg's consolidated financial statements and notes thereto included elsewhere herein. Information with respect to AmSurg Preferred Stock and common stock has been adjusted to give effect to the Recapitalization, Exchange and Distribution.

                                                                  AT MARCH 31, 1997
                                                              -------------------------
                                                              HISTORICAL   PRO FORMA(1)
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Long-term debt:
  $12,000,000 credit agreement(2)...........................   $ 8,134       $ 8,134
  Term note.................................................     4,671         4,671
  Other long-term debt......................................     4,536         4,536
                                                               -------       -------
          Total debt........................................    17,341        17,341
                                                               -------       -------
Minority interest...........................................     6,418         6,418
Preferred stock, no par value, 5,000,000 shares authorized,
  916,666 issued
  Series A redeemable preferred stock, 500,000 shares
     outstanding............................................     1,842         1,842
  Series B convertible preferred stock, 416,666 shares
     outstanding............................................     3,208         3,208
Stockholders' equity
  Common stock, no par value, 40,000,000 shares authorized,
     9,411,948 shares outstanding...........................    27,259            --
  Class A common stock, no par value, 25,000,000 shares
     authorized, 3,881,817 shares outstanding...............        --        11,630
  Class B common stock, no par value, 5,540,000 shares
     authorized, 5,530,131 shares outstanding...............        --        15,629
  Retained earnings (deficit)...............................       417           (33)
                                                               -------       -------
          Total capitalization..............................   $56,485       $56,035
                                                               =======       =======

---------------

(1) Pro forma to give effect to the Recapitalization and Distribution.
(2) The credit agreement was amended subsequent to March 31, 1997 and currently provides up to $15,000,000 in credit.

                         SELECTED FINANCIAL DATA OF AHC

     The selected unaudited financial data of AHC set forth below reflects certain adjustments to the previously reported historical consolidated financial statements of AHC for each of the fiscal years in the five year period ended August 31, 1996, and the six month periods ended February 29, 1996 and February 28, 1997 to present AmSurg as a discontinued operation.

                                                                                          SIX MONTHS
                                                                                         ENDED AND AT
                                          FOR THE YEAR ENDED AND AT AUGUST 31,          FEBRUARY 29/28
                                     -----------------------------------------------   -----------------
                                      1992      1993      1994      1995      1996      1996      1997
                                     -------   -------   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
        Total revenues.............  $37,112   $39,682   $41,144   $36,583   $31,403   $15,714   $15,332
                                     -------   -------   -------   -------   -------   -------   -------
Expenses:
  Salaries and benefits............   16,488    16,972    18,699    18,878    19,866     9,738    10,755
  Other operating expenses.........   11,860    11,771    12,271    10,865     7,254     3,275     4,123
  Depreciation and amortization....    1,336     1,340     1,293     1,339     1,273       650       675
  Interest.........................       12         8         6         7         5         3         2
                                     -------   -------   -------   -------   -------   -------   -------
        Total expenses.............   29,696    30,091    32,269    31,089    28,398    13,666    15,555
                                     -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes
  and discontinued operations......    7,416     9,591     8,875     5,494     3,005     2,048      (223)
Income tax expense(1)..............    3,040     3,884     3,586     2,252       544       889        --
                                     -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations.......................    4,376     5,707     5,289     3,242     2,461     1,159      (223)
  Discontinued operations..........       --      (170)       38       674       799       346       492
                                     -------   -------   -------   -------   -------   -------   -------
Net income.........................  $ 4,376   $ 5,537   $ 5,327   $ 3,916   $ 3,260   $ 1,505   $   269
                                     =======   =======   =======   =======   =======   =======   =======
Income (loss) per share from
  continuing operations(2).........  $  0.52   $  0.68   $  0.63   $  0.40   $  0.30   $  0.15   $ (0.03)
Income (loss) per share from
  discontinued operations(2).......       --     (0.02)     0.00      0.08      0.10      0.04      0.06
                                     -------   -------   -------   -------   -------   -------   -------
Net income per share(2)............  $  0.52   $  0.66   $  0.63   $  0.48   $  0.40   $  0.19   $  0.03
                                     =======   =======   =======   =======   =======   =======   =======
Weighted average common shares and
  equivalents......................    8,370     8,404     8,461     8,211     8,161     8,122     8,229

                                                                                                               AS
                                                                                                           ADJUSTED(3)
                                                                                                           -----------
BALANCE SHEET DATA:
Cash and cash equivalents..........  $10,323   $ 9,016   $ 9,909   $11,076   $12,562   $11,665   $10,110     $10,110
Working capital....................   11,961    12,772    11,972    11,089    13,324    12,709    11,652      11,102
Net assets of discontinued
  operations.......................       --     5,354    11,475    14,695    16,361    15,293    17,560          --
Total assets.......................   32,203    36,848    43,354    45,863    48,414    46,883    48,618      32,624
Long-term liabilities..............    1,665     1,892     2,138     2,146     2,608     2,576     2,025       2,025
Stockholders' equity...............   25,158    30,850    36,460    38,299    41,611    39,849    42,124      25,674

---------------

(1) Includes nonrecurring income tax benefit in fourth quarter of fiscal 1996 of $760,000 or $.09 per share.
(2) Per share information does not give effect to the increase in weighted average number of shares outstanding that is expected to occur as a result of the adjustment of AHC stock options in connection with the Distribution. See "THE DISTRIBUTION -- Adjustments of AHC Stock Options; and -- Accounting Treatment."
(3) Adjusted to give effect to the Distribution and estimated expenses of $550,000 related thereto and estimated non-cash compensation expense of $4,300,000 ($2,640,000 net of income taxes) that is expected to be recognized as a result of the adjustment of AHC stock options in connection with the Distribution. See "THE DISTRIBUTION -- Adjustments of AHC Stock Options; and -- Accounting Treatment."

                       BUSINESS OF AHC AFTER DISTRIBUTION

     After the Distribution, AHC will no longer own any AmSurg Common Stock and accordingly its principal business operations will be conducted through DTCA, which is the leading provider of diabetes management services. The principal source of revenues for DTCA historically have been its operating contracts for hospital-based diabetes treatment centers. While during the last several fiscal years, revenues from this business have been adversely affected by termination and renegotiation of certain hospital contracts, AHC believes this business is stabilizing and expects it to be a source of steady revenue for AHC.

     During 1994 AHC began to implement a business strategy in DTCA to develop comprehensive diabetes disease management products for a new customer group, the managed care industry, and AHC believes that the substantial portion of its future revenue growth will result from comprehensive healthcare management contracts with managed care payors for their enrollees with diabetes. In furtherance of this strategy, during the last two fiscal years, AHC has incurred substantial expenditures associated with these comprehensive diabetes disease management efforts.

     AHC's growth strategy is primarily to develop new relationships directly with payors and others who are ultimately responsible for the healthcare costs of individuals with diabetes and to further develop its hospital-based diabetes treatment center business. Pursuant to the strategy with payors, DTCA is expected to provide management services designed to improve the quality of care for individuals with diabetes while lowering the overall cost of care. DTCA fees under these agreements with payors may take the form of shared savings of overall diabetes enrolled healthcare costs, capitated payments to DTCA that cover DTCA's services to enrollees but do not include responsibility for enrolled healthcare claims or some combination of these arrangements. AHC believes that its current position as the leading provider of diabetes treatment services to hospitals and physicians will be an advantage in comparison with other potential competitors or with the payors considering initiating such services themselves, most of whom have no such actual diabetes treatment or comprehensive diabetes population management experience.

     Since January 1996, DTCA has entered into ten managed care contracts primarily with Principal Healthcare, Inc. and Health Options, Inc., an HMO subsidiary of Blue Cross Blue Shield of Florida. DTCA is in the process of implementing its diabetes disease management products pursuant to these agreements and through its implementation expects to produce cost savings which will be shared by DTCA and the HMOs. While DTCA believes that these agreements will provide substantial revenue and profit opportunities for DTCA over the five year term of these agreements, it cannot accurately predict the amount or timing of these revenues or profits or assure that any such revenue or profits will be obtained. See "RISK FACTORS -- Risk Factors Regarding AHC After Distribution."

                               BUSINESS OF AMSURG

     AmSurg was formed in April 1992 for the purpose of developing, acquiring and operating practice-based ambulatory surgery centers, in partnerships with physician practice groups, throughout the United States. An AmSurg surgery center is typically located adjacent to or in the immediate vicinity of the specialty medical practice of a physician group partner's office. Each of the surgery centers provides a narrow range of high volume, lower-risk surgical procedures, generally in a single specialty, and has been designed with a cost structure that enables AmSurg to charge fees which management believes are generally less than those charged by hospitals and freestanding outpatient surgery centers for similar services performed on an outpatient basis. As of March 31, 1997, AmSurg owned a majority interest in 28 surgery centers in ten states and the District of Columbia, operated another center pursuant to a management agreement and owned a majority interest in two physician practice groups. As of March 31, 1997, AmSurg also had 20 centers under development and had executed letters of intent to acquire or develop four additional centers. AmSurg is utilizing selected surgery centers as a base to develop start-up specialty physician networks that are designed to serve large numbers of covered lives and thus strengthen AmSurg's position in dealing with managed care organizations. As of March 31, 1997, AmSurg had established three start-up specialty physician networks, located in the south Florida market and in Knoxville, Tennessee and Montgomery, Alabama.

     AmSurg was organized as a Tennessee corporation in 1992. AmSurg's principal executive offices are located at One Burton Hills Boulevard, Suite 350, Nashville, Tennessee 37215, and its telephone number is 615-665-1283.

INDUSTRY OVERVIEW

     In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of healthcare expenditures. These cost containment measures, together with technological advances, have resulted in a significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers.


     According to estimates of SMG Marketing Group Inc. in its Freestanding Outpatient Surgery Center Directory (May 1996), an industry publication, outpatient surgical procedures represented approximately 60% of all surgical procedures performed in the United States in 1995. As of December 31, 1995, there were approximately 2,300 freestanding ambulatory surgery centers in the U.S., of which approximately 130 were owned by hospitals and approximately 505 were owned by corporate entities. The remaining approximately 1,665 centers were independently owned, primarily by physicians.


     Managed care organizations with significant numbers of covered lives are seeking to direct large numbers of patients to high-quality, low-cost providers and provider groups. In order to compete for the growing number of managed care patients, hospitals, physicians and other providers, including alternate site outpatient providers, are forming specialty physician networks and other provider joint ventures.

     AmSurg believes that the following factors have contributed to the growth of ambulatory surgery:

     Cost-Effective Alternative. Ambulatory surgery is generally less expensive than hospital inpatient surgery. In addition, AmSurg believes that surgery performed at a practice-based ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment. Interest in ambulatory surgery centers has grown as managed care organizations have sought a cost-effective alternative to inpatient services.

     Physician and Patient Preference. AmSurg believes that many physicians prefer practice-based ambulatory surgery centers. AmSurg believes that such centers enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing them to perform more surgeries in a defined period of time. In contrast, hospitals and freestanding ambulatory surgery centers generally serve a broader group of physicians, including those involved with emergency procedures, resulting in postponed or delayed surgeries. Additionally, many physicians choose to perform surgery in a practice-based ambulatory surgery center because their patients prefer the simplified admissions and discharge procedures and the less institutional atmosphere.

     New Technology. New technology and advances in anesthesia, which have been increasingly accepted by physicians, have significantly expanded the types of surgical procedures that are being performed in ambulatory surgery centers. Lasers, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding, in some cases, overnight hospitalization.

STRATEGY


     AmSurg believes it is a leader in the development, acquisition and operation of practice-based ambulatory surgery centers. The key components of AmSurg's strategy are:


     Provide Lower-Risk, High Volume Ambulatory Surgery Services. AmSurg's surgery centers currently focus on providing lower-risk surgical procedures in five surgical subspecialties: gastroenterology, ophthalmology, orthopaedic surgery, urology and otolaryngology. The AmSurg single specialty practice-based surgery center is designed, built, equipped and staffed for the needs of a single specialty, which AmSurg believes creates efficiencies in operations. AmSurg believes that as a result, the single specialty surgery center is a lower cost unit to build, equip and operate, is more convenient for the physician and patient, and therefore is potentially more attractive to managed care payors than hospital-based or freestanding multi-specialty centers. AmSurg believes through the combination of a network of geographically dispersed physician groups and ambulatory surgery centers in a specific market, it can establish a high quality, cost efficient service delivery system for a specific individual specialty that is attractive to managed care payors.

     Develop and Acquire Practice-Based Ambulatory Surgery Centers. Although AmSurg has historically grown primarily by acquisition of existing centers, it anticipates that its future growth in the surgery center business will come increasingly from development of new practice-based ambulatory surgery centers. In order to continue the acquisition and development of ambulatory surgery centers, AmSurg will require additional capital resources in the form of debt or equity financing. See "MANAGEMENT'S DISCUSSION AND ANALYSIS -- Liquidity and Capital Resources."

     Develop Specialty Networks. Utilizing single specialty ambulatory surgery centers to provide a cost advantage, AmSurg's strategy has evolved to include the development and ownership of specialty physician networks which will offer specialty physician services, as well as outpatient surgery procedures with wide geographic coverage to managed care payors. The specialty networks will be developed to provide broad geographic patient access points in the market through the network participation of high quality and strategically located practices, some of which may be acquired or managed by AmSurg.

     AmSurg has acquired two physician practices, a urology specialty group and a gastrointestinal and primary care specialty group, in Miami, Florida, one of which is a partner with AmSurg in a practice-based ambulatory surgery center. The other physician practice is developing an ambulatory center with AmSurg. AmSurg has established and is the majority owner of three start-up specialty physician networks. By establishing these networks, AmSurg believes it will be able to obtain additional contracts with managed care payors and increase the profitability of its surgery centers and associated physician practices.

ACQUISITION AND DEVELOPMENT OF SURGERY CENTERS

     Practice-based ambulatory surgery centers are licensed outpatient surgery centers generally equipped and staffed for a single medical specialty and are generally located in or adjacent to a physician group practice. AmSurg has targeted ownership in centers that perform gastrointestinal endoscopy, ophthalmology, urology, orthopaedics or otolaryngology procedures. These specialties perform many high volume, lower-risk procedures that are appropriate for the practice-based setting. The focus at each center on only the procedures in a single specialty results in these centers generally having significantly lower capital and operating costs than the costs of hospital and freestanding ambulatory surgery center alternatives that are designed to provide more intensive services in a broader array of surgical specialties. In addition, the practice-based surgery center, which is located in or adjacent to the group practice, provides a more convenient setting for the patient and for the physician performing the procedure. Improvements in technology are also enabling additional types of procedures to be performed in the practice-based setting.

     The AmSurg development staff identifies existing centers that are potential acquisition candidates and identifies physician practices that are potential partners for new center development in the medical specialties which AmSurg has targeted for development. These candidates are then evaluated against AmSurg's project criteria which include several factors such as number of procedures currently being performed by the practice, competition from and the fees being charged by other surgical providers, relative competitive market position of the physician practice under consideration, and state certificate of need ("CON") requirements for development of a new center.

     In presenting the advantages to physicians of developing a new practice-based ambulatory surgery center in partnership with AmSurg, the AmSurg development staff emphasizes the proximity of a practice-based surgery center to a physician's office, the simplified administrative procedures, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the rapid turnaround time between cases, the high technical competency of the center's clinical staff that performs only a limited number of specialized procedures, and state-of-the-art surgical equipment. AmSurg also focuses on its expertise in developing and operating centers. In addition, as part of AmSurg's role as the general partner or manager of the partnerships and limited liability companies, AmSurg markets the centers to third party payors.

     In a development project, AmSurg, among other things, provides the following services:

     - Financial feasibility pro forma analysis;
     - Assistance in state CON approval process;
     - Site selection;
     - Assistance in space analysis and schematic floor plan design;
     - Analysis of local, state, and federal building codes;
     - Negotiation of equipment financing with lenders;
     - Equipment budgeting, specification, bidding, and purchasing;
     - Construction financing;
     - Architectural oversight;
     - Contractor bidding;
     - Construction management; and
     - Assistance with licensing, Medicare certification and third party payor contracts.

     AmSurg's ownership interests in practice-based ambulatory surgery centers generally are structured through limited and general partnerships or limited liability companies. AmSurg generally owns 51% to 70% of the partnerships or limited liability companies and acts as the general partner in each limited partnership. In development transactions, capital contributed by the physicians and AmSurg plus bank financing provides the partnership or limited liability company with the funds necessary to construct and equip a new surgery center and to provide initial working capital.

     As part of each development and acquisition transaction, AmSurg enters into a partnership agreement or, in the case of a limited liability company, an operating agreement with its physician group partner. Under these agreements, AmSurg receives a percentage of the net income and cash distributions of the entity equal to its percentage interest in the entity and has the right to the same percentage of the proceeds of a sale or liquidation of the entity. As sole general partner, AmSurg is generally liable for the debts of the partnership.

     These agreements generally provide that AmSurg will oversee the business and administrative operations of the surgery center, and that the physician group partner will provide the center with a medical director, and with certain specified services such as billing and collections, transcription, and accounts payable processing. In connection with AmSurg's management of the business operations at each center, AmSurg historically received a management fee paid by the partnership or limited liability company. The partnership or limited liability company also paid a physician group partner a medical director fee and a fee for providing certain administrative services to the center. Because the management fee usually approximates the value of services provided to the center by the physician practice, on an ongoing basis, AmSurg has structured its agreements so that AmSurg generally no longer provides for any of such fees in its partnerships or limited liability companies and instead the respective parties are required to provide the services pursuant to the terms of the partnership or operating agreement. For start-up centers that are being developed, a fee is generally paid by the partnership or limited liability company to AmSurg for management of the planning, construction and opening of the center.

     In addition, these agreements typically provide that the limited partnership or limited liability company will lease certain non-physician personnel from the physician practice, who will provide services at the center. The cost of the salary and benefits of these personnel are reimbursed to the practice by the limited partnership or limited liability company. Certain significant aspects of the limited partnership's or limited liability company's governance are overseen by an operating board, which is comprised of equal representation by AmSurg and the physician partners. See Note 8 of the Notes to the Consolidated Financial Statements of AmSurg for a discussion of AmSurg's funding obligations under the partnership and operating agreements.

     The partnership and operating agreements provide that under certain circumstances AmSurg will be obligated to purchase some or all of the minority interests of the physicians affiliated with AmSurg in the partnerships or limited liability companies which own and operate AmSurg's surgery centers. The regulatory changes that could trigger such an obligation include changes that:
(i) make the referral of Medicare and other patients to AmSurg's surgery centers by physicians affiliated with AmSurg illegal; (ii) create the substantial likelihood that cash distributions from the partnership or limited liability company to the physicians associated therewith will be illegal; or (iii) cause the ownership by the physicians of interests in the partnerships or limited liability companies to be illegal. There can be no assurance that AmSurg's existing capital resources would be sufficient for it to meet the obligation, if it arises, to purchase minority interests held by physicians in the partnerships or limited liability companies which own and operate AmSurg's surgery centers. The determination of whether a triggering event has occurred is made by the concurrence of counsel for AmSurg and the physician partners or, in the absence of such concurrence, by independent counsel having an expertise in healthcare law and who is chosen by both parties. Determination is therefore not within the control of AmSurg. While AmSurg has structured the repurchase obligations to be as favorable as possible to AmSurg, the triggering of these obligations could have a material adverse effect on the financial condition and results of operations of AmSurg. See "-- Government Regulation."

SURGERY CENTER LOCATIONS

     AmSurg partnerships and limited liability companies lease certain of the real property in which its centers operate and the equipment used in certain of its centers, either from the physician partners or from an unaffiliated party.

     The following table sets forth certain information relating to centers in operation as of March 31, 1997:

                                                       YEAR
                                                     OR DATE                  OPERATING OR       AMSURG
                                                    ORIGINALLY  ACQUISITION     PROCEDURE      OWNERSHIP
           LOCATION             SPECIALTY PRACTICE    OPENED       DATE           ROOMS        PERCENTAGE
           --------             ------------------  ----------  -----------  ---------------   ----------
ACQUIRED CENTERS
Knoxville, Tennessee..........  Gastroenterology       1987     Nov. 1992           7              51%
Topeka, Kansas................  Gastroenterology       1990     Nov. 1992           4              60
Nashville, Tennessee..........  Gastroenterology       1989     Nov. 1992           3              60
Nashville, Tennessee..........  Gastroenterology       1988     Dec. 1992           3              60
Washington, D.C...............  Gastroenterology       1990     Nov. 1993           3              60
Melbourne, Florida............  Ophthalmology          1986     Nov. 1993           3              51
Torrance, California..........  Gastroenterology       1990     Feb. 1994           2              51
Sebastopol, California........  Ophthalmology          1988     Apr. 1994           2              60
Fort Myers, Florida...........  Gastroenterology       1990     Oct. 1994           1              60
Maryville, Tennessee..........  Gastroenterology       1992     Jan. 1995           3              51
Miami, Florida................  Gastroenterology       1995     April 1995          7              70
Panama City, Florida..........  Gastroenterology       1993     July 1996           3              51
Ocala, Florida................  Gastroenterology       1993     Aug. 1996           3              51
Columbia, South Carolina......  Gastroenterology       1988     Oct. 1996           3              51
Wichita, Kansas...............  Orthopaedics           1991     Nov. 1996           3              51
Minneapolis, Minnesota........  Gastroenterology       1993     Nov. 1996           2              51
Crystal River, Florida........  Gastroenterology       1994     Jan. 1997           3              51
Abilene, Texas................  Ophthalmology          1987     Mar. 1997           2              51

DEVELOPED CENTERS
Santa Fe, New Mexico..........  Gastroenterology    May 1994        --              3              60
Tarzana, California...........  Gastroenterology    July 1994       --              3              51
Jackson, Tennessee............  Gastroenterology    Sept. 1994      --              6              --(1)
Beaumont, Texas...............  Gastroenterology    Oct. 1994       --              3              51
Abilene, Texas................  Gastroenterology    Dec. 1994       --              3              60
Cape Coral, Florida...........  Gastroenterology    Jan. 1995       --              2              60
Melbourne, Florida............  Otolaryngology      March 1995      --              2              51
Knoxville, Tennessee..........  Ophthalmology       June 1996       --              2              60
West Monroe, Louisiana........  Gastroenterology    June 1996       --              2              51
Miami, Florida................  Gastroenterology    Sept. 1996      --              3              60
Sidney, Ohio..................  Ophthalmology       Dec. 1996       --              3              51
                                Urology
                                General Surgery
                                Otolaryngology

---------------

(1) This center is currently being operated by AmSurg pursuant to a management agreement and is not consolidated by AmSurg. AmSurg has an option to purchase 51% of this center.

SURGERY CENTER OPERATIONS

     Each AmSurg facility is generally designed, built, staffed and equipped to meet the specific needs of a single specialty physician practice group. AmSurg's typical ambulatory surgery center averages 3,000 square feet and is located adjacent to or in the immediate vicinity of the specialty physicians' offices. Each center developed by AmSurg typically has two to four operating or procedure rooms with areas for reception, preparation, recovery and administration. Each surgery center is developed to perform an average of 2,500 procedures per year. As of March 31, 1997, 22 of the AmSurg centers in operation performed gastrointestinal endoscopy procedures, four centers performed ophthalmology procedures, one center performed orthopaedic procedures, one center performed otolaryngology procedures, and one center performed ophthalmology, urology, general surgery and otolaryngology procedures. The procedures performed at the AmSurg centers generally do not require an extended recovery period following the procedures. AmSurg centers are typically staffed with three to five clinical professionals and administrative personnel who are shared with the physician practice group. The clinical staff includes nurses and surgical technicians.

     The types of procedures performed at each center depend on the specialty of the practicing physicians. The typical procedures performed or to be performed most commonly at AmSurg centers in operation or under development within each specialty are:

     - Gastroenterology -- colonoscopy and endoscopy procedures
     - Ophthalmology -- cataracts and retinal laser surgery
     - Orthopaedics -- knee arthroscopy and carpal tunnel repair
     - Urology -- cystoscopy and biopsy
     - Otolaryngology -- myringotomy and tonsillectomy

     AmSurg markets its surgery centers and networks directly to third-party payors, including HMOs, PPOs, other managed care organizations and employers. Payor-group marketing activities conducted by AmSurg's management and center administrators emphasize the high quality of care, cost advantages and convenience of AmSurg's surgery centers and are focused on making each center an approved provider under local managed care plans. In addition, AmSurg is pursuing relationships with selected physician groups in its markets in order to market a comprehensive specialty physician network that includes its surgery centers to managed care payors.

SPECIALTY PHYSICIAN NETWORKS AND PRACTICES

     Provider networks are primarily oriented to local markets. Physician groups may be members of several networks in a locale. Most networks are either multi-specialty or primary care based. AmSurg believes that its single specialty networks, designed around the ambulatory surgery centers and designed to match the membership base geography of the managed care payors, will be a more competitive model than networks that do not have those advantages. AmSurg also has the advantage of being introduced to prospective network members by its existing practice partners who have already had a positive experience working with AmSurg in joint ownership of the surgery centers. Pursuant to agreements with the network, the physicians in these networks also will have the opportunity to perform their surgical procedures in AmSurg's surgery centers or develop additional centers with AmSurg as needed. Following the establishment of a network, AmSurg will provide management services and marketing services to the network to secure patient service contracts with managed care payors. Fees paid by these networks to AmSurg are nominal and generally are intended to cover AmSurg's cost in providing such services.

     AmSurg further believes that the specialty physician network development will expand services available to managed care organizations. AmSurg believes that the specialty physician networks with practice-based surgery centers are attractive to managed care organizations because of the geographic coverage of the network, the lower costs associated with treatment, the availability of the complete delivery system for a specific specialty and high levels of patient satisfaction. As a result, AmSurg believes the development of such networks will capture an increased volume of managed care contracts, including capitated contracts, and will increase the market share and profitability of the practices and the AmSurg surgery centers.

     It is not expected that the specialty physician networks in themselves will be a significant source of income for AmSurg. These networks were and will be formed primarily as a contracting vehicle to generate revenues for AmSurg's practice-based surgery centers and physician practices.

     As of March 31, 1997, AmSurg had established and was the majority owner and operator of three start-up specialty physician networks. These networks have not yet generated any revenues. Each specialty physician network is formed as either a limited partnership or limited liability company in which AmSurg owns a majority interest. Individual physicians who practice in the medical specialty on which the network is focused own the minority interests in the network. These minority physician owners, who may or may not be affiliated with an AmSurg surgery center or physician practice, will provide the medical services to the patient population covered by the contracts the network will enter into with managed care payors.


     As part of its network development strategy, in January 1996 AmSurg acquired a 70% ownership interest in the assets of Gastroenterology Group of South Florida ("GGSF") in Miami, Florida, a gastroenterology and primary care practice currently comprised of seven gastroenterologists and five primary care physicians that provides gastroenterology physician and outpatient endoscopy services under a contract with a large managed care payor which covers approximately 120,000 lives. AmSurg and certain GGSF physicians have been partners in a practice-based endoscopy center that provides outpatient endoscopy services to this base of covered lives and to other patients. Using GGSF as a base, AmSurg has developed a gastroenterology physician network in south Florida and expects to add additional surgery centers and covered lives as a result of this expansion. In addition, AmSurg has established two ophthalmology/eye care networks located in Knoxville, Tennessee and Montgomery, Alabama.


     Also as part of its network development strategy, in January 1997 AmSurg acquired a 60% ownership interest in the assets of Miami Urological Associates, a urology practice comprised of three urologists and seven additional contract physicians in Miami, Florida. The practice has contracts with two managed care payors to provide physician and certain outpatient procedures for approximately 170,000 covered lives. AmSurg and Miami Urological Associates have entered into a partnership to develop an ambulatory surgery center for the urology practice.

REVENUES

     AmSurg's principal source of revenues is a facility fee charged for surgical procedures performed in its surgery centers. This fee varies depending on the procedure, but usually includes all charges for operating room usage, special equipment usage, supplies, recovery room usage, nursing staff and medications. Facility fees do not include the charges of the patient's surgeon, anesthesiologist or other attending physicians, which are billed directly to third-party payors by such physicians. AmSurg's other significant source of revenues is the fees for physician services performed by the two physician group practices in which AmSurg owns a majority interest.

     Practice-based ambulatory surgery centers and physician practices such as those in which AmSurg owns a majority interest depend upon third-party reimbursement programs, including governmental and private insurance programs, to pay for services rendered to patients. AmSurg derived approximately 36% of its net revenues from governmental healthcare programs including Medicare and Medicaid in 1996. The Medicare program presently pays ambulatory surgery centers and physicians in accordance with fee schedules which are prospectively determined. There may be continuing legislative and regulatory initiatives to limit the rate of increase in expenditures under the Medicare and Medicaid programs in an effort to curtail or reduce the federal budget deficit. These limitations, if enacted, may negatively impact AmSurg's revenues and operations.

     In addition to payment from governmental programs, ambulatory surgery centers derive a significant portion of their net revenues from private healthcare reimbursement plans. These plans include both standard indemnity insurance programs as well as managed care structures such as PPOs, HMOs and other similar structures. The strengthening of managed care systems nationally has resulted in substantial competition among providers of services, including providers of surgery center services with greater financial resources and market penetration than AmSurg, to contract with these systems. AmSurg believes that all payors, both governmental and private, will continue their efforts over the next several years to reduce healthcare costs and that their efforts will generally result in a less stable market for healthcare services. While no assurances can be given concerning the ultimate success of AmSurg's efforts to contract with healthcare payors, AmSurg believes that AmSurg's position as a low-cost alternative for certain surgical procedures should enable AmSurg centers to compete effectively in the evolving healthcare marketplace.

     Approximately 10% of AmSurg's revenues for 1996 were generated by capitated payment contracts with HMOs. These revenues were attributable to contracts held by a physician practice in which AmSurg holds a majority interest. In addition, the physician practice in which AmSurg acquired a majority interest in

January 1997, had capitated payment contracts which are expected to generate approximately $2.2 million in annual revenues during 1997. These contracts require the practices to provide specialty physician and certain outpatient surgery services for the HMO members on an exclusive basis. These contracts do not require the practices to provide or to be at risk for hospital or other ancillary services such as lab or imaging. The services required by these contracts are provided almost solely by surgery centers and the physician practices in which AmSurg owns a majority interest. Because AmSurg is only at risk for the cost of providing relatively limited healthcare services to these HMO members, AmSurg's risk of overutilization by HMO members is limited to the cost of the physician's time and the supply, drug and nursing staff expense required for outpatient surgery.

COMPETITION

     AmSurg encounters competition in two separate areas: competition with other companies for its physician partnership relationships, and competition with other providers for patients and for contracting with managed care payors in each of its markets.

     Competition for Partnership Relationships. AmSurg believes that it does not have a direct competitor in the development of practice-based ambulatory surgery centers across the specialties of gastroenterology, ophthalmology, otolaryngology, urology, and orthopaedic surgery. There are, however, several large, publicly held companies, or divisions or subsidiaries of large publicly held companies, that develop freestanding multi-specialty surgery centers, and these companies may compete with AmSurg in the development of centers.

     Many physician groups develop surgery centers without a corporate partner. It is generally difficult, however, in the rapidly evolving healthcare industry, for a single practice to create effectively the efficient operations and marketing programs necessary to compete with other provider networks and companies. Because of this, as well as the financial investment necessary to develop surgery centers, physician groups are attracted to corporate partners, such as AmSurg. Other factors that may influence the physicians' decisions concerning the choice of a corporate partner are the potential corporate partner's experience, reputation and access to capital.

     There are several companies, many in niche markets, that acquire existing practice-based ambulatory surgery centers and specialty physician practices. Many of these competitors have greater resources than AmSurg. Most of AmSurg's competitors acquire centers through the acquisition of the related physician practice. The principal competitive factors that affect the ability of AmSurg and its competitors to acquire surgery centers are price, experience and reputation, access to capital and willingness to acquire a surgery center without acquiring the physician practice.

     Most networks are either multi-specialty or primary care based. There are a few national networking companies that specialize in the establishment and operation of networks. The primary competitive factors AmSurg experiences in the development of specialty networks include the attraction of physician practice groups to the network, market penetration and geographic coverage.

     Competition for Patients and Managed Care Contracts. AmSurg believes that its surgery centers can provide lower-cost, high quality surgery in a more comfortable environment for the patient in comparison to hospitals and to freestanding surgery centers with which AmSurg competes for managed care contracts. In addition, the existence of the AmSurg specialty physician networks provide the geographic access that managed care companies desire. Competition for managed care contracts with other providers is focused on pricing of services, quality of services, and affiliation with key physician groups in a particular market.

GOVERNMENT REGULATION

     The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. Regulatory activities affect the business activities of AmSurg, by controlling AmSurg's growth, requiring licensure and certification for its facilities, regulating the use of AmSurg's properties, and controlling reimbursement to AmSurg for the services AmSurg provides.

     CONs and State Licensing. CON regulations control the development of ambulatory surgery centers in certain states. CONs generally provide that prior to the expansion of existing centers, the construction of new centers, the acquisition of major items of equipment or the introduction of certain new services, approval must be obtained from the designated state health planning agency. State CON statutes generally provide that, prior to the construction of new facilities or the introduction of new services, a designated state health planning agency must determine that a need exists for those facilities or services. AmSurg's development of ambulatory surgery centers generally focuses on states that do not require CONs. However, acquisitions of existing surgery centers, even in states that require CONs for new centers, generally do not require CON regulatory approval.

     State licensing of ambulatory surgery centers is generally a prerequisite to the operation of each center and to participation in federally funded programs, such as Medicare and Medicaid. Once a center becomes licensed and operational, it must continue to comply with federal, state and local licensing and certification requirements in addition to local building and life safety codes. In addition, every state imposes licensing requirements on individual physicians, and facilities and services operated and owned by physicians. Physician practices are also subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights and discrimination, and medical waste and other environmental issues.


     Corporate Practice of Medicine. AmSurg is not required to obtain a license to practice medicine in any jurisdiction in which it owns and operates an ambulatory surgery center, because the surgery centers are not engaged in the practice of medicine. The physicians are licensed to practice medicine through their group practices, which with the exception of the two physician practices majority owned by AmSurg, are not affiliated with AmSurg other than through the physicians' ownership in the partnerships and limited liability companies that own the surgery centers. AmSurg owns a majority interest in two group practices in Florida, a state which permits physicians to practice medicine through an entity that is not wholly owned by physicians. All third party payor contracts are in the name of the group practice entities in which AmSurg owns a majority interest. The physicians associated with these group practices provide medical services to the patients of the practice entities and are compensated for these services pursuant to either an employment contract or an independent contractor arrangement with the practice entity. AmSurg's operations do not require AmSurg to otherwise obtain any license to practice medicine in any other jurisdiction. See "RISK FACTORS -- Risks Related to Laws Governing Corporate Practice of Medicine."



     Insurance Laws. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of healthcare providers. AmSurg believes that its operations are in compliance with these laws in the states in which it currently does business. The NAIC recently endorsed a policy proposing the state regulation of risk assumption by healthcare providers. The policy proposes prohibiting providers from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted practices affiliated with AmSurg will be precluded from entering into capitated contracts directly with employers, individuals and benefit plans unless they qualify to do business as HMOs or insurance companies.



     AmSurg and its affiliated groups may in the future enter into contracts with managed care organizations, such as HMOs, whereby AmSurg and its affiliated groups would assume risk in connection with providing healthcare services under capitation arrangements. If AmSurg or its affiliated groups are considered to be in the business of insurance as a result of entering into such risk sharing arrangements, they could become subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, which could have a material adverse effect upon AmSurg's ability to enter into such contracts. See "RISK FACTORS -- Risk of Potential Applicability of Insurance Regulations."


     Reimbursement. AmSurg depends upon third-party programs, including governmental and private health insurance programs, to reimburse it for services rendered to patients in its ambulatory surgery centers. In order to receive Medicare reimbursement, each ambulatory surgery center must meet the applicable conditions of participation set forth by the Department of Health and Human Services ("DHHS") relating to the type of facility, its equipment, personnel and standard of medical care, as well as compliance with state and local laws and regulations, all of which are subject to change from time to time. Ambulatory surgery centers undergo periodic on-site Medicare certification surveys. Each of the existing AmSurg centers is certified as a Medicare provider. Although AmSurg intends for its centers to participate in Medicare and other government reimbursement programs, there can be no assurance that these centers will continue to qualify for participation.

     Medicare-Medicaid Illegal Remuneration Provisions. The anti-kickback statute makes unlawful knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly to induce or in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Violation is a felony punishable by a fine of up to $25,000 or imprisonment for up to five years, or both. The Medicare and Medicaid Patient Program Protection Act of 1987 (the "1987 Act") provides administrative penalties for healthcare practices which encourage overutilization or illegal remuneration when the costs of services are reimbursed under the Medicare program. Loss of Medicare certification and severe financial penalties are included among the 1987 Act's sanctions. The 1987 Act, which adds to the criminal penalties under preexisting law, also directs the Inspector General of the DHHS to investigate practices which may constitute overutilization, including investments by healthcare providers in medical diagnostic facilities, and to promulgate regulations establishing exemptions or "safe harbors" for investments by medical service providers in legitimate business ventures that will be deemed not to violate the law even though those providers may also refer patients to such a venture. Regulations identifying safe harbors were published in final form in July 1991 (the "Regulations").

     The Regulations set forth two specific exemptions or "safe harbors" related to "investment interests": the first concerning investment interests in large publicly traded companies ($50,000,000 in net tangible assets) and the second for investments in smaller entities. The partnerships and limited liability companies that own the AmSurg centers do not meet all of the criteria of either existing "investment interests" safe harbor as announced in the Regulations.

     While several federal court decisions have aggressively applied the restrictions of the anti-kickback statute, they provide little guidance as to the application of the anti-kickback statute to AmSurg's partnerships and limited liability companies. AmSurg believes that it is in compliance with the current requirements of applicable federal and state law because among other factors:

          i. the partnerships and limited liability companies exist to effect legitimate business purposes, including the ownership, operation and continued improvement of quality, cost effective and efficient services to their patients;

          ii. the partnerships and limited liability companies function as an extension of the group practices of physicians who are affiliated with the surgery centers and the surgical procedures are performed personally by these physicians without referring the patients outside of their practice;

          iii. the physician partners have a substantial investment at risk in the partnership or limited liability company;

          iv. terms of the investment do not take into account volume of the physician partner's past or anticipated future services provided to patients of the centers;

          v. the physician partners are not required or encouraged as a condition of the investment to treat Medicare or Medicaid patients at the centers or to influence others to refer such patients to the centers for treatment;

          vi. neither the partnership, limited liability company, the AmSurg subsidiary, nor any of their affiliates will loan any funds or guarantee any debt on behalf of the physician partners; and

          vii. distributions are allocated uniformly by and among all partners in proportion to their ownership interests.

     Notwithstanding AmSurg's belief that the relationship of physician partners to the AmSurg surgery centers should not constitute illegal remuneration under the anti-kickback statute, no assurances can be given that a federal or state agency charged with enforcement of the anti-kickback statute and similar laws might not assert a contrary position or that new federal or state laws might not be enacted that would cause the physician partners' ownership interest in the AmSurg centers to become illegal, or result in the imposition of penalties on AmSurg or certain of its facilities. Even the assertion of a violation could have a material adverse effect upon AmSurg. See "RISK FACTORS -- Risks Associated with Medicare-Medicaid Illegal Remuneration ("anti-kickback") Laws."


     Prohibition on Physician Ownership of Healthcare Facilities. The so-called "Stark II" provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") amend the federal Medicare statute to prohibit the making by a physician of referrals for "designated health services" to an entity in which the physician has an investment interest or other financial relationship, subject to certain exceptions. A referral under Stark II that does not fall within an exception is strictly prohibited. This prohibition took effect on January 1, 1995. Sanctions for violating Stark II can include civil monetary penalties and exclusion from Medicare and Medicaid.

     Ambulatory surgery is not identified as a "designated health service", and AmSurg, therefore, does not believe that ambulatory surgery is otherwise subject to the restrictions set forth in Stark II. However, unfavorable regulations yet to be promulgated pursuant to Stark II or subsequent adverse court interpretations concerning similar provisions found in recently enacted state statutes could prohibit reimbursement for treatment provided by the physicians affiliated with the AmSurg centers to their patients. AmSurg cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate relationships which AmSurg has established or may establish with other healthcare providers or the possibility of material adverse effects on its business or revenues arising from such future actions. AmSurg management believes, however, that AmSurg will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision, as may be applicable.

     AmSurg is subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim (or causing a claim to be presented) for payment from Medicare, Medicaid or other third party payors that is false or fraudulent. The standard for "knowing and willful" often includes conduct that amounts to a reckless disregard for whether accurate information is presented by claims processors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare program, and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly, or by a qui tam plaintiff on the government's behalf. Under the False Claims Act, both the government and the private plaintiff, if successful, are permitted to recover substantial monetary penalties, as well as an amount equal to three times actual damages. In recent cases, some qui tam plaintiffs have taken the position that violations of the anti-kickback statute and Stark II should also be prosecuted as violations of the federal False Claims Act. AmSurg believes that it has procedures in place to ensure the accurate completion of claims forms and requests for payment.


     Under its agreements with its physician partners, AmSurg is obligated to purchase the interests of the physicians in the event that their continued ownership of interests in the partnerships and limited liability companies becomes prohibited by the statutes or regulations described above. The determination of such a prohibition is required to be made by counsel of AmSurg in concurrence with counsel of the physician partners, or if they cannot concur, by a nationally recognized law firm with an expertise in healthcare law jointly selected by AmSurg and the physician partners. The interest required to be purchased by AmSurg will not exceed the minimum interest required as a result of the change in the statute or regulation causing such prohibition. See "RISK FACTORS -- Dependence on Relationships with Physician Partners; Risks of Conflicts of Interest, Disputes and Contingent Obligations."


PROPERTIES

     AmSurg's principal executive offices are located in Nashville, Tennessee and contain an aggregate of approximately 15,000 square feet of office space, which AmSurg subleases from AHC pursuant to an agreement that expires in December 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Lease Arrangement." AmSurg partnerships and limited liability companies generally lease space for their surgery centers. Twenty-six of the centers and the physician practices in operation at March 31, 1997 lease space ranging from 1,200 to 7,800 square feet with remaining lease terms ranging from two to eighteen years. Three centers in operation at March 31, 1997 are located in buildings owned directly or indirectly by AmSurg.

EMPLOYEES

     As of March 31, 1997, AmSurg and its affiliated entities employed 178 persons, 154 of whom were full-time employees and 24 of whom were part-time employees. Of the above, 44 were employed at AmSurg's headquarters in Nashville, Tennessee. In addition, approximately 108 employees are leased on a part-time basis and 152 are leased on a full-time basis from the associated physician practices. None of these employees is represented by a union. AmSurg believes its relationship with its employees to be excellent.

LEGAL PROCEEDINGS AND INSURANCE

     From time to time, AmSurg may be named a party to legal claims and proceedings in the ordinary course of business. Management is not aware of any claims or proceedings against it or its partnerships that might have a material financial impact on AmSurg.

     Each of AmSurg's surgery centers and physician practices maintains separate medical malpractice insurance in amounts it deems adequate for its business.

                              MANAGEMENT OF AMSURG

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information with respect to the directors and executive officers of AmSurg following the Distribution is set forth below. Following the Distribution, the Board of Directors will be composed of seven persons who will be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each class of directors shall be elected for a three-year term, except that the initial term will be for one year in the case of the Class I directors and two years in the case of the Class II directors. All executive officers are elected by the Board of Directors and serve until their successors are duly elected by the Board of Directors.

NAME                                              AGE             POSITION WITH AMSURG
----                                              ---             --------------------
Ken P. McDonald.................................  56    President, Chief Executive Officer and
                                                        Director (Class II director with term
                                                        expiring in 1999)
Claire M. Gulmi.................................  43    Senior Vice President, Chief Financial
                                                        Officer and Secretary
Royce D. Harrell................................  50    Senior Vice President, Operations, and
                                                        Assistant Secretary
Rodney H. Lunn..................................  46    Senior Vice President, Center Development
David L. Manning................................  46    Senior Vice President, Development
Thomas G. Cigarran..............................  54    Chairman of the Board (Class III director
                                                        with term expiring in 2000)
James A. Deal...................................  46    Director (Class I director with term
                                                        expiring in 1998)
Steven I. Geringer..............................  51    Director (Class I director with term
                                                        expiring in 1998)
Debora A. Guthrie...............................  41    Director (Class III director with term
                                                        expiring in 2000)
Henry D. Herr...................................  50    Director (Class II director with term
                                                        expiring in 1999)
Bergein F. Overholt, M.D........................  59    Director (Class III director with term
                                                        expiring in 2000)

     KEN P. MCDONALD joined AmSurg in 1993 as a Vice President. Mr. McDonald became Executive Vice President and Chief Operating Officer in December 1994, President and a director in July 1996, and will become Chief Executive Officer effective upon the Distribution. Mr. McDonald was President of NASCO Data Systems, Inc., a distributor of IBM micro computer products to the value-added reseller community, from 1988 until he joined AmSurg in 1993.

     CLAIRE M. GULMI joined AmSurg in September 1994 as Vice President and Chief Financial Officer. Ms. Gulmi became Senior Vice President in March 1997. Following the Distribution, Ms. Gulmi will additionally become the Secretary of AmSurg. From 1991 to 1994, Ms. Gulmi served as Chief Financial Officer of Music Holdings, Inc., a music publishing and video distribution company.

     ROYCE D. HARRELL joined AmSurg in October 1992 as Senior Vice President, Operations. Mr. Harrell served, in successive order from 1982 to 1992, as a Vice President of Development, Senior Vice President of Development and Senior Vice President, Operations of Forum Group, Inc., an owner and operator of retirement and healthcare communities and primary care facilities.

     RODNEY H. LUNN has been Senior Vice President of Center Development since 1992 and was a director from 1992 until February 1997. Mr. Lunn was a principal of Practice Development Associates, Inc. ("PDA"), a company specializing in developing practice-based surgery centers, from March 1987 until it was acquired by AmSurg in 1992.

     DAVID L. MANNING has served as Senior Vice President of Development and Assistant Secretary of AmSurg since April 1992. Mr. Manning co-founded and was a principal of PDA from March 1987 until its acquisition by AmSurg in 1992.

     THOMAS G. CIGARRAN has served as Chairman of the Board of AmSurg since 1992. Mr. Cigarran served as Chief Executive Officer of AmSurg from January 1993 until the Distribution, and President from January 1993 to July 1996. Following the Distribution, Mr. Cigarran will serve as an advisor to AmSurg. Mr. Cigarran is a co-founder of AHC and has served as Chairman of the Board, President and Chief Executive Officer thereof since 1988. Mr. Cigarran serves as a member of the Board of Directors of ClinTrials Research, Inc.

     JAMES A. DEAL, a director of AmSurg since 1992, has served as Executive Vice President of AHC since May 1991 and as President of DTCA since 1985.

     STEVEN I. GERINGER, a director of AmSurg since March 1997, was President and Chief Executive Officer of PCS Health Systems, Inc., a unit of Eli Lilly & Company ("PCS"), and one of the nation's largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, and President and Chief Operating Officer of PCS from May 1993 through May 1995. Prior to joining PCS, Mr. Geringer was the founder, Chairman and Chief Executive Officer of Clinical Pharmaceuticals, Inc. of Nashville, Tennessee.

     DEBORA A. GUTHRIE, a director of AmSurg since November 1996, has been President and Chief Executive Officer of the general partner of Capitol Health Partners, L.P., a Washington, D.C.-based venture fund specializing in healthcare industries since October 1995. Prior to forming Capitol Health Partners in 1995, Ms. Guthrie was President and Chief Executive Officer of Guthrie Capital Corporation, a venture management company providing financial advisory and investment banking services to healthcare companies in the Mid-Atlantic and Southeastern United States.

     HENRY D. HERR, a director of AmSurg since 1992, has served as Executive Vice President of Finance and Administration and Chief Financial Officer of AHC since 1986 and a director of AHC since 1988. Following the Distribution, Mr. Herr will serve as an advisor to AmSurg. Mr. Herr served as Chief Financial Officer of AmSurg from April 1992 until September 1994, and as Secretary from April 1992 until the effective date of the Distribution.

     BERGEIN F. OVERHOLT, M.D., a director of AmSurg since November 1992, is President of Gastrointestinal Associates, P.C. a gastrointestinal specialty group, and a partner in The Endoscopy Center, Knoxville, Tennessee, which owns a limited partnership interest in an ambulatory surgery center that is majority-owned and managed by AmSurg. Dr. Overholt also serves as Chairman, Laser/Hyperthermia Department, Thompson Cancer Survival Center in Knoxville, Tennessee and is an Associate Professor of Clinic Medicine, University of Tennessee in Knoxville, Tennessee.

     There are no family relationships, by blood, marriage or adoption, between or among any of the individuals listed above as directors or executive officers. Ms. Guthrie, an affiliate of Capitol Health Partners, L.P., was appointed to the AmSurg Board of Directors in connection with the preferred stock equity financing in November 1996, in which Capitol Health Partners, L.P. purchased 18.2% of the Series A Preferred Stock and Series B Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK." Pursuant to the Distribution Agreement, AHC agreed to the nomination of each of the persons who will be members of the Board of Directors and agreed to vote for such persons at the next meeting of AmSurg stockholders occurring prior to the Distribution.

COMMITTEES OF THE BOARD OF DIRECTORS

     In order to facilitate the various functions of the AmSurg Board of Directors following the Distribution, the Board intends to create several standing committees, including a Nominating Committee, a Compensation Committee, and an Audit Committee.

     The members of the Nominating Committee will be Ken P. McDonald and Thomas
G. Cigarran. The principal function of the Nominating Committee will be to recommend to the Board of Directors nominees for election to the Board.

     The members of the Compensation Committee will be Bergein F. Overholt, M.D., Debora A. Guthrie and Steven I. Geringer. No member of this committee will be a former or current officer or employee of AmSurg. The functions of the Compensation Committee include recommending to the full Board of Directors the compensation arrangements for senior management and directors and the adoption of compensation and benefit plans in which officers and directors are eligible to participate, and granting options or other benefits under (and otherwise administering) certain of such plans.

     The members of the Audit Committee will be Debora A. Guthrie, James A. Deal and Henry D. Herr. The principal functions of the Audit Committee will be to recommend to the full Board of Directors the engagement or discharge of AmSurg's independent auditors; to review the nature and scope of the audit, including but not limited to a determination of the effectiveness of the audit effort through meetings held at least annually with the independent and internal auditors of AmSurg (collectively, the "auditors") and a determination through discussion with the auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; to review the qualifications and performance of the auditors, including but not limited to review of the plans and results of the auditing engagement and each professional service provided by the independent auditors; to review the financial organization and accounting practices of AmSurg, including but not limited to review of AmSurg's financial statements with the auditors and inquiry into the effectiveness of AmSurg's financial and accounting functions and internal controls through discussions with the auditors and the officers of AmSurg; and to recommend to the full Board of Directors policies concerning avoidance of employee conflicts of interest and to review the administration of such policies.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors of AmSurg, other than those who are employees of AmSurg, receive an annual fee of $10,000, adjusted annually to reflect changes in the Consumer Price Index, U.S. All City Average Report, of the U.S. Bureau of Labor Statistics (the "CPI") for their services as directors and as members of any committees of the Board of Directors on which they serve. In addition, each non-employee director is reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Non-employee directors also are eligible to receive restricted stock awards pursuant to the 1997 Stock Incentive Plan. Under this plan, each non-employee director will receive an award of restricted stock of a number of shares of Class A Common Stock equal in value to $10,000, effective upon the Distribution. Thereafter, each non-employee director who is elected or reelected to the Board of Directors or who otherwise continues as a director shall automatically, on the date of the annual meeting of stockholders of AmSurg, be granted and receive an award of restricted stock of a number of shares of AmSurg Class A Common Stock equal in value to $10,000, adjusted annually for changes in the CPI. Members of the Board of Directors of AmSurg who are employees of AmSurg will not receive any additional compensation for their services as directors or as members of committees. See "MANAGEMENT OF AMSURG -- Stock Incentive Plans -- 1997 Stock Incentive Plan."

DIRECTOR AND OFFICER INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Tennessee Business Corporation Act (the "TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that: (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

     AmSurg's Charter and Bylaws require AmSurg to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of AmSurg.

     In addition, AmSurg's Charter provides that AmSurg's directors shall not be personally liable to AmSurg or its stockholders for monetary damages for breach of any fiduciary duty as a director of AmSurg except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve AmSurg's directors from personal liability to AmSurg or its stockholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     AmSurg has entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of AmSurg and will advance expenses of defending claims against them. AmSurg believes that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires AmSurg to advance litigation expenses in the case of actions, including stockholder derivative actions, against an undertaking by the officer or director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

     AmSurg believes that its Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no litigation or proceeding involving a director or officer of AmSurg as to which indemnification is being sought, nor is AmSurg aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Management Agreement, AmSurg will indemnify and hold AHC, its directors, officers, employees and agents and any person who controls AHC within the meaning of the Securities Act in the absence of gross negligence, harmless from and against any and all liabilities, claims or damages (including the cost of investigating any claim and reasonable attorneys' fees and disbursements) in connection with any services performed by AHC pursuant to the Management Agreement or any transactions or conduct in connection therewith. See "THE DISTRIBUTION -- The Management Agreement."

     Following the Distribution, AmSurg will have in effect an executive liability insurance policy which will provide coverage for its directors and officers. See "THE DISTRIBUTION -- Indemnification." Under this policy, the insurer will agree to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of AmSurg for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or AmSurg is required to indemnify the director or officer for such claim.

EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 1996, 1995 and 1994 for the person who will be, effective as of the Distribution, the Chief Executive Officer and the persons who, at the end of fiscal 1996, were the other four most highly compensated executive officers of AmSurg (collectively, the "Named Executive Officers"). Prior to the Distribution, Thomas G. Cigarran served as Chief Executive Officer of AmSurg but received no compensation from or with respect to AmSurg.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                        -----------------
                                                ANNUAL COMPENSATION     AWARDS/SECURITIES
                                               ----------------------      UNDERLYING          ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR   SALARY ($)   BONUS ($)      OPTIONS (#)      COMPENSATION ($)
     ---------------------------        ----   ----------   ---------   -----------------   ----------------
Ken P. McDonald.......................  1996    $139,050    $ 41,905         68,333              $4,000(1)
  President and Chief Executive         1995    $125,050    $ 25,386             --              $4,000
  Officer                               1994    $ 98,208    $  9,000         23,333              $4,000
Claire M. Gulmi.......................  1996    $100,000    $ 28,292          6,667                  --
  Senior Vice President and Chief       1995    $ 86,292    $ 22,652             --                  --
  Financial Officer(2)                  1994    $ 25,000    $  4,833         16,667                  --
Royce D. Harrell......................  1996    $130,788    $ 38,471          8,333                  --
  Senior Vice President,                1995    $124,538    $ 36,708             --                  --
  Operations                            1994    $118,500    $ 19,185          6,667              $6,352
Rodney H. Lunn........................  1996    $132,108    $ 29,169          5,000              $4,320(3)
  Senior Vice President, Center         1995    $125,818    $ 18,205             --              $4,320
  Development                           1994    $119,831    $  6,000          3,333              $4,320
David L. Manning......................  1996    $132,108    $106,460          8,333              $4,320(3)
  Senior Vice President,                1995    $125,818    $ 26,384             --              $4,320
  Development                           1994    $119,831    $  6,000          5,000              $4,320

---------------

(1) Forgiveness of debt.
(2) Ms. Gulmi became Senior Vice President in March 1997.
(3) Automobile allowance.

          OPTION/STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR

     The following table provides information as to options granted to the Named Executive Officers during fiscal 1996. No Stock Appreciation Rights ("SARs") were awarded in fiscal 1996.

                                                  INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               -------------------------------------------------------     VALUE AT ASSUMED
                                                  PERCENT OF                                ANNUAL RATES OF
                                 NUMBERS OF         TOTAL                                     STOCK PRICE
                                 SECURITIES      OPTIONS/SARS    EXERCISE                  APPRECIATION FOR
                                 UNDERLYING       GRANTED TO     OR BASE                      OPTION TERM
                                OPTIONS/SARS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
NAME                           GRANTED (#)(1)    FISCAL YEAR      ($/SH)       DATE       5% ($)      10% ($)
----                           --------------   --------------   --------   ----------   ---------   ---------
Ken P. McDonald..............       11,667            5.08%       $4.68      01/08/06       34,338      87,018
                                    58,333           25.39         5.37      06/21/06      197,001     499,240
Claire M. Gulmi..............        6,667            2.90         4.68      01/08/06       19,622      49,725
Royce D. Harrell.............        8,333            3.63         4.68      01/08/06       24,527      62,156
Rodney H. Lunn...............        5,000            2.18         4.68      01/08/06       14,716      37,294
David L. Manning.............        8,333            3.63         4.68      01/08/06       24,527      62,156

---------------

(1) All options were granted on January 8, 1996 except for the grant of 58,333 options to Mr. McDonald on June 21, 1996. All options will vest over four years.

     The following table provides information as to options exercised by the Named Executive Officers during fiscal 1996. None of the Named Executive Officers has exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of the record date. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any existing stock options and the year-end price.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                             NUMBER OF                       UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                               SHARES                      OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END(1)($)
                            ACQUIRED ON       VALUE       ----------------------------   ---------------------------
NAME                        EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ------------   ------------   ------------   -------------   -----------   -------------
Ken P. McDonald...........      --             --            25,417         86,250          66,750         62,500
Claire M. Gulmi...........      --             --             8,333         15,000          19,550         25,550
Royce D. Harrell..........      --             --            79,625         14,875         244,910         23,470
Rodney H. Lunn............      --             --           178,667          8,333         847,710         12,650
David L. Manning..........      --             --           179,500         12,500         849,585         17,525

---------------

(1) Based on an assumed value of $5.58 at year end, which represents the value determined by the AmSurg Board of Directors for purposes of acquisition transactions and option grants based on an independent valuation.

EMPLOYMENT AGREEMENTS

     AmSurg has employment agreements with each of Mr. McDonald, Ms. Gulmi, Mr. Harrell, Mr. Lunn and Mr. Manning (the "Employment Agreements"). The Employment Agreements have an initial one-year term, but contain a provision that automatically extends the term for an additional one year on the first and each successive anniversary date of the Employment Agreements until Messrs. McDonald, Harrell, Lunn and Manning and Ms. Gulmi, respectively, reach age 65 after which term shall not be automatically extended. The automatic renewal provision can be canceled by AmSurg prior to each anniversary date of the Employment Agreements. The Employment Agreements provide that if AmSurg elects not to extend the executive's employment, the executive will be considered to have been terminated without cause and will receive his or her base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of one year. The executive will also receive the same compensation as provided above if the executive terminates his or her employment with AmSurg under certain circumstances at any time within twelve months following a Change In Control (as defined in the Employment Agreements). The Employment Agreements also contain a restrictive covenant pursuant to which each executive has agreed not to compete with AmSurg during the time AmSurg is obligated to compensate him or her pursuant to the Employment Agreement.

STOCK INCENTIVE PLANS

1992 Stock Option Plan

     AmSurg approved the 1992 Stock Option Plan (the "1992 Plan") in April 1992 to provide key employees with an additional incentive to contribute to the best interests of AmSurg. The 1992 Plan may be administered by the Board of Directors or a committee appointed by the Board. The Board or such designated committee has the power, among other things, (i) to determine which of the eligible persons shall be granted options to purchase shares of Class A Common Stock,
(ii) to determine whether such options shall be incentive or non-statutory stock options, (iii) to determine the number of shares for which each option shall be granted, (iv) to construe, interpret and administer the 1992 Plan, (v) to prescribe the terms and provisions of each option granted, (vi) to amend the 1992 Plan, and (vii) generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of AmSurg.

     There are 927,333 shares of Class A Common Stock reserved for issuance upon exercise of options granted under the 1992 Plan. The price per share under each option granted shall be determined by the Board or the committee, but in the case of incentive stock options, shall be no less than 100% of the fair market value of the Class A Common Stock on the date of grant, and, in the case of non-statutory options, shall in no event be less than 85% of the fair market value of the Class A Common Stock on the date of grant.

     The option exercise period shall be determined by the Board or committee; however, incentive stock options shall not be exercisable more than 10 years from the date of grant (and five years for any individual who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of AmSurg). No option shall be transferable otherwise than by will or the laws of descent and distribution and an option is exercisable during the lifetime of the optionee only by such optionee.

     As of the date hereof, non-qualified stock options for the purchase of 888,783 shares of Class A Common Stock have been granted to certain management employees. The options granted will generally vest in four equal annual installments. The options are subject to the terms of the 1992 Plan, will expire 10 years from the date of grant, and are exercisable at an average exercise price of approximately $2.55 per share. In the event of certain fundamental changes to AmSurg (including liquidation, dissolution, merger, reorganization or sale of all or substantially all of the assets of AmSurg), the stock options shall immediately vest and be fully exercisable by the optionees. If shares subject to an option or stock appreciation right under the 1992 Plan cease to be subject to such option or stock appreciation right without the exercise of such option or stock appreciation right, or if shares of restricted stock or shares underlying other stock-based awards under the 1992 Plan are forfeited or otherwise terminate without a payment being made in the form of Class A Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1992 Plan.

1997 Stock Incentive Plan


     The AmSurg Board of Directors has adopted a 1997 Stock Incentive Plan (the "1997 Incentive Plan") pursuant to which AmSurg may grant options and other rights with respect to the AmSurg Common Stock to officers, non-employee directors of AmSurg and key employees following the Distribution. On February 7, 1997, March 7, 1997 and April 11, 1997 the Board of Directors approved grants of options for the purchase of 191,366 shares of Class A Common Stock to various employees pursuant to the 1997 Incentive Plan for an average per share exercise price of $6.00. The 1997 Incentive Plan and any stock-based awards made by AmSurg pursuant to the 1997 Incentive Plan are subject to AmSurg stockholder
approval at the special meeting of stockholders scheduled to be held on June   ,
1997.

     A total of 650,000 shares of Class A Common Stock will be reserved and available under the 1997 Incentive Plan. An "Outside Director" is a member of the Board of Directors who is not an officer or employee of AmSurg, its subsidiaries or affiliates. A director serving as medical director of AmSurg but not as an employee of AmSurg will be treated as an Outside Director for purposes of the 1997 Incentive Plan. Following the Distribution, the number of Outside Directors will be six. The aggregate number of shares of Class A Common Stock that may be granted to any individual pursuant to any award under the 1997 Incentive Plan is up to 200,000 in any one year. Section 162(m) of the Code requires the 1997 Incentive Plan to provide a maximum number of shares that may be granted to any individual in any one year. The maximum amounts provided in the 1997 Incentive Plan do not reflect the size of awards expected to be made by AmSurg. If shares subject to an option or stock appreciation right under the 1997 Incentive Plan cease to be subject to such option or stock appreciation right without the exercise of such option or stock appreciation right, or if shares of restricted stock or shares underlying other stock-based awards under the 1997 Incentive Plan are forfeited or otherwise terminate without a payment being made in the form of Class A Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1997 Incentive Plan.

     In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, extraordinary cash dividend, or other changes in AmSurg's capital structure affecting the Class A Common Stock, appropriate adjustments or other substitutions will be made in the number of shares reserved under the 1997 Incentive Plan, the number of shares that may be issued to any individual and the number of shares and the exercise price of options and other awards then outstanding under the 1997 Incentive Plan.

     The 1997 Incentive Plan will be administered by a committee (the "Plan Committee") of no less than two non-employee directors appointed to serve on such committee by the Board. It is expected that such Plan Committee will be the Compensation Committee.

     Awards under the 1997 Incentive Plan may be made to key employees, including officers, of AmSurg and any subsidiaries or affiliates of AmSurg, to advisors to AmSurg, its subsidiaries or affiliates and non-employee directors of AmSurg. The approximate number of employees who would potentially be eligible for awards under the 1997 Incentive Plan is 35, based on the number of employees of AmSurg at April 30, 1997, but actual awards will be made only at the discretion of the Plan Committee.

     The Plan Committee will have the authority to grant the following type of awards under the 1997 Incentive Plan: (1) stock options; (2) stock appreciation rights; (3) restricted stock and (4) other stock-based awards; provided, however, that the power to grant and establish the terms and conditions of awards to Outside Directors under the 1997 Incentive Plan other than pursuant to
Section 9 of the 1997 Incentive Plan, as discussed below, shall be reserved to the Board of Directors. The decisions of the Plan Committee are subject to ratification by the full Board of Directors of AmSurg.

     1. Stock Options. Incentive stock options ("ISOs") and non-qualified stock options may be granted for such number of shares as the Plan Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1997 Incentive Plan, but subject to the per person limitation on awards.

     A stock option will be exercisable at such times and subject to such terms and conditions as the Plan Committee may determine and over a term to be determined by the Plan Committee, which term will be no more than 10 years after the date of grant, or no more than five years in the case of an ISO awarded to certain 10% stockholders. The option price for any ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Class A Common Stock as of the date of grant and for any non-qualified stock option will be not less than 50% of the fair market value as of the date of grant. Payment of the option price may be in cash, or, in the case of a non-qualified stock option, as determined by the Plan Committee, in shares of Class A Common Stock having a fair market value equal to the option price.

     Upon termination of an optionholder's employment for cause, such employee's stock options will terminate. If an optionholder's employment is involuntarily terminated without cause, stock options will be exercisable for three months following termination or until the end of the option period, whichever is shorter.

On the disability of an employee, stock options will be exercisable within the lesser of the remainder of the option period or, in the case of a non-qualified stock option, three years and, in the case of an ISO, one year from the date of disability. Upon the retirement of an employee, stock options will be exercisable within the lesser of the remainder of the option period or, in the case of a non-qualified stock option, three years and, in the case of an ISO, three months from the date of retirement. Upon the death of an employee, stock options will be exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Plan Committee, only options which are exercisable on the date of termination, death, disability, or retirement may be subsequently exercised.

     2. SARs. SARs may be granted alone or in conjunction with all or part of a stock option. Once an SAR has been exercised, the related portion of the stock option, if any, underlying the SAR will terminate. Upon the exercise of an SAR, the Plan Committee will pay to the employee in cash, Class A Common Stock or a combination thereof (the method of payment to be at the discretion of the Plan Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the SAR exercise price, multiplied by the number of SARs being exercised. An SAR granted in tandem with all or part of a stock option will be exercisable only when the underlying option is exercisable, subject to any conditions specified by the Plan Committee at the time of grant.

     3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1997 Incentive Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Plan Committee may determine. Upon the termination of the employee's employment for any reason during the restriction period, all restricted stock either will vest or be subject to forfeiture, in accordance with the terms and conditions of the initial award. During the restriction period, the employee will have the right to vote the restricted stock and to receive any cash dividends. At the time of award, the Plan Committee may require the deferral and reinvestment of any cash dividends in the form of additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

     4. Other Stock-Based Awards. The Plan Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Class A Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the Plan Committee may in its discretion provide.

     5. Awards to Outside Directors. Pursuant to Section 9 of the 1997 Incentive Plan, effective as of the Distribution each Outside Director will receive a grant of a number of shares of Class A Common Stock having an aggregate fair market value on such date equal in value to $10,000, adjusted for changes in the CPI, which shares shall be restricted as provided in Section 9 of the 1997 Incentive Plan (the "Outside Director Restricted Stock"). On the date of each annual meeting of stockholders of AmSurg occurring after the Distribution, each Outside Director will receive an automatic grant of a number of shares of Outside Director Restricted Stock having an aggregate fair market value on such date equal to $10,000 adjusted annually for changes in the CPI. Each grant of Outside Director Restricted Stock shall vest in increments of one-third of the shares of Class A Common Stock subject to such grant with the first one-third increment vesting on the date of grant, the second one-third increment vesting on the first anniversary of the date of grant and the final one-third increment vesting on the second anniversary of the date of grant, if the grantee is still a member of the Board on each of such dates. Until the earlier of (i) five years from the date of grant and (ii) the date on which the Outside Director ceases to serve as a director of AmSurg, no Outside Director Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Upon termination of an Outside Director's service as a member of the Board for any reason other than death, disability or retirement, all shares of Outside Director Restricted Stock not theretofore vested will be forfeited. Upon termination of an Outside Director's service as a member of the Board due to death, disability or retirement, all shares of Outside Director Restricted Stock will immediately vest.

     Federal Income Tax Aspects of the 1997 Incentive Plan. The following is a brief summary of the federal income tax aspects of awards made under the 1997 Incentive Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

     1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Class A Common Stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to AmSurg for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

     If Class A Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) AmSurg will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by AmSurg.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

     2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise and AmSurg will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

     3. SARs. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares received. AmSurg will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Class A Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

     4. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under
Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under
Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and AmSurg generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     5. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by AmSurg. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by AmSurg.

     6. Other Stock-Based Awards. The federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or in a manner not described herein.

     Section 162(m) Provisions. Section 162(m) of the Code imposes a limitation on the deductibility of certain compensation paid to the chief executive officer and certain other executive officers of publicly traded companies. Compensation paid to these officers in excess of $1,000,000 cannot be claimed as a tax deduction by such companies unless such compensation qualifies for an exemption as performance-based compensation under Section 162(m) of the Code. It is anticipated that compensation in respect of stock options and SARs granted under the 1997 Incentive Plan will qualify for an exemption as performance-based compensation under Section 162(m) of the Code, if the exercise price per share for such options and SARs is at least equal to the fair market value per share of Class A Common Stock on the date of grant. Other awards (if any) granted under the 1997 Incentive Plan are not expected to qualify for an exemption as performance-based compensation.

     Other Provisions of the 1997 Incentive Plan. Options and other rights that may be granted under the 1997 Incentive Plan following the Distribution will vest and become immediately exercisable (to the extent not theretofore vested and exercisable and the restrictions and forfeiture provisions applicable to restricted stock and other stock-based awards will lapse) if:

          a. any person or entity (including a "group" as defined in Section 13(d) (3) of the Exchange Act), other than AmSurg or a wholly owned subsidiary of AmSurg or an employee benefit plan of AmSurg or any of its subsidiaries, becomes the beneficial owner of AmSurg securities having 35% or more of the combined voting power of all AmSurg securities that may be cast in the election of directors of AmSurg;

          b. as a result of or in connection with a cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of AmSurg or any successor entity entitled to vote generally in the election of directors of AmSurg or any such successor are held in the aggregate by holders of AmSurg securities entitled to vote generally in the election of directors of AmSurg immediately prior to such transaction;

          c. during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute the majority thereof, unless the election or nomination for election of such individuals was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

          d. the Plan Committee determines that a potential change in control has occurred as a result of either (i) shareholder approval of an agreement that would result in one of the events described above or (ii) the acquisition of beneficial ownership by any person, entity or group (other than AmSurg, any of its subsidiaries or any AmSurg employee benefit plan) of AmSurg securities representing 5% or more of the combined voting power of the outstanding AmSurg securities;

          e. in addition to any other restrictions on transfer that may be applicable under the terms of the 1997 Incentive Plan or the applicable award agreement, no stock option, SAR, restricted stock award, other stock-based award or Outside Director Restricted Stock award or other right issued under the 1997 Incentive Plan is transferable by the participant without the prior written consent of the Plan Committee, or, in the case of an Outside Director, the Board, other than (i) transfers by a participant to a member of his or her Immediate Family (as that term is defined in the 1997 Incentive Plan) or a trust for the benefit of the participant or a member of his or her Immediate Family or (ii) transfers by will or by the laws of descent and distribution (the designation of a beneficiary will not constitute a transfer); or

          f. the Plan Committee may, at or after grant, condition the receipt of any payment in respect of any award or the transfer of any shares subject to an award on the satisfaction of a six-month holding period, if such holding period is required for compliance with Section 16 under the Exchange Act.

     Following the occurrence of any event that would result in the acceleration of vesting and exercisability as described above, the holders of stock options and other rights (to the extent that they have been held for any required holding period pursuant to Section 16 of the Exchange Act in the case of options and other rights held by executive officers and directors or other persons subject to such Section) will, unless otherwise determined by the Plan Committee, receive cash equal to the difference between the highest price paid per share of Class A Common Stock in any transaction during the 60 days prior to the change in control or potential change in control event and the exercise price of the option or other right.

     The 1997 Incentive Plan may be amended, altered or discontinued by the Board of Directors of AmSurg to the fullest extent permitted by the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that no amendment, alteration or discontinuation may be made which would (a) impair the rights of an optionee or participant without the optionee's or participant's consent or (b) require shareholder approval pursuant to any other applicable law or regulation. The Board of Directors may not, without the approval of the stockholders of AmSurg, make any amendment to or alteration of the 1997 Incentive Plan which would (a) except as a result of the provisions of Section 3(c) of the 1997 Incentive Plan, increase the maximum number of shares that may be issued under the 1997 Incentive Plan or increase the Section 162(m) Maximum (as defined in the 1997 Incentive Plan), (b) change the provisions governing incentive stock options except as required or permitted under the provisions governing incentive stock options under the Code, or (c) make any change for which applicable law or regulatory authority would require stockholder approval or for which stockholder approval would be required to secure full deductibility of compensation received under the 1997 Incentive Plan under Section 162(m) of the Code.

     The 1997 Incentive Plan will expire on the tenth anniversary of its effective date.

Other Stock Options

     AmSurg also has granted non-qualified stock options for the purchase of 20,667 shares of Class A Common Stock to certain non-employee directors of AmSurg and to AmSurg's Medical Director and Associate Medical Director. The options granted will vest in four equal annual installments, will expire 10 years from the date of grant, and are exercisable at an average exercise price of approximately $4.79 per share. In the event of certain fundamental changes to AmSurg (including liquidation, dissolution, merger, reorganization or sale of all or substantially all of the assets of AmSurg), the stock options shall immediately vest and be fully exercisable by the optionees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

     On the Distribution Date, AmSurg and AHC will enter into the Management Agreement pursuant to which AHC will provide certain financial and accounting services to AmSurg and its subsidiaries on a transitional basis, with the intent that AmSurg is to acquire the personnel, systems and expertise necessary to become self-sufficient in the provision of these services during the period beginning on the date of the Management Agreement and ending one year later (or earlier if so elected by AmSurg). For a detailed summary of the Management Agreement see "THE DISTRIBUTION -- The Management Agreement." The terms of the Management Agreement were reviewed and approved by the Special Committee.

ADMINISTRATIVE SERVICES AGREEMENT

     Until December 31, 1996, AmSurg and AHC were parties to a letter agreement dated November 30, 1992 (the "1992 Letter Agreement"), pursuant to which Henry
D. Herr and Thomas G. Cigarran provided general supervision and business management services to AmSurg, and AHC provided accounting, financial and administrative services for the operations of AmSurg and each of the ambulatory surgery centers managed by AmSurg. For these services, AmSurg paid AHC an annual fee of approximately $100,000, plus $8,000 per year for administrative, accounting and financial services relating to the AmSurg corporate operations and $4,000 per year for services related to each ambulatory surgery center in operation. Such fees were subject to adjustment as mutually agreed by the parties, but such adjustment would not be less than a minimum increase equal to the annual change in the CPI. The actual amounts paid by AmSurg to AHC under the 1992 Letter Agreement for the years ended December 31, 1994, 1995 and 1996 were $151,846, $186,215 and $213,820, respectively. The annual fees paid to AHC were not inclusive of costs associated with outside professional tax advisors or independent accountants. By letter agreement dated January 1, 1997 (the "1997 Letter Agreement"), AHC and AmSurg agreed to continue, on a modified basis, the administrative services arrangements provided under the 1992 Letter Agreement. Under the 1997 Letter Agreement, AmSurg has agreed to pay AHC an annual fee of $85,000 plus out of pocket expenses for services provided by Messrs. Cigarran and Herr. The services provided by Messrs. Cigarran and Herr are the general supervision of the business of AmSurg and the provision of advice and consultation regarding the financial, accounting and administration aspects of AmSurg's business. The new arrangement also provides that AHC will provide the services it provided under the 1992 Letter Agreement to each AmSurg ambulatory surgery center, physician practice and specialty physician network. The fixed fee for such services is $4,166.67 per month plus $625 per month for each ambulatory surgery center in operation and $1,250 per month for the corporate office and each physician practice. The amount paid per month for the specialty physician networks will be mutually agreed upon by AHC and AmSurg. The 1997 Letter Agreement shall terminate upon the earlier to occur of (i) the mutual agreement of the parties; (ii) the date on which Class A Common Stock begins to trade publicly; or (iii) December 31, 1997.

ADVISORY AGREEMENTS

     On the Distribution Date, AmSurg and each of Thomas G. Cigarran and Henry
D. Herr will be subject to an Advisory Agreement (the "Advisory Agreements"), pursuant to which Messrs. Cigarran and Herr will provide certain continuing services to AmSurg for two years following the Distribution Date. Immediately prior to the Distribution Date, Mr. Cigarran served as Chairman of the Board of AmSurg, and Mr. Herr served as Vice President and Secretary of AmSurg. Pursuant to the Advisory Agreements, Messrs. Cigarran and Herr will provide advisory services to the senior management of AmSurg in the areas of strategy, operations, management and organizational development. As compensation for these services, AmSurg will pay compensation of $200,000 to Mr. Cigarran and $150,000 to Mr. Herr during the two-year term of the Advisory Agreements. The compensation will be payable in shares of Class A Common Stock, which shares will be issued as restricted stock pursuant to the terms of the 1997 Incentive Plan. One-third of the shares to be paid as compensation will vest immediately, one-third will vest upon the first anniversary of the Distribution and the remaining one-third of the shares will vest on the second anniversary of the Distribution.

The Advisory Agreements provide that Messrs. Cigarran and Herr will not sell the shares of AmSurg Common Stock received pursuant to the agreement until the second anniversary of the Distribution, subject to certain limited exceptions. The Advisory Agreements also contain certain non-compete and confidentiality provisions. In addition, Messrs. Cigarran and Herr will be eligible to receive compensation as Outside Directors. Messrs. Cigarran and Herr will also be entitled to indemnification as provided in the Indemnification Agreement that each will enter into with AmSurg on the Distribution Date. The terms of the Advisory Agreements were reviewed and approved by the Special Committee.

LEASE ARRANGEMENT

     Pursuant to a sublease dated June 9, 1996 between AHC and AmSurg (the "Sublease"), AmSurg leases approximately 15,417 square feet of space from AHC in Nashville, Tennessee where AmSurg's corporate headquarters are located. AHC passes through the cost of such leased space to AmSurg, and AmSurg is required to make an aggregate of $960,820 in rental payments to AHC over the term of the Sublease which expires December 31, 1999.

OTHER ARRANGEMENTS

     Bergein F. Overholt, M.D. is a director of AmSurg, and President and a 14% owner of The Endoscopy Center. The Endoscopy Center is a limited partner and AmSurg is the general partner and majority owner of The Endoscopy Center of Knoxville, L.P., which owns and operates an ambulatory surgery center. The aggregate amount of distributions made by The Endoscopy Center of Knoxville, L.P. to The Endoscopy Center in 1996 was $1,028,000, of which Dr. Overholt received his pro rata ownership percentage.

     On March 7, 1997, the AmSurg Board of Directors approved the sale to Steven Geringer of 8,460 shares of AmSurg common stock for an aggregate purchase price of $50,000 in connection with his joining the AmSurg Board of Directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth the "beneficial ownership" (as that term is defined in the rules of the SEC) of the capital stock of AmSurg immediately after the Distribution of (a) each director and Named Executive Officer of AmSurg, both individually and as a group, and (b) each other person expected to be a "beneficial owner" of more than five percent (5%) of any class of capital stock of AmSurg immediately after the Distribution, based in each case on information available to AmSurg and AHC as to ownership of capital stock of AmSurg and AHC on April 30, 1997. Except as otherwise indicated, AmSurg stockholders after the Distribution listed in the table have (or will have) sole voting and investment power with respect to the stock owned (or to be owned) by them. Pursuant to the SEC's beneficial ownership rules, a person is treated as the beneficial owner of shares that may be acquired under options that are exercisable within 60 days as of April 30, 1997.

                                  COMMON STOCK


                                                 CLASS A        PERCENT      CLASS B(2)     PERCENT
                   NAME                      COMMON STOCK(1)    OF CLASS    COMMON STOCK    OF CLASS
                   ----                      ---------------    --------    ------------    --------
Pioneering Management Corp.(3).............            0            --         542,271         9.8%
Waddell & Reed, Inc.(4)....................            0            --         363,630         6.6
William C. Weaver, III(5)..................      490,519(6)       12.6%         18,344           *
Ken P. McDonald............................       31,666(7)          *               0          --
Claire M. Gulmi............................       10,000(8)          *               0          --
Royce D. Harrell...........................       81,708(9)        2.1               0          --
Rodney H. Lunn.............................      286,097(10)       7.0              69           *
David L. Manning...........................      287,333(11)       7.0               0          --
Thomas G. Cigarran(12).....................            0            --         424,566         7.7
James A. Deal..............................            0            --         208,901         3.8
Steven I. Geringer.........................        8,460(13)         *               0          --
Debora A. Guthrie..........................            0            --           1,035           *
Henry D. Herr..............................            0            --         263,659         4.8
Bergein F. Overholt, M.D...................      119,760(14)       3.1             396           *
All directors and executive officers as a
  group (11 persons).......................      825,024          18.4%        898,626        16.2%


---------------

  * Less than 1%.


 (1) Includes shares issuable within 60 days of April 30, 1997 upon the exercise of presently outstanding options.

 (2) Does not include shares of Class B Common Stock which would be received in the Distribution in respect of additional shares of AHC Common Stock that would be issued if AHC options exercisable within 60 days of April 30, 1997 are exercised prior to the Distribution.

 (3) The address of Pioneering Management Corp. is 60 State Street, Boston, MA 02109. Information with respect to stock ownership of Pioneering Management Corp. is based upon the Schedule 13G dated January 3, 1996 filed with the SEC with respect to ownership of AHC Common Stock.


 (4) The address of Waddell & Reed, Inc. is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, KS 66201-9217. Information with respect to stock ownership of Waddell & Reed, Inc. is based upon the Schedule 13G dated February 14, 1996 filed with the SEC with respect to ownership of AHC Common Stock.

 (5) The address of Mr. Weaver is 4406 Chickering Lane, Nashville, TN 37215.
 (6) Includes 200,000 shares held in trust for the benefit of Mr. Weaver's three children and currently exercisable options for the purchase of 1,500 shares of Class A Common Stock.

 (7) Represents currently exercisable options for the purchase of 31,666 shares of Class A Common Stock.


 (8) Represents currently exercisable options for the purchase of 10,000 shares of Class A Common Stock.


 (9) Represents currently exercisable options for the purchase of 81,708 shares of Class A Common Stock.

(10) Includes 1,000 shares held in trust for the benefit of Mr. Lunn's children and currently exercisable options for the purchase of 225,333 shares of Class A Common Stock.


(11) Includes currently exercisable options for the purchase of 235,333 shares of Class A Common Stock.


(12) The address of Mr. Cigarran is One Burton Hills Blvd., Nashville, TN 37215.


(13) Represents 8,460 shares held in trust for the benefit of Mr. Geringer's son.


(14) Includes 4,333 shares owned by The Endoscopy Center, Knoxville, Tennessee, and 10,000 shares owned by Gastrointestinal Associates, P.C. Dr. Overholt is a partner of the Endoscopy Center and President of Gastrointestinal Associates, P.C. Also, includes currently exercisable options for the purchase of 2,500 shares of Class A Common Stock, 20,100 shares held in trust for Dr. Overholt's grandchildren, and 2,924 shares for which Dr. Overholt is custodian on behalf of a minor.


                                PREFERRED STOCK


                                                  SERIES A                       SERIES B
                                                 REDEEMABLE       PERCENT       CONVERTIBLE      PERCENT
NAME AND ADDRESS                               PREFERRED STOCK    OF CLASS    PREFERRED STOCK    OF CLASS
----------------                               ---------------    --------    ---------------    --------
Electra Investment Trust P.L.C.(1)...........      363,637          72.7%         303,030          72.7%
Capitol Health Partners, L.P.(2)(3)..........       90,909          18.2           75,757          18.2
Michael E. Stephens(4).......................       45,454           9.1           37,879           9.1
Ken P. McDonald..............................            0            --                0            --
Claire M. Gulmi..............................            0            --                0            --
Royce D. Harrell.............................            0            --                0            --
Rodney H. Lunn...............................            0            --                0            --
David L. Manning.............................            0            --                0            --
Thomas G. Cigarran...........................            0            --                0            --
James A. Deal................................            0            --                0            --
Steven I. Geringer...........................            0            --                0            --
Debora A. Guthrie(5).........................            0            --                0            --
Henry D. Herr................................            0            --                0            --
Bergein F. Overholt, M.D.....................            0            --                0            --
All directors and executive officers as a
  group (11 persons)(5)......................       90,909          18.2%          75,757          18.2%


---------------


(1) The address for Electra Investment Trust PLC is 65 Kingsway, London, England WC 2B6QT.


(2) The address for Capitol Health Partners is, L.P. is 3000 P Street, N.W., Washington, D.C. 20005.


(3) Shares beneficially owned by Capitol Health Partners, L.P. are attributable to Ms. Guthrie, who is President and Chief Executive Officer of the general partner of Capitol Health Partners, L.P., and are included in the shares beneficially held by directors and executive officers as a group.


(4) The address for Michael E. Stephens is One Perimeter Park South, Suite 100N, Birmingham, AL 35243.


(5) Ms. Guthrie disclaims beneficial ownership of the shares held by Capitol Health Partners, L.P.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Upon the Distribution Date, AmSurg will be authorized to issue 25,000,000 shares of its Class A Common Stock, 5,540,000 shares of its Class B Common Stock and 5,000,000 shares of preferred stock, no par value. Based on ownership of AmSurg and AHC Common Stock as of April 30, 1997, 3,887,619 shares of AmSurg Class A Common Stock and 5,530,131 shares of AmSurg Class B Common Stock are expected to be outstanding immediately following the Distribution, all of which will be validly issued, fully paid and nonassessable. Based on ownership of AmSurg and AHC Common Stock as of April 30, 1997, there are expected to be approximately 201 holders of record of Class A Common Stock and approximately 135 holders of record and 2,550 beneficial owners of Class B Common Stock immediately following the Distribution. As of April 30, 1997, 500,000 shares of Series A Preferred Stock and 416,666 shares of Series B Preferred Stock were outstanding, all of which were validly issued, fully paid and non-assessable. There are three holders of the Series A Preferred Stock and three holders of the Series B Preferred Stock. AmSurg may issue preferred stock from time to time in one or more series, each such series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is vested with the authority to divide any or all classes of authorized but unissued preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Based on options to purchase AmSurg Common Stock as of April 30, 1997, stock options for the purchase of 1,100,816 shares of Class A Common Stock are expected to be outstanding immediately following the Distribution, of which options to purchase 721,629 shares of Class A Common Stock having an average exercise price of $3.20 per share are expected to be currently exercisable. The options granted generally will vest in four equal annual installments, and will expire 10 years from the date of grant. In the event of certain fundamental changes to AmSurg (including liquidation, dissolution, merger, reorganization or sale of all or substantially all of the assets of AmSurg), the stock options shall immediately vest and be fully exercisable by the optionees. Of these options, 194,033 were granted pursuant to the 1997 Stock Incentive Plan and are subject to stockholder approval at the stockholders meeting scheduled to be held
on June   , 1997.



     Based on ownership of AmSurg and AHC Common Stock as of April 30, 1997, the AmSurg executive officers and directors or their affiliates are expected to beneficially own approximately 18.4% of the outstanding Class A Common Stock and 16.2% of the Class B Common Stock immediately following the Distribution. The holders of Class A Common Stock and the Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. No dividends have been paid to date and the management of AmSurg does not anticipate dividends being paid in the foreseeable future.


     The following summary of certain terms of AmSurg's capital stock describes material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, the AmSurg Charter, the AmSurg Bylaws, and applicable provisions of Tennessee corporate law (including but not limited to the TBCA) and assumes the approval of the Amended and Restated Charter by the AmSurg stockholders.

     Class A Common Stock. The holders of Class A Common Stock are entitled to one vote per share on all matters to be submitted to a vote of the stockholders and are not entitled to cumulative voting in the election of directors. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Class A Common Stock are entitled to share ratably with the shares of Class B Common Stock in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Class A Common Stock are entitled to share ratably with the shares of Class B Common Stock in any assets remaining after satisfaction of all prior claims upon liquidation of AmSurg, including prior claims of any outstanding preferred stock. AmSurg's Charter does not give holders of Class A Common Stock any preemptive or other subscription rights, and Class A Common Stock is not redeemable at the option of the holders, does not have any conversion rights, and is not subject to call. The rights, preferences and privileges of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the Series A

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

Preferred Stock and Series B Preferred Stock and any other series of preferred stock that AmSurg may designate and issue in the future.


     Class B Common Stock. The holders of Class B Common Stock are entitled to eight votes per share in the election of the Board of Directors of AmSurg and are not entitled to cumulative voting in the election of such directors. The holders of Class B Common Stock are entitled to one vote per share on all other matters to be submitted to a vote of the stockholders. The holders of Class B Common Stock are entitled to vote separately as a group with respect to (i) amendments to AmSurg's Charter that alter or change the powers, preferences or special rights of the holders of Class B Common Stock so as to affect them adversely and (ii) such other matters as may require separate group voting under the TBCA. Following the Distribution, upon the sale or transfer of any share of Class B Common Stock, including transfers by gift, such share will automatically convert into a newly-issued share of Class A Common Stock. However, transfers of the Class B Common Stock by pledge or from a beneficial owner into a street name for such beneficial owner, from a street name to the beneficial owner and from one street name to another street name for the same beneficial owner will not constitute a transfer which would cause the conversion of the Class B Common Stock into Class A Common Stock. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Class B Common Stock are entitled to share ratably with the shares of Class A Common Stock in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Class B Common Stock are entitled to share ratably with the shares of Class A Common Stock in any assets remaining after satisfaction of all prior claims upon liquidation of AmSurg, including prior claims of any outstanding preferred stock. AmSurg's Charter does not give holders of Class B Common Stock preemptive or other subscription rights, and Class B Common Stock is not redeemable at the option of the holders, and is not subject to call. The rights, preferences and privileges of holders of AmSurg Class B Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that AmSurg may designate and issue in the future.


     Dividend Policy. AmSurg has not declared a cash dividend on the shares of AmSurg common stock during its two most recent fiscal years. AmSurg does not currently intend to declare or pay a cash dividend on the shares of Class A Common Stock or the Class B Common Stock. In addition, the payment of cash dividends in the future will depend on AmSurg's earnings, financial condition, capital needs and other factors deemed relevant by the AmSurg Board of Directors, including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of preferred stock that may hereafter be issued and the limitations, if any, on the payment of dividends under any documents relating to equity investments, then-existing credit facilities or other indebtedness. Pursuant to the Second Amended and Restated Loan Agreement dated as of April 15, 1997 among AmSurg, SunTrust Bank and NationsBank of Tennessee, as amended (the "Loan Agreement"), AmSurg is prohibited from declaring or paying any dividend to any person other than itself or a subsidiary. It is the current intention of the Board of Directors to retain earnings, if any, in order to finance the operations and expansion of AmSurg's business.

     Preferred Stock. AmSurg is authorized to issue 5,000,000 shares of undesignated preferred stock, no par value. AmSurg has established and designated two series of shares out of the 5,000,000 authorized shares. On November 20, 1996, AmSurg issued 500,000 shares of Series A Preferred Stock for a purchase price of $6.00 per share and 416,666 shares of Series B Preferred Stock for a purchase price of $6.00 per share.


     Series A Redeemable Preferred Stock. The holders of Series A Preferred Stock are entitled to .25 votes per share on all matters to be voted on by stockholders. The holders of Series A Preferred Stock and Series B Preferred Stock vote as a separate class on certain matters, and together are entitled to elect and remove one member of the Board of Directors, in the event that there has not been a Qualified IPO (as defined in the AmSurg Charter) by May 31, 2000. The holders of Series A Preferred Stock and Series B Preferred Stock are each entitled to vote as a separate class, and the affirmative vote of two-thirds of the outstanding shares of each separate class is required, for any amendment, modification or waiver with respect to the designation of the Series A Preferred Stock and Series B Preferred Stock and with respect to any changes in the capitalization and number of shares of any class of capital stock. The holders of Series A Preferred Stock have the right to receive annually, beginning after November 20, 1998, cash dividends of $0.48 per share. In


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

addition, upon certain events of default by AmSurg, the holders of the Series A Preferred Stock have the right to a cash dividend of $0.84 per share until such default has been cured. All dividends are cumulative. Upon any voluntary or involuntary liquidation, dissolution or winding up of AmSurg, the holders of the Series A Preferred Stock will be entitled to be paid in cash the purchase price of their shares plus any accrued and unpaid dividends (the "Liquidation Value"), before any distribution or payment is made upon any other junior securities, including the Series B Preferred Stock. In the event AmSurg subdivides or combines the outstanding shares of any class of AmSurg common stock, the Series A Preferred Stock shall automatically be combined or subdivided so that following such an event, the conversion rate, ownership interests and voting interests of the Series A Preferred Stock are equitably preserved. The holders of the Series A Preferred Stock are entitled to convert, at the then current market price per share of the Class A Common Stock, into shares of Class A Common Stock for a period of 30 days, any or all of their shares of Series A Preferred Stock into Class A Common Stock upon the earlier to occur of (a) 60 days after a Spin-off and (b) a Qualified IPO, as those terms are defined in the AmSurg Charter. The Distribution will constitute a Spin-off. The outstanding shares of Series A Preferred Stock are mandatorily redeemable at a price equal to the Liquidation Value on the earliest to occur of (a) the sale, lease or disposition by AmSurg of all or substantially all of its assets (an "AmSurg Sale"); (b) a merger or consolidation of AmSurg with or into another entity; (c) the sale, transfer or other disposition of all or substantially all of the capital stock of AmSurg; (d) a Qualified IPO; or (e) November 20, 2002. In addition, AmSurg may redeem, at any time upon 45 days written notice, all or part of the outstanding shares of Series A Preferred Stock at a price equal to the Liquidation Value.


     Series B Convertible Preferred Stock. The holders of the Series B Preferred Stock initially are entitled to 1.05 votes per share on all matters to be voted on by stockholders. In the event the aggregate number of fully diluted shares of Class A Common Stock into which the Series B Preferred Stock is convertible increases above 599,215, the aggregate voting rights of the holders of the Series B Preferred Stock will be increased by one vote for each additional fully diluted share over 599,215. The holders of the Series B Preferred Stock have the right to receive such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor. In the event AmSurg subdivides or combines the outstanding shares of any class of AmSurg common stock, the Series B Preferred Stock shall automatically be combined or subdivided so that following such an event, the conversion rate, ownership interests and voting interests of the Series B Preferred Stock are equitably preserved. The Series B Preferred Stock is junior to the Series A Preferred Stock and senior to the Class A Common Stock and Class B Common Stock with respect to the liquidation preference. In the event of an AmSurg Sale or a Qualified IPO, all of the issued and outstanding shares of Series B Preferred Stock shall automatically convert into Class A Common Stock at a rate that will result in the holders of the Series B Preferred Stock holding that number of shares of Class A Common Stock that approximates 6% of the equity of AmSurg determined as of November 20, 1996, with that percentage being ratably increased to 8% of the equity of AmSurg if a triggering event has not occurred by November 20, 2000. In the event that AmSurg reorganizes pursuant to a spin-off or otherwise, reclassifies its capital stock, consolidates or merges with or into another corporation, or sells, transfers or otherwise disposes of all of its property, assets or business to another corporation other than in an AmSurg Sale, all of the issued and outstanding shares of Series B Preferred Stock may be converted into shares of Class A Common Stock. If by November 20, 2002 there shall not have occurred an AmSurg Sale or a Qualified IPO, then the holders of Series B Preferred Stock shall have the right to require AmSurg to purchase all of the issued and outstanding shares of Series B Preferred Stock on an as if converted basis at the current market price of the underlying Class A Common Stock.


     Transfer Agent and Registrar. SunTrust Bank, Atlanta will be the transfer agent and registrar for the AmSurg Common Stock.

1992 STOCKHOLDERS' AGREEMENT

     AHC, as a founding stockholder of AmSurg, along with certain private investors, are parties to a stockholders' agreement dated as of April 2, 1992 (the "1992 Stockholders' Agreement"). In connection with an equity financing of AmSurg Preferred Stock in November 1996, the 1992 Stockholders' Agreement was amended to include the purchasers of AmSurg Preferred Stock. The 1992 Stockholders' Agreement provides for certain rights of first refusal with respect to any shares that AmSurg proposes to issue and co-sale rights among the stockholders subject thereto. These stockholders also have a right of first refusal, subject to certain exceptions, to acquire shares of another stockholder, on a pro rata basis, on the same terms and conditions as are set forth in a proposed sale transaction with a third party. If a Qualified IPO does not occur by May 31, 2000, the stockholders have also agreed to vote for a director selected by the holders of AmSurg Preferred Stock. The 1992 Stockholders' Agreement, other than certain provisions with respect to the election of directors after May 31, 2000, will be terminated on the effective date of the Distribution.

REGISTRATION AGREEMENT

     AHC and certain private investors entered into a Registration Agreement dated April 2, 1992, as amended (the "Registration Agreement"). Pursuant thereto, the holders of at least 66 2/3% of certain of the Registrable Shares after a Qualified Initial Public Offering (as those terms are defined in the Registration Agreement), may by written notice demand registration on Form S-1 or any similar long-form registration under the Securities Act of up to all of the Registrable Shares owned by such holders. These holders of Registrable Shares are entitled to only one such long-form demand registration. In connection with an equity financing of AmSurg Preferred Stock in November 1996, the purchasers of the AmSurg Preferred Stock became parties to the Registration Agreement. As a result, shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock and the Series B Preferred Stock have been included in the definition of Registrable Shares, and as such, have certain registration rights. The holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to two long-form demand registrations. In addition, any holder or holders of Registrable Shares may demand registration of any or all of their Registrable Shares on or after the date upon which AmSurg has become entitled as a registrant to use Form S-3 or any similar short-form registration. This short-form demand registration right may be invoked on unlimited occasions, provided the aggregate offering value of the Registrable Shares requested to be registered is at least $1,000,000. The stockholders are also entitled to unlimited "piggyback" registration rights whenever AmSurg proposes to register any of its securities under the Securities Act (other than on Forms S-4 or S-8 or any successor forms). These "piggyback" registration rights entitle these stockholders to include any of their Registrable Shares in any registration statement which AmSurg proposes to file, subject to certain limitations generally imposed by the managing underwriter regarding the number of shares to be included in the offering.

STOCKHOLDERS' AGREEMENTS

     Substantially all stockholders who purchased common stock of AmSurg in connection with AmSurg's acquisitions of ambulatory surgery centers and other investments have entered into stockholders' agreements with AmSurg. These stockholders' agreements limit the ability of the stockholders to dispose of the AmSurg Common Stock that they own without obtaining the prior written consent of AmSurg. The stockholders' agreements also prohibit the stockholders from effecting any public sale or distribution of the AmSurg Common Stock for 180 days following the effective date of any underwritten sale registered under the Securities Act by AmSurg of its securities for its own account. The AmSurg Board of Directors waived the 180 day holdback provision at its March 7, 1997 meeting, subject to completion of the Distribution. In addition, the stockholders' agreements provide for "piggyback" registration rights. See "SHARES ELIGIBLE FOR FUTURE SALE." Except with respect to the registration rights of such stockholders, the stockholders' agreements terminate on the earlier of the closing of an Initial Public Offering or an Approved Sale of AmSurg (as those terms are defined in the stockholders' agreements) or 10 years from the date of such agreements. The registration rights granted pursuant to the stockholders' agreements terminate upon the later of three years after the date of the stockholders' agreement or six months following the closing of an Initial Public Offering.

CERTAIN PROVISIONS OF THE CHARTER, BYLAWS, AND TENNESSEE LAW

     General. The provisions of the Charter, the Bylaws, and Tennessee statutory law described in this section may delay or make more difficult acquisitions or changes of control of AmSurg that are not approved by the Board of Directors. Such provisions have been implemented to enable AmSurg, particularly (but not

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

exclusively) in the initial years of its existence as an independent, publicly-owned company, to develop its business in a manner that will foster its long-term growth without the disruption of the threat of a takeover not deemed by the Board of Directors to be in the best interests of AmSurg and its stockholders.

     Classified Board of Directors. The Bylaws provide that the number of directors shall be no fewer than three or more than nine, with the exact number to be established by the Board of Directors and subject to change from time to time as determined by the Board of Directors. The AmSurg Charter provides for the classification of the Board of Directors. Under the terms of the AmSurg Charter, the members of the Board of Directors are divided into three classes, serving staggered three-year terms. As a result, one-third of AmSurg's Board of Directors will be elected each year. See "MANAGEMENT OF AMSURG." This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of AmSurg's Board of Directors until the second annual shareholders' meeting following the date the acquiror obtains the controlling stock interest. This provision may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of AmSurg, and could also increase the likelihood that incumbent directors will retain their positions.

     The Charter provides that directors may be removed only for "cause" and only by the affirmative vote of the holders of a majority of the voting power of all the shares of AmSurg's capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law. "Cause" is defined in the Charter as:
(i) a felony conviction of a director or the failure of a director to contest prosecution for a felony; (ii) conviction of a crime involving moral turpitude; or (iii) willful and continued misconduct or gross negligence by a director in the performance of his or her duties as a director. This provision, in conjunction with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, may prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Advance Notice for Stockholder Proposals or Making Nominations at
Meetings. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of AmSurg and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a stockholder who has given to the Secretary of AmSurg timely written notice in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors, or the committee of the Board of Directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of AmSurg.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of AmSurg not later than 120 days in advance of the anniversary date of AmSurg's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

     The notice of any shareholder proposal or nomination for election as director must set forth various information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on AmSurg's books (if they so appear) and the class and number of shares of AmSurg's capital stock that are beneficially owned by them.

     Amendment of the Bylaws and Charter. Except with respect to amendments to the Bylaws or Charter relating to the classified structure of the Board of Directors which are required to be approved by the affirmative vote of two-thirds of the voting power of the shares entitled to vote in the election of directors, the Bylaws provide that a majority of the members of the Board of Directors who are present at any regular or special meeting or the holders of a majority of the voting power of all shares of AmSurg's capital stock

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

represented at a regular or special meeting have the power to amend, alter, change, repeal, or restate the Bylaws.

     Except as may be set forth in resolutions providing for any class or series of preferred stock, any proposal to amend, alter, change, or repeal any provision of the Charter requires approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of a majority of the voting power of all of the shares of AmSurg's capital stock entitled to vote on the amendments, with stockholders entitled to dissenters' rights as a result of the Charter amendment voting together as a single class. The Series A Preferred Stock and Series B Preferred Stock are each entitled to vote as a separate class in connection with the approval of any amendment to the Charter which would amend, modify or waive the rights of the holders of the Series A Preferred Stock or Series B Preferred Stock and any such amendment is required to be approved by the affirmative vote of at least two-thirds of the outstanding shares of each class of preferred stock. Stockholders entitled to dissenters' rights as a result of a Charter amendment are those whose rights would be materially and adversely affected because the amendment (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption; (iii) alters or abolishes a preemptive right;
(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares held by such holder to a fraction if the fractional share is to be acquired for cash. In general, however, no stockholder is entitled to dissenters' rights if the security he or she holds is listed on a national securities exchange or the Nasdaq National Market.

     Tennessee Law. The Tennessee Business Combination Act (the "Combination Act") provides, among other things, that any corporation to which the Combination Act applies, including AmSurg, shall not engage in any "business combination" with an "interested stockholder" for a period of five years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

     The Combination Act defines "business combination," generally, to mean any:
(i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge, or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested stockholder; (v) plan of liquidation; (vi) transaction in which the interested stockholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested stockholder, directly or indirectly, receives a benefit except proportionately as a stockholder.

     The Combination Act defines "interested stockholder," generally, to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable charter and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested stockholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the stockholders is equal to the highest of
(i) the highest per share price paid by the interested stockholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested stockholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

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

     The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain stockholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition," as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested stockholders of the corporation. AmSurg has not elected to make the Acquisition Act applicable to AmSurg. No assurance can be given that such election, which must be expressed in a charter or bylaw amendment, will or will not be made in the future.

     The Tennessee Greenmail Act (the "Greenmail Act") prohibits AmSurg from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by AmSurg or AmSurg makes an offer of at least equal value per share to all holders of shares of such class.

     The effect of the Greenmail Act may be to render more difficult a change of control of AmSurg.

     Other Change-of-Control Provisions. For a description of certain other change-of-control provisions, see "MANAGEMENT OF AMSURG -- Employment Agreements;" and" -- Stock Incentive Plans."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Following the Distribution, AmSurg will have outstanding an aggregate of 3,887,619 shares of Class A Common Stock and 5,530,131 shares of Class B Common Stock based on the number of outstanding shares of AmSurg Common Stock on April 30, 1997. Of the total outstanding shares of Common Stock, the shares of Class B Common Stock issued to holders of AHC Common Stock in the Distribution will be freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of AmSurg, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below).

     The shares of Class A Common Stock issued and outstanding as of the Distribution were issued in transactions unrelated to the Distribution. Under current law, absent registration or an exemption from registration other than Rule 144, such shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act and will be eligible for sale or transfer only in accordance with Rule 144. All of the shares of Class A Common Stock expected to be outstanding as of the Distribution will be "restricted securities."


     The Series A Preferred Stock is convertible into Class A Common Stock upon the earlier to occur of (a) 60 days following a Spin-off (the Distribution will constitute a Spin-off) or (b) a Qualified IPO. A Qualified IPO, prior to a Spin-off, means a public offering of Class A Common Stock yielding net cash proceeds of at least $25,000,000. The Series B Preferred Stock is automatically convertible in the event of an AmSurg Sale or Qualified IPO, as those terms are defined in the AmSurg Charter. In addition, the Series B Preferred Stock may be converted upon certain other events specified in the AmSurg Charter. The shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act and will be eligible for sale or transfer only in accordance with Rule 144 absent registration or an exemption from registration.


     In general, under Rule 144 as currently in effect, a person (or persons whose share are aggregated), including an affiliate, who has beneficially owned shares for at least one year (including, if the shares are transferred, the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Information Statement, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Class A Common Stock (approximately 38,876 shares immediately after the Distribution) or (ii) generally, the average weekly trading volume in such class of the Class A Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, and subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of AmSurg at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume and other requirements described above. Shares of Class A Common Stock that would otherwise be deemed "restricted securities" could be sold at any time through an effective registration statement relating to such shares of Class A Common Stock. Of the 3,887,619 shares of Class A Common Stock that are anticipated to be "restricted securities" immediately following the Distribution, 3,502,698 will have satisfied a one-year holding period.

     Pursuant to the Registration Agreement, certain stockholders of AmSurg and the holders of the Series A Preferred Stock and the Series B Preferred Stock have several demand and unlimited "piggyback" registration rights. In addition, the other AmSurg stockholders are entitled to unlimited "piggyback" registration rights in connection with any proposed registration of equity securities by AmSurg (with certain specified exceptions) pursuant to stockholders' agreements entered into between AmSurg and these stockholders. All of the outstanding shares of AmSurg Common Stock are subject to registration rights. For a more complete description of such registration rights see "DESCRIPTION OF CAPITAL STOCK."

     Immediately following the Distribution, there will be outstanding options for approximately 1,100,816 shares of AmSurg Class A Common Stock, including options granted to non-employee directors of AmSurg. Of such options, approximately 721,629 of these options will be exercisable for shares of Class A Common Stock and such shares will immediately be able to be sold by the holders following the Distribution and the filing of a registration statement on Form S-8 by AmSurg. See "MANAGEMENT OF AMSURG -- Stock Incentive Plans."

     Prior to the Distribution, there has not been any public market for either class of the AmSurg Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial additional amounts of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Class A Common Stock.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AmSurg Corp.
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and March 31, 1997................................   F-3
  Consolidated Statements of Operations for each of the
     three years in the period ended December 31, 1996 and
     the three months ended March 31, 1996 and 1997.........   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for each of the three years in the period ended
     December 31, 1996 and the three months ended March 31,
     1997...................................................   F-5
  Consolidated Statements of Cash Flows for each of the
     three years in the period ended December 31, 1996 and
     the three months ended March 31, 1996 and 1997.........   F-6
  Notes to the Consolidated Financial Statements............   F-7
Unaudited Pro Forma Financial Information
  Introduction..............................................  F-17
  Pro Forma Combined Statement of Operations for the year
     ended December 31, 1996................................  F-17
  Pro Forma Combined Statement of Operations for the three
     months ended March 31, 1997............................  F-18
  Notes to the Pro Forma Combined Statements of
     Operations.............................................  F-19
Endoscopy Center Operations of the Endoscopy Center of
  Ocala, Inc.
  Independent Auditors' Report..............................  F-20
  Statement of Income for the period from January 1, 1996
     through August 21, 1996................................  F-21
  Statement of Cash Flows for the period from January 1,
     1996 through August 21, 1996...........................  F-22
  Notes to the Financial Statements.........................  F-23
Financial Statement Schedule -- AmSurg Corp.
  Independent Auditors' Report..............................   S-1
  Schedule II -- Valuation and Qualifying Accounts..........   S-2
Financial Statement Schedule -- Endoscopy Center Operations
  of the Endoscopy Center of Ocala, Inc.
  Independent Auditors' Report..............................   S-3
  Schedule II -- Valuation and Qualifying Accounts..........   S-4

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
AmSurg Corp.
Nashville, Tennessee

     We have audited the accompanying consolidated balance sheets of AmSurg Corp. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmSurg Corp. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 21, 1997

                                  AMSURG CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------    MARCH 31,
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                      ASSETS
Current assets
  Cash and cash equivalents (Note 1)....................  $ 3,469,661   $ 3,192,408   $ 2,453,835
  Accounts receivable, net of allowance for
     uncollectible accounts of $455,628, $1,272,651 and
     $1,418,860.........................................    2,878,840     5,640,946     6,770,831
  Supplies inventory....................................      248,002       554,839       674,794
  Other current assets (Note 1).........................      466,922       680,761       864,464
  Deferred tax asset (Notes 1 and 4)....................      243,000       303,000       303,000
                                                          -----------   -----------   -----------
          Total current assets..........................    7,306,425    10,371,954    11,066,924
                                                          -----------   -----------   -----------
Long-term receivables and deposits (Note 2).............      133,930       643,516       638,431
                                                          -----------   -----------   -----------
Property and equipment (Note 1)
  Land and improvements.................................           --        98,540        98,540
  Buildings and improvements............................    4,578,990     7,017,163     7,396,804
  Moveable equipment....................................    5,848,399     8,725,140    10,128,066
  Construction in progress..............................       97,165       316,384       674,380
                                                          -----------   -----------   -----------
                                                           10,524,554    16,157,227    18,297,790
  Accumulated depreciation..............................   (2,366,560)   (3,821,335)   (4,444,937)
                                                          -----------   -----------   -----------
  Property and equipment, net...........................    8,157,994    12,335,892    13,852,853
                                                          -----------   -----------   -----------
Other assets, net (Note 1)..............................      391,179       530,312       552,967
                                                          -----------   -----------   -----------
Excess of cost over net assets of purchased operations,
  net (Notes 1, 2, 9 and 10)............................   19,116,909    30,771,784    34,780,997
                                                          -----------   -----------   -----------
                                                          $35,106,437   $54,653,458   $60,892,172
                                                          ===========   ===========   ===========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable......................................  $   562,961   $   982,547   $ 1,587,119
  Accrued salaries and benefits.........................      516,383       829,582       571,751
  Accrued liabilities...................................      740,888     1,128,856     1,216,471
  Current income taxes payable (Notes 1 and 4)..........      316,895        82,586       266,695
  Current portion of long-term debt (Notes 5 and 10)....    2,238,496     2,616,714     2,583,308
                                                          -----------   -----------   -----------
          Total current liabilities.....................    4,375,623     5,640,285     6,225,344
                                                          -----------   -----------   -----------
Deferred income taxes (Notes 1 and 4)...................      456,000       765,000       765,000
                                                          -----------   -----------   -----------
Long-term debt (Notes 5 and 10).........................    4,785,552     9,218,281    14,757,986
                                                          -----------   -----------   -----------
Minority interest (Note 1)..............................    3,010,070     5,673,960     6,417,617
                                                          -----------   -----------   -----------
Commitments and contingencies (Note 8)
Preferred stock (Note 6)
  No par value, 5,000,000 shares authorized, 2,750,000
     shares outstanding.................................           --     4,982,057     5,049,622
                                                          -----------   -----------   -----------
Stockholders' equity (Note 7)
  Common stock
     No par value, 40,000,000 shares authorized,
       24,907,430, 27,598,577 and 28,235,844 shares
       outstanding......................................   21,627,861    26,064,085    27,259,208
  Retained earnings.....................................      851,331     2,309,790       417,395
                                                          -----------   -----------   -----------
          Total stockholders' equity....................   22,479,192    28,373,875    27,676,603
                                                          -----------   -----------   -----------
                                                          $35,106,437   $54,653,458   $60,892,172
                                                          ===========   ===========   ===========

        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                          YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                  ---------------------------------------   -----------------------------
                                     1994          1995          1996           1996            1997
                                  -----------   -----------   -----------   -------------   -------------
                                                                                     (UNAUDITED)
Revenues (Note 1)...............  $13,826,566   $22,489,379   $35,007,216     $ 7,169,227     $12,609,924
                                  -----------   -----------   -----------     -----------     -----------
Expenses:
  Salaries and benefits (Note
     3).........................    4,091,996     6,243,134    11,613,504       2,247,075       3,971,664
  Other operating expenses (Note
     3).........................    5,091,110     7,562,655    11,546,562       2,254,177       4,450,793
  Depreciation and amortization
     (Note 1)...................    1,309,054     2,396,796     3,000,183         671,626       1,087,263
  Interest......................      193,047       722,390       947,863         211,397         326,955
  Impairment loss (Note 10).....           --            --            --              --       2,321,168
                                  -----------   -----------   -----------     -----------     -----------
          Total expenses........   10,685,207    16,924,975    27,108,112       5,384,275      12,157,843
                                  -----------   -----------   -----------     -----------     -----------
Income before minority interest
  and income taxes..............    3,141,359     5,564,404     7,899,104       1,784,952         452,081
  Minority interest (Note 1)....    2,464,105     3,938,364     5,433,588       1,195,777       1,947,911
                                  -----------   -----------   -----------     -----------     -----------
Income (loss) before income
  taxes.........................      677,254     1,626,040     2,465,516         589,175      (1,495,830)
  Income tax expense (Notes 1
     and 4).....................       26,000       578,000       985,000         236,000         329,000
                                  -----------   -----------   -----------     -----------     -----------
Net income (loss)...............      651,254     1,048,040     1,480,516         353,175      (1,824,830)
  Accretion of preferred stock
     discount (Note 6)..........           --            --        22,057              --          67,565
                                  -----------   -----------   -----------     -----------     -----------
Net income (loss) attributable
  to common stockholders........  $   651,254   $ 1,048,040   $ 1,458,459     $   353,175     $(1,892,395)
                                  ===========   ===========   ===========     ===========     ===========
Net income (loss) per share
  attributable to common
  stockholders (Note 1).........  $      0.03   $      0.04   $      0.05     $      0.01     $     (0.07)
                                  ===========   ===========   ===========     ===========     ===========
Weighted average common shares
  and equivalents (Note 1)......   21,937,814    25,742,923    27,306,780      26,334,770      28,080,719


        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN STOCKHOLDERS' EQUITY

                                                                       RETAINED
                                                         COMMON        EARNINGS
                                                          STOCK       (DEFICIT)        TOTAL
                                                       -----------    ----------    -----------
Balance, December 31, 1993...........................  $12,903,385    $ (847,963)   $12,055,422
  Issuance of stock..................................    5,592,561            --      5,592,561
  Issuance of stock in conjunction with acquisitions
     (Note 2)........................................      997,649            --        997,649
  Issuance of stock warrant (Note 7).................      260,787            --        260,787
  Net income.........................................           --       651,254        651,254
                                                       -----------    ----------    -----------
Balance, December 31, 1994...........................   19,754,382      (196,709)    19,557,673
  Issuance of stock..................................    1,197,279            --      1,197,279
  Issuance of stock in conjunction with acquisitions
     (Note 2)........................................      676,200            --        676,200
  Net income.........................................           --     1,048,040      1,048,040
                                                       -----------    ----------    -----------
Balance, December 31, 1995...........................   21,627,861       851,331     22,479,192
  Issuance of stock..................................    2,366,262            --      2,366,262
  Issuance of stock in conjunction with acquisitions
     (Note 2)........................................    2,069,962            --      2,069,962
  Net income attributable to common stockholders.....           --     1,458,459      1,458,459
                                                       -----------    ----------    -----------
Balance, December 31, 1996...........................   26,064,085     2,309,790     28,373,875
  Issuance of stock (unaudited)......................      133,776            --        133,776
  Issuance of stock in conjunction with acquisitions
     (unaudited).....................................    1,061,347            --      1,061,347
  Net loss attributable to common stockholders
     (unaudited).....................................           --    (1,892,395)    (1,892,395)
                                                       -----------    ----------    -----------
Balance, March 31, 1997 (unaudited)..................  $27,259,208    $  417,395    $27,676,603
                                                       ===========    ==========    ===========

        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                      ----------------------------------------   --------------------------
                                                         1994          1995           1996          1996           1997
                                                      -----------   -----------   ------------   -----------   ------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................  $   651,254   $ 1,048,040   $  1,480,516   $   353,175   $(1,824,830)
    Income tax expense (Note 1 and 4)...............       26,000       578,000        985,000       236,000       329,000
    Minority interest (Note 1)......................    2,464,105     3,938,364      5,433,588     1,195,777     1,947,911
                                                      -----------   -----------   ------------   -----------   -----------
  Income before minority interest and income
    taxes...........................................    3,141,359     5,564,404      7,899,104     1,784,952       452,081
  Noncash expenses, revenues, losses and gains
    included in income:
    Depreciation and amortization (Note 1)..........    1,309,054     2,396,796      3,000,183       671,626     1,087,263
    Impairment loss (Note 10).......................           --            --             --            --     2,321,168
    Increase in working capital items...............     (285,015)     (132,418)      (856,584)     (164,196)     (335,832)
    Other noncash transactions......................       59,926       106,220        125,190        33,760        12,555
                                                      -----------   -----------   ------------   -----------   -----------
                                                        4,225,324     7,935,002     10,167,893     2,326,142     3,537,235
  Increase in other assets..........................     (373,201)     (120,705)      (286,031)      (20,148)     (111,475)
  Income taxes paid.................................           --       (74,105)      (970,309)     (303,100)     (144,891)
                                                      -----------   -----------   ------------   -----------   -----------
        Net cash flows provided by operating
          activities................................    3,852,123     7,740,192      8,911,553     2,002,894     3,280,869
                                                      -----------   -----------   ------------   -----------   -----------
Cash flows from investing activities:
  Acquisition of majority interest in surgery
    centers (Notes 2 and 10)........................   (4,537,780)   (3,186,512)   (12,669,794)   (3,543,842)   (6,030,569)
  Acquisition of property and equipment.............   (4,777,563)   (2,138,075)    (3,863,052)     (382,086)   (1,943,151)
  Decrease (increase) in long-term receivables......     (116,683)         (846)       137,582        35,607         5,085
                                                      -----------   -----------   ------------   -----------   -----------
        Net cash flows used in investing
          activities................................   (9,432,026)   (5,325,433)   (16,395,264)   (3,890,321)   (7,968,635)
                                                      -----------   -----------   ------------   -----------   -----------
Cash flows from financing activities:
  Additions to long-term debt (Notes 5 and 10)......    3,163,300     2,471,579     10,544,700     2,150,000     6,176,000
  Payments on long-term debt (Notes 5 and 10).......     (516,007)     (999,929)    (7,261,534)     (907,358)     (825,267)
  Distributions to minority partners................   (2,327,128)   (3,840,787)    (5,084,294)     (997,742)   (1,719,822)
  Issuance of preferred stock (net of issuance
    costs)..........................................           --            --      4,960,000            --            --
  Issuance of common stock (net of issuance
    costs)..........................................    5,592,561     1,197,279      2,366,262       311,231       133,776
  Capital contributions by minority partners........      679,486       476,693      1,681,324        42,630       184,506
                                                      -----------   -----------   ------------   -----------   -----------
        Net cash flows provided by (used in)
          financing activities......................    6,592,212      (695,165)     7,206,458       598,761     3,949,193
                                                      -----------   -----------   ------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................    1,012,309     1,719,594       (277,253)   (1,288,666)     (738,573)
Cash and cash equivalents, beginning of period......      737,758     1,750,067      3,469,661     3,469,661     3,192,408
                                                      -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents, end of period............  $ 1,750,067   $ 3,469,661   $  3,192,408   $ 2,180,995   $ 2,453,835
                                                      ===========   ===========   ============   ===========   ===========

(Increase) decrease in working capital items
  excluding income taxes:
  Accounts receivable, net..........................  $  (605,969)  $  (467,620)  $ (1,353,365)  $  (171,358)  $  (611,293)
  Other current assets..............................     (114,893)     (183,856)      (342,086)       20,427      (148,658)
  Accounts payable..................................       28,959       145,612        419,586       527,563       604,572
  Accrued expenses..................................      406,888       373,446        419,281      (540,828)     (180,453)
                                                      -----------   -----------   ------------   -----------   -----------
                                                      $  (285,015)  $  (132,418)  $   (856,584)  $  (164,196)  $  (335,832)
                                                      ===========   ===========   ============   ===========   ===========

SUPPLEMENTAL NOTES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

1. Interest payments of $159,534, $550,725 and $909,884 were made during the years ended December 31, 1994, 1995 and 1996, respectively and $205,342 and $312,915 during the three months ended March 31, 1996 and 1997, respectively.
2. Shares of stock valued at $997,649, $676,200 and $2,069,962 were issued in conjunction with the acquisition of majority interests in various surgery centers during the years ended December 31, 1994, 1995 and 1996, respectively, and $489,200 and $1,061,347 during the three months ended March 31, 1996 and 1997, respectively. (See Notes 2 and 10.)

        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Principles of Consolidation


     AmSurg Corp. (the "Company"), through its wholly-owned subsidiaries, owns majority interests primarily between 51% and 70% in limited partnerships and limited liability companies ("LLCs") which own and operate practice-based ambulatory surgery centers and physician practices. The Company also has majority ownership interests in other partnerships and LLCs formed to develop additional centers. The consolidated financial statements include the accounts of the Company and its subsidiaries and the majority-owned limited partnerships and LLCs in which the Company is the general partner or member. Consolidation of such partnerships and LLCs is necessary as the Company has 51% or more of the financial interest, is the general partner or majority member with all the duties, rights and responsibilities thereof and is responsible for the day to day management of the partnership or LLC. The limited partner or minority member responsibilities are to provide the delivery of medical services with their rights being restricted to those which protect their financial interests, such as approval of the acquisition of significant assets or incurring debt which they, as physician limited partners or members, are required to guarantee on a pro rata basis based upon their respective ownership interests. All material intercompany profits, transactions and balances have been eliminated. All subsidiaries and minority owners are herein referred to as partnerships and partners, respectively.


     At December 31, 1996, approximately 60% of the outstanding common shares of the Company were owned by American Healthcorp, Inc. ("AHC").

  b. Cash and Cash Equivalents

     Cash and cash equivalents are comprised principally of demand deposits at banks, and other highly liquid short-term investments with maturities less than three months when purchased.

  c. Other Current Assets

     Other current assets are comprised of prepaid expenses and other receivables.

  d. Property and Equipment

     Property and equipment costs include expenditures which increase value or extend useful lives. Depreciation for buildings and improvements is recognized under the straight line method over 20 years, or for leasehold improvements, over the remaining term of the lease plus renewal options. Depreciation for moveable equipment is recognized over useful lives of five to ten years.

  e. Other Assets

     Other assets consist of deferred pre-opening costs, deferred organization costs and deferred financing costs of the Company and the entities included in the Company's consolidated financial statements. Deferred pre-opening costs are being amortized over one year, deferred organization costs are being amortized over five years, and deferred financing costs are being amortized over the term of the related debt. Accumulated amortization of other assets at December 31, 1995 and 1996 was $325,528 and $402,402, respectively.

  f. Excess of Cost over Net Assets of Purchased Operations

     Excess of cost over net assets of purchased operations are being amortized over 25 years. Accumulated amortization at December 31, 1995 and 1996 was $1,705,157 and $2,757,394, respectively. The Company has consistently assessed impairment of the excess of cost over net assets of purchased operations and other long-lived assets in accordance with criteria consistent with the provisions of Financial Accounting Standard

                                  AMSURG CORP.

No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." (See Notes 2, 9 and 10). Whenever events or changes in circumstances indicate that the carrying amount of long-term assets may not be recoverable, management assesses whether or not an impairment loss should be recorded by comparing estimated undiscounted future cash flows with the assets' carrying amount at the partnership level. If the assets' carrying amount is in excess of the estimated undiscounted future cash flows, an impairment loss is recognized as the excess of the carrying amount over estimated future cash flows discounted at an applicable rate. Intangibles and other long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

  g. Income Taxes

     The Company files a consolidated tax return which includes all of its subsidiary corporations and computes its tax provision under Financial Accounting Standard No. 109 "Accounting for Income Taxes."

  h. Revenue Recognition

     Revenues are comprised of the following:

                                                   1994          1995          1996
                                                -----------   -----------   -----------
Surgery center revenues.......................  $13,460,072   $21,641,743   $28,950,498
Physician practice revenues...................           --            --     5,155,148
Management fees...............................      168,089       424,202       456,574
Interest and other............................      198,405       423,434       444,996
                                                -----------   -----------   -----------
                                                $13,826,566   $22,489,379   $35,007,216
                                                ===========   ===========   ===========

     Surgery center revenues consist of the billing for the use of the Centers' facilities (the "usage fee") directly to the patient or third party payor. The usage fee does not include any amounts billed for physicians' services which are billed separately by the physicians to the patient or third party payor.

     Physician practice revenues consist of the billing for physician services of the Company's one majority owned physician practice in 1996. The billings are made by the practice directly to the patient or third party payor.

     Revenues from surgery centers and physician practices are recognized on the date of service, net of estimated contractual allowances from third party medical service payors including Medicare and Medicaid. During the years ended December 31, 1994, 1995 and 1996 approximately 39%, 37%, and 36%, respectively, of the Company's revenues were derived from the provision of services to patients covered under Medicare and Medicaid. Concentration of credit risk with respect to other payors is limited due to the large number of such payors.

     Management fees revenue is derived from providing management services to one surgery center in which the Company has no ownership interest and is recognized as the services are provided.

  i. Net Income Per Share

     Net income per share is computed by dividing net income by the weighted average number of common shares and equivalents outstanding.

  j. Fair Value of Financial Instruments

     Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, receivables and payables are reflected in the financial statements at cost which approximates fair value. Management

                                  AMSURG CORP.

believes that the carrying amounts of long-term debt approximate market value, because it believes the terms of its borrowings approximate terms which it would incur currently.

  k. Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS

     In three separate transactions during 1994, the Company acquired a majority interest in three physician practice-based surgery centers. The purchase price paid for the assets acquired was $5,966,759 which consisted of cash of $4,481,730, AmSurg common stock valued at $1,102,649 and a note payable of $382,380.

     In two separate transactions during 1995, the Company acquired a majority interest in two physician practice-based surgery centers. The purchase price paid for the interests acquired was $4,415,000 which consisted of cash of $3,108,800, AmSurg common stock valued at $676,200 and a note payable of $630,000.

     In five separate transactions during 1996, the Company acquired a majority interest in four physician practice-based surgery centers and a physician practice and related entities. The purchase price paid for the interests acquired was $10,214,040 which consisted of cash of $8,646,220 and AmSurg common stock valued at $1,567,820.

     On August 22, 1996, the Company acquired a majority interest in the Endoscopy Center of Ocala, Inc. which is a physician practice-based surgery center. The purchase price paid for the interest acquired was $3,347,621 which consisted of cash of $2,845,479 and AmSurg common stock valued at $502,142. With this transaction, the Company acquired current assets of $249,810, property and equipment of $85,333, excess of cost over net assets of purchased operations of $3,178,304 and assumed liabilities of $165,827.

     The approximate purchase price of the aforementioned acquisitions, including the Endoscopy Center of Ocala, Inc., was assigned as follows:

                                                            ACQUISITIONS IN
                                                ---------------------------------------
                                                   1994          1995          1996
                                                ----------    ----------    -----------
Current assets................................  $  361,153    $  166,996    $ 1,206,033
Property and equipment........................     664,881     1,459,196      2,508,191
Excess of cost over net assets of purchased
  operations..................................   5,409,025     3,976,358     12,289,386
Liabilities assumed...........................    (468,300)   (1,187,550)    (2,441,949)
                                                ----------    ----------    -----------
          Net acquisition purchase price......  $5,966,759    $4,415,000    $13,561,661
                                                ==========    ==========    ===========

     Had these transactions occurred January 1, 1994, unaudited pro forma revenues for the years ended December 31, 1994, 1995 and 1996 would have been approximately $25,129,000, $33,692,000 and $40,620,000, respectively. Unaudited pro forma net income for the years ended December 31, 1994, 1995 and 1996 would have been approximately $538,000, $1,187,000 and $1,645,000, respectively, and pro forma earnings per share would be $.02, $.04 and $.06, respectively.

     An acquisition which occurred in 1995 was structured such that if certain operating results were not achieved, the then agreed upon purchase price would be adjusted. Subsequent operations of the center did not meet the predefined levels. The purchase price adjustment, which is reflected as a long-term receivable in the

                                  AMSURG CORP.

accompanying consolidated balance sheet at December 31, 1996, is being repaid to the Company over a thirty month period.

3.  RELATED PARTY TRANSACTIONS

     Included in accounts payable at December 31, 1995 and 1996 is $16,066 and $20,493, respectively, and included in other operating expenses for the years ended December 31, 1994, 1995 and 1996 is $151,846, $186,215 and $213,820,
respectively, due/paid to AHC for management and financial services provided by AHC to the Company. These payables/expenses were incurred pursuant to an agreement effective December 1, 1992, under which AHC was paid $100,000 a year for the services of AHC's chief executive officer and chief financial officer. Also under the agreement, AHC was paid approximately $4,000 per year for each ambulatory surgery center partnership and $8,000 per year for the Company's corporate operations to provide certain partnership and Company accounting and income tax services. The Company entered into a new agreement with AHC effective January 1, 1997 by which the Company will pay AHC an annual fee of $85,000 for the services of AHC's chief executive officer and chief financial officer. Also, AHC will be paid an annual fixed fee of $50,000 plus an annual fee of $7,500 for each ambulatory surgery center and an annual fee of $15,000 for each physician practice and the Company's corporate operations to provide certain administrative accounting and financial services. This agreement terminates upon the earlier of (i) the mutual agreement of the parties, (ii) the date which AmSurg begins to trade as a separate public company or (iii) December 31, 1997.

     The Company also rents approximately 15,000 square feet of office space from AHC pursuant to a sublease which expires December 1999. Included in other operating expenses for the year ended December 31, 1996 is $163,212 related to this sublease.


     The Company also reimburses certain of its limited partners for salaries and benefits related to time spent by employees of their practices on activities of the centers. Total reimbursement of such salary and benefit costs totaled $2,344,839, $3,538,925 and $4,616,745 for the years ended December 31, 1994,
1995 and 1996, respectively.


     The Company also leases space for certain surgery centers at rates the Company believes approximate fair market value from its physician partners affiliated with its centers. Payments on these leases were $519,768, $871,054 and $1,205,849 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company believes that the foregoing transactions are in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, five percent stockholders and their affiliates will be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested independent members of the Company's Board of Directors.

                                  AMSURG CORP.

4.  INCOME TAXES

     Income tax expense is comprised of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1994        1995        1996
                                                      -------    --------    --------
Current
  Federal...........................................  $    --    $301,000    $593,000
  State.............................................   26,000      64,000     143,000
Deferred............................................       --     213,000     249,000
                                                      -------    --------    --------
                                                      $26,000    $578,000    $985,000
                                                      =======    ========    ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred liability are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
Deferred tax asset:
  Allowance for uncollectible accounts......................  $228,000    $297,000
  State operating losses....................................    26,000      60,000
  Valuation allowance on state net operating losses.........   (11,000)    (60,000)
  Other.....................................................        --       6,000
                                                              --------    --------
                                                               243,000     303,000
                                                              --------    --------
Deferred tax liability:
  Tax over book depreciation................................    37,000      66,000
  Tax over book amortization................................   419,000     699,000
                                                              --------    --------
                                                               456,000     765,000
                                                              --------    --------
Net deferred tax liability..................................  $213,000    $462,000
                                                              ========    ========
Net current deferred tax asset..............................  $243,000    $303,000
Net long-term deferred tax liability........................   456,000     765,000
                                                              --------    --------
                                                              $213,000    $462,000
                                                              ========    ========

     The Company has provided a valuation allowance on its deferred tax asset related to state net operating losses to the extent that management does not believe that it is more likely than not that such asset will be realized.

     The difference between income tax expense computed using the effective tax rate and the statutory Federal income tax rate follows:

                                                        YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     1994         1995         1996
                                                   ---------    ---------    --------
Statutory Federal income tax.....................  $ 230,000    $ 553,000    $838,000
State income taxes, less Federal income tax
  benefit........................................     19,000       60,000     132,000
Increase (decrease) in valuation allowance.......   (199,000)    (124,000)     49,000
Other............................................    (24,000)      89,000     (34,000)
                                                   ---------    ---------    --------
                                                   $  26,000    $ 578,000    $985,000
                                                   =========    =========    ========

                                  AMSURG CORP.

5.  LONG-TERM DEBT

     Long-term debt is comprised of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             ----------    -----------
$12,000,000 credit agreement at prime or 1.75% above LIBOR
  (average rate of 7.3% at December 31, 1996) due through
  June 10, 2002............................................  $       --    $ 3,157,657
Term loan at prime or 1.75% above LIBOR (7.25% at December
  31, 1996) due through June 10, 2000......................   3,347,493      5,030,590
Other debt at an average rate of 8.5% due through September
  23, 2003.................................................   2,986,281      2,508,828
Capitalized lease arrangements at an average rate of 10.0%
  due through December 1, 2000.............................     690,274      1,137,920
                                                             ----------    -----------
                                                              7,024,048     11,834,995
Less current portion.......................................   2,238,496      2,616,714
                                                             ----------    -----------
                                                             $4,785,552    $ 9,218,281
                                                             ==========    ===========

     On September 29, 1993, AmSurg entered into a credit agreement with a lending institution. The credit agreement was amended and restated June 25, 1996. Under the terms of the new agreement, all borrowings outstanding under the previous credit agreement were converted to a term loan that bears interest at the prime rate or 1.75% above LIBOR or a combination thereof and is being repaid on an installment basis through June 10, 2000. The borrowings under the term loan are secured by $9,842,914 of assets financed by these borrowings. Borrowings under the term loan totaled $5,030,590 at December 31, 1996 of which payment of $497,449 was guaranteed by certain partners of AmSurg centers. In addition, the credit agreement permits AmSurg to borrow up to an additional $12,000,000 to finance AmSurg acquisition and development projects. New borrowings under this agreement bear interest at prime or 1.75% above LIBOR or a combination thereof. AmSurg may borrow under this credit agreement through June 10, 1998. The agreement provides for a fee of .35% on unused commitments and all additional borrowings are to be repaid on an installment basis through June 10, 2002. The agreement contains covenants relating to the ratio of debt to net worth, operating performance and minimum net worth and prohibits the payment of dividends. The Company is in compliance with all related covenants at December 31, 1996. Borrowings under the $12,000,000 credit agreement totaled $3,157,657 at December 31, 1996.

     Various of the AmSurg centers included in the Company's consolidated financial statements have loans with local lending institutions. All the loans are secured by assets of the centers totaling $3,874,816 and both AmSurg and the partners have guaranteed payment of the loans. In addition, AmSurg has unsecured notes payable of $389,222 issued in connection with the acquisition of two physician practice-based surgery centers during the years ended December 31, 1994 and 1995 (see Note 2).

     Four of the AmSurg centers have capitalized lease arrangements on equipment with a cost of $777,327 and $1,264,598 at December 31, 1995 and 1996,
respectively. The equipment is being amortized over the terms of the related leases (generally four to five years). Accumulated amortization at December 31, 1995 and 1996 was $97,983 and $328,618, respectively. Both AmSurg and the partners have guaranteed payment of the leases. Total future minimum lease payments due in the five years subsequent to December 31, 1996 are $450,395, $418,416, $319,964, $138,071, and -0- including imputed interest of $96,069,
$61,310, $27,056, $4,491 and -0-, respectively.

     Principal payments required on long-term debt in the five years subsequent to December 31, 1996 are $2,616,714, $2,824,276, $2,987,788, $1,855,064 and
$995,777.

                                  AMSURG CORP.

6.  PREFERRED STOCK

     Preferred stock, net of issuance costs, is comprised of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                              1995       1996
                                                              ----    ----------
Series A redeemable preferred stock, 1,500,000 shares
  outstanding...............................................  $--     $1,774,290
Series B convertible preferred stock, 1,250,000 shares
  outstanding...............................................   --      3,207,767
                                                              ---     ----------
                                                              $--     $4,982,057
                                                              ===     ==========

     On November 20, 1996, the Company issued to unaffiliated institutional investors a combination of redeemable and convertible preferred stock for net proceeds totaling $4,960,000. The convertible preferred stock, with a stated amount of $2.5 million, is convertible into that number of shares of Class A Common Stock that approximates 6% of the equity of AmSurg determined as of November 20, 1996, with that percentage being ratably increased to 8% of the equity of AmSurg if an event of liquidity has not occurred by November 20, 2000. An event of liquidity is defined as an initial public offering of common stock or sale of the Company yielding net cash proceeds to the Company of at least $25,000,000, or in the event the Company has completed a spin-off, yielding net proceeds of $20,000,000 to the Company and/or its shareholders. If such events of liquidity do not occur by November 20, 2002, the holders of the convertible preferred stock have the right to require the Company to redeem the stock at current market price as defined. The redeemable preferred stock, with a stated amount of $3 million, pays a cumulative dividend of 8% commencing November 21, 1998 and requires the Company to redeem them at the stated amount plus accrued but unpaid dividends upon the earlier of an event of liquidity or November 20, 2002. The Company may redeem the redeemable preferred stock at any time. The redeemable holders can convert to common stock of the Company upon the occurrence of certain events, including the spin-off of the Company from AHC, at the then current market price of the common stock. The preferred stock was recorded at its fair market value, net of issuance costs. The Series A Preferred Stock is being accreted to its redemption value including potential dividends. The Series B Preferred Stock is not being accreted because management expects a conversion upon an event of liquidity.

7.  STOCK OPTIONS

     The Company has a stock option plan under which it has granted incentive and non-qualified options to purchase its common stock to employees and outside directors. Options are granted at market value on the date of the grant and vest over 4 years at the rate of 25% per year. Options have a term of 10 years from the date of grant. As of December 31, 1996, 106,900 shares were reserved for future options.

                                  AMSURG CORP.

     Stock option activity for the three years ended December 31, 1996 is summarized below:

                                                                            AVERAGE
                                                              NUMBER OF    PRICE PER
                                                               SHARES        SHARE
                                                              ---------    ---------
Outstanding at December 31, 1993............................  1,666,600      $0.48
  Options granted...........................................    286,000       1.09
                                                              ---------
Outstanding at December 31, 1994............................  1,952,600       0.57
  Options granted...........................................    105,000       1.12
                                                              ---------
Outstanding at December 31, 1995............................  2,057,600       0.60
  Options granted...........................................    689,250       1.67
  Options exercised.........................................     (8,750)      0.90
  Options terminated........................................    (17,750)      1.07
                                                              ---------
Outstanding at December 31, 1996............................  2,720,350      $0.87
                                                              =========

     The following table summarizes information concerning outstanding and exercisable options at December 31, 1996:

                           OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                   ------------------------------------   ----------------------
                                  WEIGHTED     WEIGHTED                 WEIGHTED
                                   AVERAGE     AVERAGE                  AVERAGE
    RANGE OF         NUMBER       REMAINING    EXERCISE     NUMBER      EXERCISE
 EXERCISE PRICES   OUTSTANDING   LIFE (YRS.)    PRICE     EXERCISABLE    PRICE
 ---------------   -----------   -----------   --------   -----------   --------
 $ .25 -- $ .50     1,032,000        5.3        $ .25      1,032,000     $ .25
   .50 --  1.00       652,600        6.3          .86        553,200       .85
  1.00 --  1.50       346,500        8.1         1.11        147,000      1.11
  1.50 --  1.79       689,250        9.3         1.67             --       N/A
                    ---------                              ---------
   .25 --  1.79     2,720,350        6.9          .87      1,732,200       .52
                    =========                              =========

     The Company accounts for its stock options issued to employees and outside directors pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized in connection with the issuance of stock options. The estimated weighted average fair values of the options at the date of grant using the Black-Scholes option pricing model as promulgated by Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" in 1995 and 1996 were $.60 and $.91 per share, respectively. In applying the Black-Scholes model, the Company assumed no dividends, an expected life for the options of seven years and a forfeiture rate of 3% in both 1995 and 1996 and an average risk free interest rate of 6.6% in 1995 and 6.2% in 1996. The Company also assumed a volatility rate based upon an average of comparable companies of 46% and 49% in 1995 and 1996, respectively. Had the Company used the Black-Scholes estimates to determine compensation expense for the options granted in 1995 and 1996, net income and net income per share attributable to common shareholders would have been reduced to the following pro forma amounts.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net income attributable to common shareholders
  As reported...............................................  $1,048,040    $1,453,874
  Pro forma.................................................   1,028,040     1,241,874
Net income per share attributable to common shareholders
  As reported...............................................         .04           .05
  Pro forma.................................................         .04           .05

                                  AMSURG CORP.

     In 1994, the Company issued warrants to purchase its common stock to AHC. These warrants were exercised February 26, 1996 for 257,720 shares at $.90 per share. The warrants were issued in return for AHC's prior guaranty of Company debt.

8.  COMMITMENTS AND CONTINGENCIES

     The Company has various lease agreements for its surgery centers in operation and under development and for office space including a sublease with AHC (see Note 3). Rent expense under such lease agreements for the years ended December 31, 1994, 1995 and 1996 was approximately $772,000, $1,201,000 and
$1,775,000, respectively.

     The future minimum lease commitments at December 31, 1996 for all noncancelable operating leases are as follows:

Year ended December 31:
          1997..............................................  $ 2,390,577
          1998..............................................    2,330,537
          1999..............................................    2,086,174
          2000..............................................    1,700,772
          2001..............................................    1,310,453
          Thereafter........................................    3,522,570
                                                              -----------
                                                              $13,341,083
                                                              ===========

     At December 31, 1996, AmSurg partnerships had unfunded construction and equipment purchase commitments for centers under development of approximately $2,000,000.

     The Company and its partnerships are insured with respect to medical malpractice risk on a claims made basis. Management is not aware of any claims against it or its partnerships which would have a material financial impact.

     The Company or its wholly-owned subsidiaries, as general partners in the limited partnerships, are responsible for all debts incurred but unpaid by the partnership. As manager of the operations of the partnership, the Company has the ability to limit its potential liabilities by curtailing operations or taking other operating actions.

     In the event of a change in current law which would prohibit the physicians' current form of ownership in the partnerships or LLCs, the Company is obligated to purchase the physicians' interests in the partnerships or LLCs. The purchase price to be paid in such event is generally the greater of the physicians' capital account or a multiple of earnings.

9.  SUBSEQUENT EVENTS

     In two separate transactions in January 1997, the Company acquired a majority interest in a physician practice-based surgery center and a physician practice and related entities. The purchase price paid for the interests acquired was $4,928,110 which consisted of cash of $4,227,747 and AmSurg common stock valued at $700,363. With these transactions, the Company acquired assets of $561,517, liabilities assumed of $346,033 and excess cost over net assets of purchased operations of $4,712,626.

                                  AMSURG CORP.

10.  OTHER EVENTS SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

     a. Acquisitions

          In March 1997, the Company acquired a majority interest in a physician practice-based surgery center. The purchase price paid for the interest acquired was $1,804,926 which consisted of cash of $1,443,942 and AmSurg common stock valued at $360,984. With these transactions, the Company acquired assets of $309,487, excess cost over net assets of purchased operations of $1,647,088 and assumed liabilities of $151,649.

     b. Long-Term Debt

          On April 15, 1997, the Company executed an amended and restated credit agreement with two lending institutions. Under the new agreement, the terms and conditions of the term loan (approximately $4.7 million at March 31, 1997) remain unchanged. In addition, the credit agreement permits the Company to borrow up to $15,000,000 to finance AmSurg acquisitions and development projects. All borrowings under this agreement bear interest at prime or 1.75% above LIBOR or a combination thereof. The agreement provides for a fee of .35% on unused commitments and all outstanding borrowings are to be repaid April 15, 1999. The agreement contains covenants relating to the ratio of debt to net worth, operating performance and minimum net worth and prohibits the payment of dividends to common stockholders. Borrowings under the $15,000,000 credit agreement totaled $8,133,657 at March 31, 1997.

     c. Impairment loss


          Impairment loss of $2,321,000 in the three month period ended March 31, 1997 represents a charge in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." The Company determined that an impairment in the asset carrying value at one of its partnerships that owns two surgery centers acquired in 1994 had taken place and as a result it recorded an impairment of asset carrying value associated with these centers. Various disagreements with the sole physician partner over the operation of these centers have adversely impacted the operations of these centers. After a series of discussions and attempts to resolve their differences occurring in March 1997, the Company concluded in April 1997 that the partners could not resolve their disagreements and that as a result the carrying value of the assets associated with this partnership is not likely to be fully recovered. In determining that an impairment had occurred, the Company projected the undiscounted cash flows from these centers and determined these cash flows to be less than the carrying value of the long-lived assets attributable to this partnership. Accordingly an impairment loss equal to the excess of the carrying value of the long-lived assets over the present value of the estimated future cash flows was recorded. While there has been no final decision, the Company believes that the most probable outcome will be the discontinuance of its involvement with these centers. It is management's intent to pursue a course of resolution that is as economically favorable as possible to the Company. The revenues and the pretax loss after minority interest for these two centers for the three month period ended March 31, 1997, before consideration of this impairment loss, were $148,000 and $7,000, respectively.

                                  AMSURG CORP.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma statement of operations of AmSurg Corp. for the year ended December 31, 1996 and the three months ended March 31, 1997 is presented to show the effects of the acquisition of The Endoscopy Center operations of The Endoscopy Center of Ocala, Inc., acquired on August 21, 1996, and other individually insignificant businesses acquired during the year ended December 31, 1996 and the three months ended March 31, 1997 (which are accounted for as purchases) assuming the acquisitions had occurred on January 1, 1996.

     The unaudited pro forma financial information does not purport to represent what AmSurg Corp.'s financial position or results of operations would actually have been had the transactions in fact occurred on the dates indicated above, nor to project AmSurg Corp.'s financial position or results of operations for any future date or period. In the opinion of AmSurg's management, all adjustments necessary for a fair presentation have been made. This unaudited pro forma financial information should be read in conjunction with the accompanying notes and the financial statements of AmSurg Corp. and the related notes included elsewhere herein.

                          YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              1996              1997
                                        THE ENDOSCOPY     INDIVIDUALLY      INDIVIDUALLY
                             AMSURG       CENTER OF      INSIGNIFICANT      INSIGNIFICANT     PRO FORMA    PRO FORMA
                           HISTORICAL     OCALA(A)      ACQUISITIONS(A)    ACQUISITIONS(B)   ADJUSTMENTS   COMBINED
                           ----------   -------------   ----------------   ---------------   -----------   ---------
Revenues.................   $35,007        $1,373            $4,302            $6,554          $  (120)(2)  $47,116
                            -------        ------           -------            ------          -------      -------
Expenses:
  Salaries and
     benefits............    11,613           304             1,331             1,724             (657)(3)   14,315
  Other operating
     expenses............    11,547           322             1,616             2,615              291(4)    16,391
  Depreciation and
     amortization........     3,000            36               170               122              465(5)     3,793
  Interest...............       948            --                75                27              592(6)     1,642
                            -------        ------           -------            ------          -------      -------
          Total expenses.    27,108           662             3,192             4,488              691       36,141
Income before minority
  interest and income
  taxes..................     7,899           711             1,110             2,066             (811)      10,975
  Minority interest......     5,433            --                --                --            2,346(7)     7,779
                            -------        ------           -------            ------          -------      -------
Income before income
  taxes..................     2,466           711             1,110             2,066           (3,157)       3,196
  Income tax expense.....       985            --                --                --              292(8)     1,277
                            -------        ------           -------            ------          -------      -------
Net income...............     1,481           711             1,110             2,066           (3,449)       1,919
  Accretion of preferred
     stock discount......        22            --                --                --               --           22
                            -------        ------           -------            ------          -------      -------
Net income attributable
  to common
  stockholders...........   $ 1,459        $  711            $1,110            $2,066          $(3,449)     $ 1,897
                            =======        ======           =======            ======          =======      =======
Net income per share
  attributable to common
  stockholders(1)........   $  0.16                                                                         $  0.20
                            =======                                                                         =======
Weighted average common
  shares and
  equivalents(1).........     9,102                                                                386(9)     9,488

---------------

(a) From January 1, 1996 to date of acquisition.
(b) From January 1, 1996 through December 31, 1996.

                                  AMSURG CORP
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                       THREE MONTHS ENDED MARCH 31, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              1997 INDIVIDUALLY                   PRO
                                                   AMSURG       INSIGNIFICANT      PRO FORMA     FORMA
                                                 HISTORICAL    ACQUISITION(A)     ADJUSTMENTS   COMBINED
                                                 ----------   -----------------   -----------   --------
Revenues.......................................   $12,610           $276             $  (2)(2)  $12,884
                                                  -------         ------             -----      -------
Expenses:
  Salaries and benefits........................     3,972             36                11(3)     4,019
  Other operating expenses.....................     4,451             91                 1(4)     4,543
  Depreciation and amortization................     1,087              8                 7(5)     1,102
  Interest.....................................       327             --                14(6)       341
  Write-off of excess of cost over net assets
     of purchased operations...................     2,321             --                --        2,321
                                                  -------         ------             -----      -------
          Total expenses.......................    12,158            135                33       12,326
Income before minority interest and income
  taxes........................................       452            141               (35)         558
  Minority interest............................     1,948             --                71(7)     2,019
                                                  -------         ------             -----      -------
Income before income taxes.....................    (1,496)           141              (106)      (1,461)
  Income tax expense...........................       329             --                14(8)       343
                                                  -------         ------             -----      -------
Net income.....................................    (1,825)           141              (120)      (1,804)
  Accretion of preferred stock discount........        67             --                --           67
                                                  -------         ------             -----      -------
Net income attributable to common
  stockholders.................................   $(1,892)          $141             $(120)     $(1,871)
                                                  =======         ======             =====      =======
Net income per share attributable to common
  stockholders(1)..............................   $ (0.20)                                      $ (0.20)
                                                  =======                                       =======
Weighted average common shares and
  equivalents(1)...............................     9,360                               40(9)     9,400

---------------

(a) From January 1, 1997 to date of acquisition. The other two acquisitions were completed in early 1997 and therefore the results of their operations for the three months ended March 31, 1997 are included in the AmSurg historical amounts.

                                  AMSURG CORP.

           NOTES TO THE PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)
                                (IN THOUSANDS)

1. Net income per share is adjusted to reflect the anticipated recapitalization to be effected prior to the distribution.

2. Decrease in interest income on the funds used to complete the acquisitions.

3. The pro forma adjustments to salaries and benefits reflect the following:

                                                             12 MONTHS           3 MONTHS
                                                               ENDED              ENDED
                                                          DECEMBER 31, 1996   MARCH 31, 1997
                                                          -----------------   --------------
Estimated additional general and administrative costs as
  a result of increase in number of centers managed.....       $  648              $11
Salaries paid to previous owners which are discontinued
  upon acquisition......................................         (188)              --
Physician salaries and benefits replaced with
  independent contractor arrangements...................       (1,117)              --
                                                             --------              ---
                                                               $ (657)             $11
                                                             ========              ===

4. Increase in other operating expenses are as follows:

                                                              12 MONTHS          3 MONTHS
                                                                ENDED             ENDED
                                                          DECEMBER 31, 1996   MARCH 31, 1997
                                                          -----------------   --------------
Payments to physicians for provision of medical services
  pursuant to the new contract between these physicians
  and the practice......................................          510              $--
Reduced rent expense pursuant to new lease agreements...         (230)               1
Other miscellaneous fees................................           11               --
                                                             --------              ---
                                                               $  291              $ 1
                                                             ========              ===

5. Increase in amortization due principally to the increase in excess of cost over net assets of purchased operations.

6. Increase in interest expense for debt incurred to complete the acquisitions.

7. Minority owners interest in earnings of acquired operations.

8. Change to the income tax provision due to combination of operations.

9. Income average weighted shares for stock issued in acquisitions, as adjusted to reflect the proposed recapitalization.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Endoscopy Center of Ocala, Inc.
Ocala, Florida

     We have audited the accompanying statements of income and cash flows of the Endoscopy Center Operations of the Endoscopy Center of Ocala, Inc. for the period from January 1, 1996 to August 21, 1996. These financial statements are the responsibility of the Center's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of the Endoscopy Center Operations of the Endoscopy Center of Ocala, Inc. for the period from January 1, 1996 through August 21, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
January 8, 1997

       ENDOSCOPY CENTER OPERATIONS OF THE ENDOSCOPY CENTER OF OCALA, INC.

                              STATEMENT OF INCOME
              PERIOD FROM JANUARY 1, 1996 THROUGH AUGUST 21, 1996

Revenues (Note 1)...........................................  $1,372,553
Expenses:
  Salaries and benefits.....................................     304,129
  Supplies and other operating costs........................     104,253
  General and administrative................................     120,735
  Rent charge from affiliate (Note 2).......................      76,000
  Bad debt expense..........................................      21,032
  Depreciation (Note 1).....................................      35,598
                                                              ----------
                                                                 661,747
                                                              ----------
          Net income........................................  $  710,806
                                                              ==========

              See accompanying notes to the financial statements.

       ENDOSCOPY CENTER OPERATIONS OF THE ENDOSCOPY CENTER OF OCALA, INC.

                            STATEMENT OF CASH FLOWS
              PERIOD FROM JANUARY 1, 1996 THROUGH AUGUST 21, 1996

Cash flows from operating activities:
  Net income................................................  $ 710,806
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     35,598
     Decrease in accounts receivable........................     20,874
     Increase in accounts payable and accrued expenses......      5,307
                                                              ---------
          Net cash provided by operating activities.........    772,585
Cash flows from investing activities --
  Purchase of furniture and equipment.......................     (1,857)
Cash flows from financing activities --
  Net cash paid to physician practice.......................   (770,728)
                                                              ---------
Net increase (decrease) in cash and cash equivalents........         --
Cash and cash equivalents, beginning of period..............         --
                                                              ---------
Cash and cash equivalents, end of period....................  $      --
                                                              =========

              See accompanying notes to the financial statements.

          ENDOSCOPY OPERATIONS OF THE ENDOSCOPY CENTER OF OCALA, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
              PERIOD FROM JANUARY 1, 1996 THROUGH AUGUST 21, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Endoscopy Center operations of the Endoscopy Center of Ocala, Inc. (the "Center") provides outpatient endoscopy procedures at its center in Ocala, Florida. It is organized as part of an associated physician practice. These financial statements reflect the operations of the Center only, and do not include activities of the physician practice.

  a. Revenue Recognition

     Revenues consist of the billing for the use of the Center's facilities (the "usage fee") directly to the patient or third party payor. The usage fee does not include any amounts billed for physicians' services which are billed separately by the physicians to the patient or third party payor. Revenues are reported at the estimated net realizable amounts from patients, third-party payors and others, including Medicare and Medicaid. Such revenues are recognized as the related services are performed. Contractual adjustments resulting from agreements with various organizations to provide services for amounts which differ from billed charges, are recorded as deductions from patient service revenues. During the period from January 1, 1996 through August 21, 1996, approximately 62% of the Center's revenues were provided to patients covered under Medicare and Medicaid. Amounts which are determined to be uncollectible are charged against the allowance for uncollectible accounts.

  b. Depreciation

     Depreciation on furniture and equipment is provided on the declining balance method over the estimated useful life of the respective assets.

  c. Income Taxes

     No provision for income taxes has been reflected as the Center's operations are included with the physician practice and all such federal taxes are paid by the physicians through an election to be taxed pursuant to Subchapter S of the Internal Revenue Code.

  d. Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

2.  RELATED PARTY TRANSACTIONS

     The Center occupies space provided by the physician practice. Included in the statement of income is a charge of $76,000 for such costs which management believes reflects the fair value of the space provided.

     All cash receipts and disbursements related to the Center are made through bank accounts maintained by the physician practice. Revenues and expenses related to the Center's operations are separately identified and recorded in the records of the Center. The net cash transactions of the Center are reflected as net cash paid to physician practice in the accompanying statement of cash flows.

          ENDOSCOPY OPERATIONS OF THE ENDOSCOPY CENTER OF OCALA, INC.

3.  CONTINGENCIES

     The Center is insured with respect to medical malpractice risk on a claims made basis. The Center is not aware of any claims against it which would have a material financial impact.

4.  SUBSEQUENT EVENT

     Effective August 22, 1996, the Center sold 51% of its assets to AmSurg Corp. This 51% interest owned by AmSurg plus the 49% interest retained by the practice were then contributed to a new partnership in return for a 51% and 49% interest, respectively, in the new partnership entity.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
AmSurg Corp.
Nashville, Tennessee

     We have audited the consolidated financial statements of AmSurg Corp. (the "Company") as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 21, 1997; such report is included elsewhere in this Form 10. Our audits also included the consolidated financial statement schedule of the Company, listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 21, 1997

                                  SCHEDULE II

                                  AMSURG CORP.

                       VALUATION AND QUALIFYING ACCOUNTS
                      THREE YEARS ENDED DECEMBER 31, 1996

                                     BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                     BEGINNING    COSTS AND      OTHER                      END
                                     OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
                                     ----------   ----------   ----------   ----------   ----------
Year ended December 31, 1994:
  Allowance for Uncollectible
     Accounts included under
     balance sheet caption
     "Accounts receivable".........   $223,398    $  525,025    $ 81,715(2)  $529,735(1) $  300,403
Year ended December 31, 1995:
  Allowance for Uncollectible
     Accounts included under
     balance sheet caption
     "Accounts receivable".........   $300,403    $  694,078    $ 58,974(2)  $597,827(1) $  455,628
Year ended December 31, 1996:
  Allowance for Uncollectible
     Accounts included under
     balance sheet caption
     "Accounts receivable".........   $455,628    $1,227,315    $366,636(2)  $776,928(1) $1,272,651

---------------

(1) Charge-off against reserve.
(2) Valuation of allowance for uncollectible accounts at the acquisition of AmSurg physician practice-based ambulatory surgery centers and physician practice. Between 51% and 70% was charged to excess of cost over net assets of purchased companies. See Note 2 of Notes to the Consolidated Financial Statements.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Endoscopy Center of Ocala, Inc.
Ocala, Florida

     We have audited the financial statements of The Endoscopy Center operations of the Endoscopy Center of Ocala, Inc. (the "Center") for the period from January 1, 1996 to August 21, 1996, and have issued our report thereon dated January 8, 1997; such report is included elsewhere in this Form 10. Our audit also included the financial statement schedule of the Center, listed in Item 15. This financial statement schedule is the responsibility of the Center's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
January 8, 1997

     THE ENDOSCOPY CENTER OPERATIONS OF THE ENDOSCOPY CENTER OF OCALA, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                 PERIOD FROM JANUARY 1, 1996 TO AUGUST 21, 1996

                                              BALANCE AT   CHARGED TO   CHARGED                  BALANCE AT
                                              BEGINNING    COSTS AND    TO OTHER                   END OF
                                              OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS      PERIOD
                                              ----------   ----------   --------   ----------    ----------
Allowance for Uncollectible Accounts
  included under balance sheet caption
  "Accounts receivable".....................   $54,000      $21,032       $ --      $24,032(1)    $51,000

---------------

(1) Charge-off against reserve.

                                                                      APPENDIX A

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT, dated as of March 7, 1997 (this "Agreement"), by and between American Healthcorp, Inc., a Delaware corporation ("AHC"), and AmSurg Corp., a Tennessee corporation ("AmSurg").

                              W I T N E S S E T H

     WHEREAS, AHC currently owns approximately fifty-nine percent (59%) of the outstanding shares of common stock of AmSurg;

     WHEREAS, AmSurg has, since its inception, depended principally on AHC for its equity financing and has historically depended on AHC for debt financing;

     WHEREAS, the Board of Directors of AHC and the Board of Directors of AmSurg have determined that it is desirable for business reasons and in the best interests of AHC's and AmSurg's shareholders for AmSurg to have access to capital markets as an independent publicly traded company without the majority ownership of AHC;

     WHEREAS, subject to the terms and conditions hereof, AHC has agreed to distribute (the "Distribution") to the holders of AHC's common stock, par value $.001 per share (the "AHC Common Stock"), on a pro rata basis, all of the shares of common stock of AmSurg owned by AHC;

     WHEREAS, in order to facilitate the trading of the common stock of AmSurg following the Distribution, AmSurg intends to effect a reverse stock split (or a transaction having the effect of a reverse stock split) with respect to such shares of common stock;

     WHEREAS, in order to effect the Distribution as a substantially tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), AmSurg and AHC have agreed to exchange all of the shares of common stock of AmSurg currently owned by AHC for shares of a new class of common stock of AmSurg having a sufficient number of votes per share to give AHC the ability to distribute "control" within the meaning of Section 368(c) of the Code;

     WHEREAS, AHC and AmSurg have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

     NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          "common stock" with respect to AmSurg means any class of common stock of AmSurg now or hereafter authorized.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "IRS" means the Internal Revenue Service.

          "IRS Ruling" means the letter ruling issued by the IRS in response to the Ruling Request.

          "Related Agreements" means the Exchange Agreement and the Management and Human Resources Agreement, attached hereto as Exhibits to this Agreement.

          "Ruling Request" means the private letter ruling request filed by AHC with the IRS on November 21, 1996, as supplemented and amended from time to time, with respect to certain tax matters relating to the Distribution.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

                                   ARTICLE II

                  RECAPITALIZATION, EXCHANGE AND DISTRIBUTION

     2.1 Recapitalization, Exchange and Distribution. Subject to the satisfaction of the conditions set forth in Section 2.2 hereof, on the date established in accordance with Section 2.5 as the date on which the Distribution shall be effected (the "Distribution Date"):

          (a) AmSurg will undertake a recapitalization in accordance with
     Section 2.3 hereof (the "Recapitalization");

          (b) Upon completion of the Recapitalization, AmSurg and AHC will effect an exchange of all of the shares of AmSurg common stock owned by AHC for shares of Class B Common Stock of AmSurg in accordance with Section 2.4 hereof (the "Exchange"); and

          (c) Upon completion of the Exchange, AHC will effect the Distribution in accordance with Section 2.5 hereof.

     2.2 Conditions. The obligations of each of AHC and AmSurg to consummate Recapitalization, the Exchange and the Distribution are subject to the fulfillment of each of the following conditions, unless otherwise waived in writing:

          (a) The IRS Ruling shall have been granted in form and substance satisfactory to AHC, in its sole discretion;

          (b) A Registration Statement on Form 10 under the Exchange Act (or, if deemed appropriate by AmSurg and AHC, a Registration Statement under the Securities Act and a Registration Statement under the Exchange Act) with respect to each class of common stock of AmSurg to be distributed in the Distribution and each class of common stock of AmSurg into which such class or classes may be converted shall have been declared effective by the SEC or shall otherwise have become effective under the Exchange Act and, if applicable, the Securities Act;

          (c) The shares of each tradable class of common stock of AmSurg to be distributed in the Distribution and each class of common stock into which such class or classes may be converted shall have been approved for listing on a national securities exchange or for inclusion on the Nasdaq National Market or such other trading market as the parties may agree;

          (d) The Recapitalization and the Exchange shall have been approved by the holders of at least a majority of the voting power of the outstanding shares of capital stock of AmSurg at a meeting of the shareholders of AmSurg and, if dissenters' rights apply, holders of no more than 5% of the outstanding shares of common stock of AmSurg shall have indicated their intent to seek appraisal for their shares under the Tennessee Business Corporation Act;

          (e) The holders of the Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock, without par value, of AmSurg shall have approved the modification and waiver of their rights to elect one director of AmSurg effected through the AmSurg Charter and the Shareholders' Agreement, dated as of April 2, 1992, as amended by Amendment No. 1 dated September 27, 1993 and Amendment No. 2, dated as of November 20, 1996, by and among AmSurg and the persons identified on the signature pages thereto as the Founding Investors, the Founding Management and the Preferred Stock Purchasers, in each case so as to permit AHC to distribute "control" within the meaning of Section 368(c) of the Code;

          (f) The Special Committee of the Board of Directors of AmSurg shall have received an opinion, acceptable to it, of J.C. Bradford & Co. as to the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to shareholders of AmSurg other than AHC and such other opinions as may be deemed appropriate by such committee and such opinion or opinions shall not have been withdrawn;

          (g) The Board of Directors of AHC shall have received an opinion, acceptable to it, of Morgan Keegan & Co., Inc. as to the fairness, from a financial point of view, of the Recapitalization, the Exchange and the Distribution to the stockholders of AHC, a favorable opinion of Houlihan, Lokey, Howard & Zukin as to certain solvency issues and such other opinions as may be deemed appropriate by the Board of Directors of AHC and such opinions shall not have been withdrawn;

          (h) There shall be no proposed legislation or regulation introduced which, if adopted, would have the effect of amending the Code so as to alter in any materially adverse respect the substantially tax-free treatment of the Distribution under Section 355 of the Code or the classification of the Recapitalization and Exchange as a tax-free organization under Section 368(a)(1)(E) of the Code;

          (i) The matters set forth in Section 2.7(a), (c), (d), (e) and (f) shall have been approved by the shareholders of AmSurg; and

          (j) Any required waiting period applicable to the Exchange or the Distribution under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise terminated and AHC and AmSurg shall each have obtained such other consents and approvals of federal, state and local governmental authorities and other third parties as shall be deemed necessary or appropriate by the Boards of Directors of AHC and AmSurg in connection with the transactions contemplated hereby, and there shall be no suit or governmental proceeding pending or overtly threatened that would challenge the validity of or seek to enjoin the Recapitalization, the Exchange or the Distribution.


     2.3 Recapitalization. The Recapitalization will be effected, subject to the satisfaction or waiver of the conditions set forth in Section 2.2 above, through an amendment to the Charter of AmSurg. The Recapitalization will: (a) reduce on a one for three basis the number of outstanding shares of common stock of AmSurg through a reverse stock split (or transaction having the effect of a reverse stock split), with the intention of permitting the shares of common stock of AmSurg distributed in the Distribution to trade at proportionately higher per share prices and thereby improving the trading markets for these shares in order to facilitate subsequent equity financings and acquisition transactions (the "Reverse Stock Split") and (b) authorize a new class of common stock (the "Class B Common Stock") having eight votes per share in the election of directors of AmSurg so that, when exchanged for all of the shares of common stock of AmSurg then owned by AHC, AHC will own shares of common stock of AmSurg sufficient to constitute "control" within the meaning of Section 368(c) of the Code. The Reverse Stock Split will be accomplished by converting each three shares of common stock of AmSurg outstanding immediately prior to the Reverse Stock Split into a single share of a newly authorized class of common stock of AmSurg, denominated Class A Common Stock (the "Class A Common Stock"). Following the Recapitalization the only authorized classes of common stock will be Class A Common Stock and Class B Common Stock. Unless otherwise required by the IRS Ruling, the Class A Common Stock and Class B Common Stock will have the terms substantially as set forth in the Amended and Restated Charter approved by the AmSurg Board of Directors on the date hereof. It is understood and agreed that the number of votes per share of Class B Common Stock is required to be sufficient to enable AHC to distribute, in the Distribution, "control" of AmSurg within the meaning of Section 368(c) of the Code, after giving effect to any anticipated issuances of capital stock of AmSurg on the exercise of stock options and any issuances in possible equity financing transactions and acquisitions, but that AmSurg shall not issue more shares of Class B Common Stock than are to be issued in the Exchange. The Recapitalization is intended to qualify for tax free treatment, for federal income tax purposes, under Section 368(a)(1)(E) of the Code. In connection with the Recapitalization, no changes will be made in any options to purchase shares of AmSurg common stock, except that the shares of common stock authorized or subject to outstanding options will become shares of Class A Common Stock, the number of shares authorized or subject to outstanding options will be reduced on a one for three basis, and the exercise price per share will be proportionately increased in the Reverse Stock Split in accordance with the provisions of the plans under which such options were granted.

     2.4 Exchange. On or prior to the Distribution Date, AHC and AmSurg will enter into an Exchange Agreement in substantially the form approved by the AmSurg Board of Directors on the date hereof (the "Exchange Agreement"). Pursuant to the Exchange Agreement, on the Distribution Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.2 above and the completion of the Recapitalization, (a) AHC will deliver to AmSurg a number of shares of Class A Common Stock of AmSurg which will constitute all of the shares of AmSurg Class A Common Stock held by AHC as provided in the Exchange Agreement and (b) AmSurg will deliver to AHC the same number of shares of Class B Common Stock.

     2.5 Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 2.2 above and the completion of the Recapitalization and the Exchange, AHC will on the Distribution Date distribute to the AHC Holders (as hereinafter defined) all of the shares of Class A Common Stock and Class B Common Stock of AmSurg owned by AHC by delivering certificates for such shares to the transfer agent for the AHC Common Stock (the "Transfer Agent") for delivery to the AHC Holders. The Distribution shall be deemed to be effective upon notification by AHC to the Transfer Agent that the Distribution has been declared and is effective and that the Transfer Agent is authorized to proceed with the Distribution. No fractional shares shall be delivered to the AHC Holders in the Distribution. The shares that would otherwise be distributed as fractional shares to AHC Holders will be sold by the Transfer Agent on behalf of AHC Holders who would otherwise receive fractional shares and the proceeds of such sale will be paid to such AHC Holders in lieu of such fractional shares. The term "AHC Holders" means the holders of record of shares of AHC Common Stock on the date established by the Board of Directors of AHC as the record date for the Distribution (the "Distribution Record Date"). In connection with the Distribution, the exercise price of all outstanding options to purchase shares of AHC Common Stock and (if deemed appropriate by the Board of Directors AHC or the committee of the Board of Directors of AHC administering such plans) the number of shares of AHC Common Stock underlying such options shall be adjusted to reflect the effect of the Distribution in accordance with the provisions of the plans under which such options were granted.

     2.6 Certain Related Agreements. Effective upon the Distribution, AHC will enter into a Management and Human Services Agreement in substantially the form approved by the AmSurg Board of Directors on the date hereof, and AmSurg will assume all liabilities with respect to then current or former employees of AmSurg under employee benefit plans maintained by AHC as provided in such Management and Human Services Agreement. Following the Distribution, the Sublease Agreement between AHC and AmSurg will be continued in accordance with its terms.

     2.7 Governance of AmSurg Following the Distribution. Prior to the Distribution, AHC and AmSurg will agree on (a) a slate of directors to be elected as the members of the Board of Directors of AmSurg effective upon the Distribution and any terms and classes for such directors as may be agreed upon by AHC and AmSurg, (b) the persons to be the executive officers of AmSurg effective upon the Distribution, (c) the terms of any amendments to the Charter of AmSurg (other than any amendments to the Charter necessary to implement the Recapitalization in accordance with Section 2.3 hereof and the amendments referred to in Section 2.2(e) hereof) to be effective upon the Distribution, (d) the terms of any amendments to the Bylaws of AmSurg to be effective upon the Distribution, (e) the terms of a new Employee Stock Incentive Plan to be effective upon the Distribution and (f) the terms of advisory services to be provided by each of Thomas G. Cigarran and Henry D. Herr for AmSurg to be effective following the Distribution.

     2.8 Stock Incentive Plans and Agreements of AmSurg. AHC and AmSurg hereby agree that none of the transactions contemplated by this Distribution Agreement, including the Recapitalization, the Exchange and the Distribution, will constitute, individually or in the aggregate, a "change in control" under the terms of any stock incentive plan, stock incentive agreement, employment or severance agreement, or similar plan or agreement of AmSurg.

                                  ARTICLE III

                      COVENANTS PRIOR TO THE DISTRIBUTION

     3.1 Actions Prior to the Distribution. As promptly as practicable after the date hereof and prior to the Distribution Date:

          (a) AHC and AmSurg shall prepare, and shall file with the SEC, either
     (i) a Registration Statement on Form 10 under the Exchange Act, which shall set forth appropriate disclosure concerning AmSurg, the Distribution and certain other matters, or (ii) if AHC determines that the Distribution may not be effected without registration under the Securities Act, a registration statement under the Securities Act on an appropriate form covering the AmSurg common stock (the "33 Act Registration Statement") and a registration statement under the Exchange Act (the "34 Act Registration Statement"), which may include or incorporate by reference the information contained in the filings referred to in the 33 Act Registration Statement. AHC and AmSurg will use their best efforts to cause the Registration Statement on Form 10 or the 34 Act Registration Statement and the 33 Act Registration Statement, to be declared effective. The Registration Statement on Form 10 or 33 Act Registration Statement shall also serve as an Information Statement with respect to the Distribution to be delivered to the AHC Holders.

          (b) AHC and AmSurg shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by this Agreement.

          (c) AHC and AmSurg shall take all such action as may be necessary or appropriate under state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement.

          (d) AmSurg shall prepare and file and seek to make effective, an application to permit the inclusion on The Nasdaq Stock Market's National Market or the listing on a national securities exchange of each class of common stock of AmSurg to be distributed in the Distribution and each class into which such class or classes may be converted; provided, however, that no class that cannot by its terms be traded shall be required to be so included or listed.

          (e) AHC shall request the Division of Corporation Finance of the SEC to issue a no-action letter to the effect that it will not recommend enforcement action to the SEC if the Distribution is effected without registration under the Securities Act and such other matters as AHC or its counsel may deem necessary or appropriate.

          (f) AmSurg shall duly call and hold a meeting of its shareholders, and shall prepare and deliver to its shareholders a proxy statement with respect to such meeting, to approve the terms of the Recapitalization, the matters referred to in Section 2.7(a), (c), (d), (e) and (f) hereof and any other matters requiring approval in connection with the transactions contemplated by this Agreement.

          (g) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated by this Agreement.

     3.2 Amendment to AmSurg Documents. In order to better prepare itself for becoming a publicly traded company, AmSurg may amend or establish new employee benefit plans and amend or adopt other corporate documents as the Board of Directors of AmSurg may deem reasonably necessary or appropriate, subject to shareholder approval if necessary. AHC, as shareholder of AmSurg, shall vote in favor of any such actions submitted to shareholders of AmSurg to the extent that AHC agrees that such actions are necessary or appropriate for AmSurg as an independent public company.

     3.3 Agreement to Vote. AHC, in its capacity as a shareholder of AmSurg, hereby agrees to vote all shares of capital stock of AmSurg owned by AHC in favor of the Recapitalization, the matters referred to in Section 2.7(a), (c),
(d), (e) and (f) and, subject to Section 3.2 above, any other matters requiring the approval of the shareholders of AmSurg in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                      COVENANTS FOLLOWING THE DISTRIBUTION

     4.1 Compliance with IRS Ruling. Following the Distribution, each of AHC and AmSurg shall, and shall use its best efforts to cause each of its respective affiliates and subsidiaries to, comply with each representation and statement made, or to be made, to any taxing authority in connection with the IRS Ruling or any other ruling obtained, or to be obtained, by AmSurg and AHC acting together, from the IRS or any other taxing authority with respect to any transaction contemplated by this Agreement.

     4.2 Provision of Corporate Records. Except as may otherwise be provided in a Related Agreement, AHC shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated herein, for the transportation to AmSurg of the AmSurg Books and Records (as hereinafter defined) in its possession except to the extent such items are already in the possession of AmSurg or any of its subsidiaries. The AmSurg Books and Records shall be the property of AmSurg, but shall be available to AHC for review and duplication as is reasonably necessary until AHC shall notify AmSurg in writing that such records are no longer of use to AHC. "AmSurg Books and Records" means the books and records (including computerized records) of AmSurg and its subsidiaries and any other books and records of AHC or its subsidiaries which relate principally to the business of AmSurg and its subsidiaries, are necessary to conduct the business of AmSurg and its subsidiaries, or are required by law to be retained by AmSurg or its subsidiaries, including, without limitation, all such books and records relating to AmSurg employees, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to AmSurg or its subsidiaries or their businesses.

     4.3 Access to Information. Except as otherwise provided in a Related Agreement, from and after the Distribution Date, AHC shall afford to AmSurg and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within AHC's possession insofar as such access is reasonably required by AmSurg for the conduct of its business, subject to appropriate restrictions for classified or privileged information. Similarly, except as otherwise provided in a Related Agreement, AmSurg shall afford to AHC and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within AmSurg's possession, insofar as such access is reasonably required by AHC for the conduct of its business, subject to appropriate restrictions for classified or privileged information. Information may be requested under this Article IV for the legitimate business purposes of either party, including without limitations, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and transactions contemplated hereby.

     4.4 Production of Witnesses. At all times from and after the Distribution Date, each of AmSurg and AHC shall use reasonable efforts to make available to the other, upon written request, its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may be involved.

     4.5 Retention of Records. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of AmSurg and AHC may destroy or otherwise dispose of any of the Information at any time after the seventh anniversary of this Agreement. Notwithstanding the foregoing, either party may destroy or dispose of such Information at any time if prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

     4.6 Confidentiality. Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all non-public Information concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who agree to be bound by the provisions of this Section 4.6. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential Information.

     4.7 Indemnification. From and after the Distribution Date, except as otherwise provided in any Related Agreement, (a) AHC will indemnify and hold AmSurg harmless from and against all liabilities with respect to the business and assets of AHC and its subsidiaries (other than AmSurg and its subsidiaries) whether arising before or after the Distribution Date, other than liabilities arising out of the gross negligence or fraud of AmSurg and (b) AmSurg will indemnify and hold AHC harmless from and against all liabilities with respect to the business and assets of AmSurg and its subsidiaries, whether arising before or after the Distribution Date, other than liabilities arising out of the gross negligence or fraud of AHC.

                                   ARTICLE V

                           MISCELLANEOUS AND GENERAL

     5.1 Termination; Modification or Amendment. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Recapitalization by mutual agreement of AmSurg and AHC. In the event of such termination, no party shall have any liability of any kind to any other party. The parties hereto may modify or amend this Distribution Agreement by written agreement executed and delivered by authorized officers of the respective parties.

     5.2 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to transactions occurring solely within the State of Delaware.

     5.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail; return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) If to AHC:

            American Healthcorp, Inc.
            One Burton Hills Boulevard
            Nashville, Tennessee 37215
            Attention: Thomas G. Cigarran

        with a copy to:

            James H. Cheek, III
            Bass, Berry & Sims PLC
            2700 First American Center
            Nashville, TN 37238

        (b) If to AmSurg:

            AmSurg Corp.
            One Burton Hills Boulevard
            Nashville, Tennessee 37215
            Attention: Ken P. McDonald

        with a copy to:

            Byron R. Trauger
            Doramus, Trauger & Ney
            222 Fourth Avenue North
            Nashville, Tennessee 37219

     5.5 Captions. All section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     5.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party and any such assignment of obligation shall relieve the assigning party from its responsibility hereunder. Except as expressly otherwise provided herein, nothing contained in this Agreement or the agreements referred to herein is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement and such other agreements.

     5.7 Further Assurances. AHC and AmSurg will do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby.

     5.8 Expenses. Each party will bear its own expenses in connection with the transactions contemplated by this Agreement; provided, however, that (a) AHC and AmSurg will share equally the costs of (i) preparing the Registration Statement on Form 10 (or the 33 Act Registration Statement and 34 Act Registration Statement, as applicable), (ii) preparing the Distribution Agreement and Related Agreements and (iii) preparing the no-action letter; (b) AmSurg will be responsible for the costs of (i) preparing and, as required, filing any charter amendment or merger required to effect the Recapitalization, (ii) preparing, printing (or reproducing) and mailing a proxy statement for purposes of soliciting the votes of shareholders of AmSurg in order to effect the Recapitalization and to obtain any other required approvals of the shareholders of AmSurg, (iii) listing or other inclusion of the shares of AmSurg common stock on the Nasdaq National Market or on a national securities exchange, (iv) the SEC's registration fees, (v) any required registration or qualification of any shares of AmSurg common stock under state Blue Sky and securities laws, (vi) the preparation of stock certificates for the shares of AmSurg common stock to be distributed in connection with the Recapitalization, the Exchange and the Distribution, (vii) the fees and expenses of J.C. Bradford & Co., (viii) the fees of Doramus, Trauger & Ney and, with respect to services performed on behalf of AmSurg, Bass, Berry & Sims PLC,
(ix) preparing and auditing the separate financial statements of AmSurg and its consolidated subsidiaries and (x) obtaining any governmental or third party consents or approvals required to be obtained on the part of AmSurg in connection with the transactions contemplated by this Agreement; and (c) AHC will be responsible for the costs of (i) preparing the Ruling Request, (ii) printing (or reproducing) and mailing the Information Statement included in the Registration Statement on Form 10 to AHC Holders, (iii) the fees and expenses of the Transfer Agent in connection with the Distribution, (iv) the fees and expenses of Morgan Keegan & Co., Inc. and Houlihan, Lokey, Howard & Zukin, (v) the fees and expenses of Bass, Berry & Sims PLC with respect to services performed on behalf of AHC, (vi) preparing and auditing the financial statements of AHC and its consolidated subsidiaries (except for the separate financial statements of AmSurg and its consolidated subsidiaries as provided in clause
(b)(ix) above) and (vii) obtaining any governmental or third party consents or approvals required to be obtained on the part of AHC in connection with the transactions contemplated by this Agreement.

     5.9 Dispute Resolution.

          (a) Submission of Disputes to Arbitration. Any claims, demands, disputes, differences, controversies, and/or misunderstandings arising under, out of, or in connection with, or in relation to this Agreement (collectively, a "Dispute"), shall be settled by submission of such Dispute (if not theretofore resolved by the parties hereto) within 45 days of assertion to arbitration in accordance with the provisions of this Section
     5.9 and the Commercial Arbitration Rules of the American Arbitration Association.

          (b) Selection of Arbitrators.

             (i) The parties may agree upon one arbitrator whose decision will be final and binding on them; otherwise there shall be three arbitrators, with one named in writing by each party and the third chosen by these two arbitrators (without necessary delay), and the decision in writing signed by those assenting thereto of any two of the arbitrators shall be final and binding on the parties.

             (ii) No one shall be nominated or act as an arbitrator who is in any way financially interested in this Agreement or in the business of either party hereto.

          (c) Consent to Jurisdiction. Any and all arbitrations shall take place pursuant to the laws of the State of Delaware, and consent is hereby given to jurisdiction of courts of the State of Delaware over the parties to this Agreement in reference to any matter arising out of arbitration or this Agreement, including but not limited to confirmation of any award and enforcement thereof by entry of judgment thereon or by any other legal remedy.

          (d) Costs of Arbitration. The cost of any arbitration (including the fees of the arbitrator or arbitrators) pursuant to this Agreement shall be borne equally by each party to the Dispute, unless otherwise determined by the arbitrator or arbitrators.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          AMERICAN HEALTHCORP, INC.

                                          By: /s/ HENRY D. HERR
                                            ------------------------------------
                                              Name: Henry D. Herr
                                              Title: Executive Vice President

                                          AMSURG CORP.

                                          By: /s/ CLAIRE M. GULMI
                                            ------------------------------------
                                              Name: Claire M. Gulmi
                                              Title: Senior Vice President

                                                                     APPENDIX B

                                                      [J.C. Bradford Letterhead]

                                                                  March 7, 1997

Special Committee of the Board of Directors
AmSurg Corp.
One Burton Hills Boulevard
Suite 350
Nashville, TN 37215

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $0.01 per share (the "AmSurg Common Stock"), of AmSurg Corp. (the "Company" or "AmSurg"), other than American Healthcorp, Inc. ("AHC") (such shareholders being collectively referred to herein as the "Unaffiliated Shareholders"), of the proposed recapitalization (the "Recapitalization") and proposed exchange (the "Exchange") of the Common Stock, and the proposed distribution (the "Distribution") to the holders of AHC common stock, par value $0.001 per share (the "AHC Common Stock") of all the outstanding AmSurg Common Stock owned by AHC. For purposes of this opinion, we have assumed that the draft Distribution Agreement in the form previously provided to us will not vary in any material respect form the Distribution Agreement to be signed by the parties thereto.

     The Recapitalization provides for, among other things, the conversion of all shares of AmSurg Common Stock into shares of newly-issued AmSurg Class A Common Stock, no par value (the "Class A Common Stock"), which will reduce on a 1 for 3 basis the number of outstanding shares of Common Stock through a reverse stock split (the "Reverse Stock Split"). Immediately following the Reverse Stock Split, AHC will exchange its shares of Class A Common Stock for shares of Class B common stock, no par value (the "Class B Common Stock"). The sole purpose for the Exchange is to increase the voting power of AHC in AmSurg prior to the Distribution to the extent required in order for the Distribution to qualify for substantially tax-free treatment for federal income tax purposes. The shares of Class A Common Stock will have one vote per share on all matters, while the shares of Class B Common Stock will have 7 votes per share on the election or removal of directors of AmSurg and one vote per share on all other matters. The shares of Class B Common Stock will convert automatically into shares of Class A Common Stock upon the first transfer following the Distribution. The shares of Class A and Class B Common Stock will be entitled to share ratably in any dividends other than dividends payable with respect to AmSurg preferred stock. In all other respects, the Class A Common Stock and Class B Common Stock will be identical. No further shares of Class B Common Stock will be issued following the Distribution.

     In the Distribution, each holder of AHC Common Stock on the Distribution Record Date will receive a dividend of 69 shares of AmSurg Class B Common Stock for every 100 shares of AHC Common Stock owned by such holder on the Distribution Record Date, with cash being paid in lieu of fractional interests in a share of Class B Common Stock.

     J.C. Bradford & Co., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes.

J.C. Bradford (Address)

We have acted as financial advisor to the Special Committee of the Board of Directors of AmSurg in connection with the proposed Recapitalization, Exchange and Distribution and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

     In conducting our analyses and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following: (i) the proposed terms of the Recapitalization, Exchange and Distribution; (ii) the historical and current financial position and results of operations of AHC as set forth in its periodic reports and proxy materials filed with the Securities and Exchange Commission; (iii) the audited financial statements of AmSurg for the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996, as contained in the Information Statement; (iv) certain internal operating data and financial analyses, including forecasts of AmSurg for the years beginning January 1, 1996 and ending December 31, 2001, which assume no future changes in accounting principles which would have a material affect on AmSurg's financial statements; (v) the past and current business, financial condition and prospects of AmSurg and AHC as discussed with certain senior officers of AmSurg and AHC; (vi) certain financial, operating and securities trading data of certain other public companies that we believed to be comparable to AmSurg or relevant to the transaction, with such information taken from individual companies' annual reports, SEC Forms 10-K and 10-Q; (vii) the financial terms of certain other transactions that we believed to be relevant;
(viii) data relating to public companies with two classes of stock, including an analysis of float of the classes, historical price and volume data, data relating to voting rights of the stocks, and data relating to economic differences in the classes, such as different dividend rights; (ix) reported price and trading activity for the shares of AHC Common Stock; (x) a draft of the Information Statement included in the registration Statement on Form 10 for the AmSurg Common Stock filed with the Securities and Exchange Commission; (xi) the tax ruling request, as supplemented, to the Internal Revenue Service from AHC and AmSurg; and (xii) such other financial studies, analyses, and investigations as we deemed appropriate for purposes of our opinion.

     We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industries in which AmSurg and AHC operate generally. Our opinion is necessarily based upon the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of AmSurg's and AHC's respective senior management as to the recent and likely future performance of their respective companies. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based. Also, we have not conducted a physical inspection of all of the properties and facilities of AmSurg and AHC, and we have not made an independent evaluation or appraisal of the assets and liabilities of AmSurg and AHC or any of their respective subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal.

     AmSurg is entitled to reproduce this opinion, in whole or in part, in its Form 10 filed with the Securities and Exchange Commission and in any proxy statement circulated in connection with the Recapitalization, Exchange and Distribution as required by applicable law or as may be appropriate; provided, that any excerpt from or reference to this opinion (including any summary thereof) in such document must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any holder of shares of AmSurg Common Stock to vote in favor of the Recapitalization, Exchange and Distribution. We were engaged by the Special Committee of the Board of Directors of AmSurg to render this opinion, upon the Special Committee's request, in connection with the discharge of its fiduciary obligations and understand and consent to the fact that the AmSurg Board of Directors has received copies of this Opinion and is entitled to rely upon it in connection with the discharge of its fiduciary duties. We have advised the Special Committee of the Board of Directors that we do not believe that any person (including a shareholder of the Company) other than the Special Committee of the Board of Directors and the Board of Directors has the legal right to rely upon this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of AmSurg's Board of Directors under applicable state law.

     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Recapitalization, Exchange and Distribution are fair to the Unaffiliated Shareholders from a financial point of view.

                                          Sincerely,

                                          /s/ J.C. BRADFORD & CO.
                                          --------------------------------------
                                          J.C. BRADFORD & CO.

                                                                   MORGAN KEEGAN
--------------------------------------------------------------------------------
MORGAN KEEGAN & COMPANY, INC.
MORGAN KEEGAN TOWER
FIFTY FRONT STREET
MEMPHIS, TENNESSEE 38103
901/524-4100 TELEX 69-74324
WATS 800/368-7426

MEMBERS NEW YORK STOCK EXCHANGE, INC.

                                                                      APPENDIX C

                                                                   March 7, 1997

The Board of Directors
American Healthcorp, Inc.
One Burton Hills Boulevard
Nashville, TN 37215

Gentlemen:

     We have acted as financial advisor to American Healthcorp, Inc., a Delaware corporation ("AHC"), in connection with the proposed recapitalization (the "Recapitalization") of the common stock of AmSurg Corp., a Tennessee Corporation ("AmSurg"), the proposed exchange of AHC's Class A Common Stock in AmSurg for Class B Common Stock in AmSurg ("the Exchange") and the proposed distribution (the "Distribution") to the holders of AHC common stock, par value $0.001 per share (the "AHC Common Stock"), of 59% of the outstanding common stock, no par value (the "AmSurg Common Stock") of AmSurg. We have been advised that the purposes of the Recapitalization, the Exchange and the Distribution are as set forth in the Information Statement proposed to be sent to the stockholders of AHC, a draft of which has been furnished to us. The Recapitalization, the Exchange and the Distribution are described more fully in such Information Statement. You have requested our opinion as to whether the Recapitalization, the Exchange and the Distribution are fair to the holders of AHC Common Stock from a financial point of view. We have assumed that the Distribution will be substantially tax-free to AHC and its stockholders as set forth in the Information Statement. We have not been asked to, and do not, express any opinion as to the valuation, future performance or long-term viability of AmSurg or AHC as an independent public company following either the Recapitalization, the Exchange or the Distribution. This opinion does not opine on or give any assurance of the prices at which the shares of AHC Common Stock, AmSurg Class A Common Stock, or AmSurg Class B Common Stock will actually trade after the Distribution.

     In connection with our review of the Recapitalization, the Exchange and the Distribution, and in arriving at our opinion, we have, among other things:

          (i) reviewed the publicly available consolidated financial statements of AHC and certain other relevant financial and operating data of AHC made available to us from published sources and by officers of AHC;

          (ii) reviewed the financial statements of AmSurg contained in the Information Statement;

          (iii) reviewed certain internal financial and operating information, including certain projections, relating to AHC and AmSurg prepared by the managements of AHC and AmSurg, respectively;

          (iv) discussed the business, financial condition and prospects of AHC with certain officers of AHC;

          (v) discussed the business, financial condition and prospects of AmSurg with certain officers of AHC and AmSurg;

          (vi) reviewed the financial terms of the Recapitalization, the Exchange and the Distribution;

          (vii) reviewed the financial terms, to the extent publicly available, of certain transactions we deemed relevant;

          (viii) reviewed certain publicly available information relating to certain companies we deemed appropriate in analyzing AHC and AmSurg;

          (ix) reviewed the trading history of AHC Common Stock;

          (x) reviewed a draft of the Information Statement to be included in the Registration Statement on Form 10 for the AmSurg Common Stock to be filed with the Securities and Exchange Commission (the "Information Statement") ;

          (xi) reviewed the tax ruling request filed on behalf of AHC and AmSurg that seeks a ruling that, among other things, the Distribution will be substantially tax-free to AHC and its stockholders; and

          (xii) performed such other analyses and examinations and considered such other information, financial studies, analysis and investigations and financial, economic and market data as we deemed relevant.

     We have not independently verified any of the information concerning AHC or AmSurg considered in connection with our review of the Recapitalization, the Exchange and the Distribution and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AHC and AmSurg as to the expected future financial performance of their respective companies. In our analysis, we considered the financial aspects of certain alternatives available to AHC, including the sale of certain of AHC's subsidiaries to an unaffiliated purchaser, the sale of all or a portion of AmSurg to the public through an initial public offering, and the continuance of AmSurg as an AHC subsidiary. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this opinion.

     In connection with our opinion, we have assumed that the Recapitalization, the Exchange and the Distribution will be consummated on the terms and subject to the conditions described in the Information Statement. We have also assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on AHC or AmSurg.

     Morgan Keegan & Company, Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors of AHC in connection with the Recapitalization, the Exchange and the Distribution and will receive a fee for our services. Morgan Keegan & Company, Inc. may act as a market maker and broker in AHC and AmSurg Common Stock following the Distribution.

     This letter and the opinion stated herein are solely for the use of AHC's Board of Directors and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent.

     Based upon and subject to the foregoing and such other matters as we deem relevant, we are of the opinion that as of the date hereof, the Recapitalization, the Exchange and the Distribution are fair to the holders of AHC Common Stock from a financial point of view.

     We hereby consent to the inclusion of the full extent of our opinion and a summary thereof in the Registration Statement on Form 10 for AmSurg and the AHC Information Statement and to references to our name therein.
                                          Sincerely,

                                          /s/ MORGAN KEEGAN & COMPANY, INC.
                                          --------------------------------------
                                               Morgan Keegan & Company, Inc.

                                    PART II.

                    RECENT SALES OF UNREGISTERED SECURITIES


     During the period beginning February 1, 1994 and ending May 16, 1997, AmSurg has issued the following securities:


          (A) At various times since February 1, 1994, AmSurg has sold an aggregate of 2,415,990 shares of common stock to certain founding stockholders and AHC for per share stock prices ranging from $2.94 to $5.37. These purchases were primarily used to fund the continued operations of AmSurg, including acquisitions and development of surgery centers during that period. On February 26, 1996, AHC exercised warrants issued to it by AmSurg for the purchase of 85,906 shares of AmSurg common stock at a per share exercise price of $2.70. The warrants were issued in consideration for AHC's guaranty of AmSurg debt.

          (B) At various times since February 1, 1994, AmSurg has granted options to purchase shares of AmSurg common stock to various employees. Options to purchase 2,917 shares of AmSurg common stock were exercised on July 26, 1996 at per share prices ranging from $2.52 to $3.33.


          (C) At various times since February 1, 1994, AmSurg has sold an aggregate of 1,385,418 shares of common stock to physician practices and individual physicians as partial consideration in connection with the acquisitions of surgery centers and in private placements to physician partners in connection with the development of surgery centers. The per share prices of these sales ranged from $2.94 to $6.15.


          (D) On November 20, 1996, AmSurg sold an aggregate of 500,000 shares of Series A Preferred Stock and 416,666 shares of Series B Preferred Stock to three investors in a private placement. The per share price for the Series A Preferred Stock and Series B Preferred Stock was $6.00 for an aggregate sale price of $5,500,000.


          (E) On March 14, 1997, AmSurg sold an aggregate of 8,460 shares of common stock to Steven I. Geringer, a newly elected director, at a per share price of $6.15.



     The shares described above were issued without registration under the Securities Act in reliance upon the exemptions from registration afforded by
Section 4(2) of the Securities Act and Regulation D of the Securities Act. Reference is made to "THE DISTRIBUTION -- The Exchange" regarding shares of AmSurg Common Stock to be issued in connection with the Reverse Stock Split and the Exchange. The issuance of shares of Class A Common Stock in the Reverse Stock Split and the Exchange will occur without registration under the Securities Act in reliance upon the exemption from registration afforded by
Section 3(a)(9) of the Securities Act.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          AMSURG CORP.

                                          By: /s/ KEN P. MCDONALD
                                            ------------------------------------
                                          Name: Ken P. McDonald
                                          Title: President


Date: May 21, 1997

                               INDEX TO EXHIBITS


EXHIBIT
 NUMBER                               DESCRIPTION
--------                              -----------
  (2.1)    --   Distribution Agreement
 *(2.2)    --   Exchange Agreement
  (3.1)    --   Amended and Restated Charter of AmSurg
 *(3.2)    --   Amended and Restated Bylaws of AmSurg
  (4.1)    --   Specimen certificate representing the Class A Common Stock
  (4.2)    --   Specimen certificate representing the Class B Common Stock
 *(4.3)    --   Form of Stockholders' Agreement between AmSurg and certain investors
 *(4.4)    --   Preferred Stock Purchase Agreement dated as of November 20,
                1996 by and among AmSurg, Electra Investment Trust P.L.C.,
                Capitol Health Partners, L.P. and Michael E. Stephens.
*(10.1)    --   Form of Management and Human Resources Agreement between
                AmSurg and AHC
*(10.2)    --   Registration Agreement, dated April 2, 1992, as amended
                November 30, 1992, and November 20, 1996 among AmSurg and
                certain named investors therein
*(10.3)    --   Form of Indemnification Agreement with directors, executive officers and advisors
*(10.4)    --   Second Amended and Restated Loan Agreement dated as of April
                15, 1997 among AmSurg, SunTrust Bank, Nashville, N.A., and
                NationsBank of Tennessee, N.A., as amended on May 6, 1997.
*(10.5)    --   Sublease dated as of June 9, 1996 between AHC and AmSurg
*(10.6)    --   Letter Agreement dated as of December 31, 1996 between
                AmSurg and AHC
*(10.7)    --   1992 Stock Option Plan
*(10.8)    --   1997 Stock Incentive Plan
*(10.9)    --   Form of Employment Agreement with executive officers
*(10.10)   --   Form of Advisory Agreement with Thomas G. Cigarran and Henry
                D. Herr
 (21.1)    --   Subsidiaries of AmSurg
*(27.1)    --   Financial Data Schedule
*(27.2)    --   Financial Data Schedule


---------------


  * Previously filed.